--------------------------------------------------------------------------------
                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


         Filed by the Registrant |X|
         Filed by a party other than the Registrant |_|

     Check the appropriate box:
            |X|   Preliminary Proxy Statement
            |_|   Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
            |_|   Definitive Proxy Statement
            |_|   Definitive Additional Materials
            |_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DavCo Restaurants, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

            |_|   No fee required.
            |X|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

     (1) Title of each class of securities to which transaction applies:

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

                        5,957,165 shares of Common Stock*
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     $20.00
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

                                  $119,143,300*
--------------------------------------------------------------------------------
     (5) Total fee paid:
                                    $23,829**
--------------------------------------------------------------------------------
     |_|         Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:  (2) Form, Schedule or Registration
                                        Statement no.:

--------------------------------------------------------------------------------
     (3)Filing party:             (4) Date filed:

* For purposes of calculation of the filing fee only. Assumes the purchase, at a purchase price of $20.00 per share of Common Stock, of 5,957,165 shares of Common Stock of the Registrant, representing all of such Common Stock outstanding on a fully diluted basis (assuming the exercise of options and warrants to acquire shares of Common Stock and excluding shares of Common Stock owned by DavCo Acquisition Holding Inc.). The above calculation is based on the most recent publicly available data for the Registrant.
**   The amount of the filing fee equals 1/50th of 1% of the transaction value.

                             DAVCO RESTAURANTS, INC.
                             1657 Crofton Boulevard
                             Crofton, Maryland 21114



                                                              , 1997


Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of DavCo Restaurants, Inc. ("DavCo" or the "Company") to consider the important matter of the acquisition of the Company by DavCo Acquisition Holding Inc., a Delaware corporation ("DAC"). DAC is a corporation recently organized and owned by Ronald D. Kirstien, Harvey Rothstein, Citicorp Venture Capital, Ltd. ("CVC") and certain affiliates of Messrs. Kirstien and Rothstein and CVC (collectively, the "Affiliated Stockholders"). The meeting will be held on January 12, 1998, at 10:00 a.m., local time, at the offices of the Company, located at 1657 Crofton Boulevard, Crofton, Maryland 21114.

         As explained in the enclosed Notice of Special Meeting of Stockholders and Proxy Statement, the purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Restated Agreement and Plan of Merger dated as of October 21, 1997 (the "Merger Agreement") among the Company, DAC and DavCo Merger Sub Inc. ("DAC Sub"). Pursuant to the Merger Agreement, DAC Sub will merge with and into the Company (the "Merger"), and the Company will continue as the surviving corporation and a wholly-owned subsidiary of DAC. As a stockholder, if the Merger is consummated, your ownership interest in the Company will be converted automatically into the right to receive $20.00 in cash, without interest, per share of common stock of the Company you own, unless you exercise and perfect appraisal rights in accordance with Delaware law. The treatment in the Merger of outstanding stock options and warrants to purchase shares of common stock of the Company is described in the accompanying Proxy Statement.

         Details of the Merger Agreement and other important information appear in the attached Proxy Statement. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement.

         The Board of Directors has approved unanimously the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the stockholders of the Company and has recommended that the stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. The Company has retained Equitable Securities Corporation ("Equitable") to act as financial advisor to the Board and to assist it in its review and consideration of the Merger. Equitable has rendered an opinion, confirmed as of the date hereof, that based upon the various considerations described in the opinion, the consideration to be received by the Company's stockholders (other than DAC) pursuant to the terms of the Merger Agreement is fair to them from a financial point of view. A copy of the opinion of Equitable is set forth in full as Annex B to the attached Proxy Statement.

         According to the laws of the State of Delaware, the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to adopt the Merger Agreement and to consummate the Merger. In addition, the Company's Restated Certificate of Incorporation and the Merger Agreement provide that the affirmative vote of the holders of a majority of the outstanding shares of common stock that are not owned beneficially by the Affiliated Stockholders or their affiliates or associates also is required to adopt the Merger Agreement and to consummate the Merger. This voting requirement affords the Company's "public" stockholders the opportunity to approve or reject the Merger.

         Important information regarding the proposed Merger is included in the enclosed Proxy Statement. You are urged to read the Proxy Statement carefully.

         WE URGE YOU TO READ THE ENCLOSED MATERIALS CAREFULLY. We would like your shares to be represented, and we hope you can attend the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible. If after voting your shares by proxy, you decide to change your vote or that you would rather vote your shares in person, you may do so at any time prior to or at the Special Meeting. Please do not send in your stock certificates at this time.

                                            Sincerely,


                                            Ronald D. Kirstien
                                            Chairman, President and Chief
                                            Executive Officer

                             DAVCO RESTAURANTS, INC.
                             1657 Crofton Boulevard
                             Crofton, Maryland 21114


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be held January 12, 1998

To the Stockholders of DavCo Restaurants, Inc.:

      NOTICE HEREBY IS GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of DavCo Restaurants, Inc., a Delaware corporation ("DavCo" or the "Company"), will be held on January 12, 1998, at 10:00 a.m., eastern time, at the offices of the Company, 1657 Crofton Boulevard, Crofton, Maryland 21114, for the following purposes:

      1. To consider and vote upon a proposal to adopt the Restated Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among the Company, DavCo Acquisition Holding Inc., a Delaware corporation ("DAC"), and DavCo Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DAC ("DAC Sub"), pursuant to which: (a) DAC Sub will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of DAC; and (b) each share of the Company's common stock, par value $.001 per share (the "Shares"), that is issued and outstanding at the effective time of the Merger (the "Effective Time") (other than Shares held in the Company's treasury, by any subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly in accordance with Delaware law) will be converted into the right to receive $20.00 in cash, without interest; and

      2. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements thereof.

      These transactions and other related matters are more fully described in the accompanying Proxy Statement and the Annexes and Schedules thereto. A copy of the Merger Agreement is attached as Annex A to, and described in, the accompanying Proxy Statement.

      The Board of Directors has fixed the close of business on November 28, 1997 as the record date for determination of the holders of Shares entitled to notice of and to vote at the Special Meeting. Only stockholders of record at the close of business on November 28, 1997 are entitled to receive notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. According to the laws of the State of Delaware, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and to consummate the Merger. In addition, the Company's Restated Certificate of Incorporation and the Merger Agreement provide that the affirmative vote of the holders of a majority of the outstanding Shares that are not owned beneficially by Ronald D. Kirstien and certain of his affiliates, Harvey Rothstein and certain of his affiliates, Citicorp Venture Capital, Ltd. and certain of its affiliates, or any of their respective affiliates or associates, also is required to adopt the Merger Agreement and to consummate the Merger. See "INTRODUCTION-Voting at the Special Meeting" in the accompanying Proxy Statement.

      Stockholders of the Company who do not vote in favor of adoption of the Merger Agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law, as amended (the "DGCL"), will have the right to demand appraisal of their shares in connection with the Merger. Generally, to preserve appraisal rights, a Stockholder must (1) before the vote with respect to the Merger Agreement is taken at the Special Meeting, deliver to the Company a written demand for appraisal of his, her or its Shares and (2) not vote in favor of adoption of the Merger Agreement. For a description of appraisal rights, see the information provided in the accompanying Proxy Statement under the caption "APPRAISAL RIGHTS." See also Annex C to the accompanying Proxy Statement for a copy of Section 262 of the DGCL.

      Whether or not you intend to be personally present at the Special Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope. Stockholders who attend the Special Meeting may vote in person even if they have returned a proxy card.

                                             By Order Of The Board of Directors



                                             David J. Norman
                                             Secretary




Crofton, Maryland
___________, 1997



--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.
             PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD
                AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED,
                         WHETHER OR NOT YOU INTEND TO BE
                         PRESENT AT THE SPECIAL MEETING.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
--------------------------------------------------------------------------------

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR
                UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION
                 CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.


                             DAVCO RESTAURANTS, INC.
                             1657 Crofton Boulevard
                             Crofton, Maryland 21114


                              --------------------

                                 PROXY STATEMENT

                              --------------------


                         SPECIAL MEETING OF STOCKHOLDERS


                           To Be Held January 12, 1998

         This Proxy Statement is being furnished to the stockholders (the "Stockholders") of DavCo Restaurants, Inc., a Delaware corporation ("DavCo" or the "Company"), in connection with the solicitation by the Company's Board of Directors (the "Board of Directors" or the "Board") of proxies from holders of outstanding shares of common stock, par value $.001 per share, of the Company (the "Shares"), for use at the Special Meeting of Stockholders to be held at the Company's principal office at 1657 Crofton Boulevard, Crofton, Maryland 21114, on January 12, 1998, at 10:00 a.m., eastern time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the form of proxy attached hereto are first being mailed to the Stockholders on or about ________, 1997.

         At the Special Meeting, the Stockholders will consider and vote upon a proposal to adopt the Restated Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among DavCo, DavCo Acquisition Holding Inc., a Delaware corporation ("DAC"), and DAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DAC ("DAC Sub"). A copy of the Merger Agreement is attached as Annex A to this Proxy Statement. The Merger Agreement provides for the merger of DAC Sub with and into DavCo (the "Merger"), following which DavCo will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of DAC. Ronald D. Kirstien, President, Chief Executive Officer and Chairman of the Board of Directors of DavCo ("Mr. Kirstien"), certain affiliates of Mr. Kirstien (together with Mr. Kirstien, the "Kirstien Investors), Harvey Rothstein, Senior Executive Vice President and a director of DavCo ("Mr. Rothstein"), certain affiliates of Mr. Rothstein (together with Mr. Rothstein, the "Rothstein Investors'), and Citicorp Venture Capital, Ltd., a principal stockholder of DavCo ("CVC"), and certain affiliates of CVC and its employees (together with CVC, the "CVC Investors" and, together with the Kirstien Investors and the Rothstein Investors and CVC, the "Affiliated Stockholders"), have organized DAC and DAC Sub for the purpose of acquiring DavCo. It is expected that prior to consummation of the Merger all of the equity interests in

DAC will be owned by Messrs. Kirstien and Rothstein and the CVC Investors. If the Merger is consummated, the ownership interests of the Stockholders in DavCo (other than the ongoing interest of the Affiliated Stockholders through their ownership of DAC) will cease, and each Share outstanding at the time the Merger becomes effective under Delaware law (the "Effective Time") (other than Shares held at the Effective Time in DavCo's treasury, by any subsidiary of DavCo, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly under Delaware law) will be converted into the right to receive $20.00 in cash, without interest. For additional information concerning the terms and conditions of the Merger, see "THE MERGER." For further information concerning the ownership of DAC and a description of the conflicts of interest of certain members of the Board of Directors, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger" and "CERTAIN INFORMATION CONCERNING DAC, DAC SUB AND AFFILIATES."

         The affirmative vote of the holders of a majority of the outstanding Shares and the affirmative vote of the holders of a majority of the outstanding Shares that are not owned beneficially by the Affiliated Stockholders or by persons that are "affiliates" or "associates" (as such terms are defined in rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Affiliated Stockholders (such holders other than the Affiliated Stockholders and such affiliates and associates being referred to collectively as the "Unaffiliated Stockholders") are required to adopt the Merger Agreement and to consummate the Merger. See "THE MERGER--Stockholder Adoption of the Merger Agreement."

         The Board of Directors approved unanimously the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, all of its Stockholders, including the Unaffiliated Stockholders, and has recommended that the Stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. See "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC" and "--Interests of Certain Persons in the Merger."

         THE MERGER INVOLVES A MATTER OF GREAT IMPORTANCE TO THE COMPANY'S STOCKHOLDERS. IF THE MERGER IS APPROVED AND CONSUMMATED, EACH SHARE OF THE COMPANY'S COMMON STOCK (OTHER THAN THOSE HELD IN THE COMPANY'S TREASURY, BY ANY SUBSIDIARY OF THE COMPANY, BY DAC OR BY DAC SUB AND THOSE AS TO WHICH APPRAISAL RIGHTS ARE PROPERLY PERFECTED) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $20.00 IN CASH, AND THE STOCKHOLDERS' EQUITY INTEREST IN THE COMPANY (OTHER THAN THE ONGOING INTEREST OF THE AFFILIATED STOCKHOLDERS THROUGH THEIR OWNERSHIP OF
DAC) WILL CEASE. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION SUMMARIZED BELOW AND PRESENTED ELSEWHERE IN THIS PROXY STATEMENT.

         The date of this Proxy Statement is ___________, 1997.

                                TABLE OF CONTENTS

                                                Page
                                                ----

Summary........................................    4
Introduction...................................   10
Special Factors................................   13
   Background of the Merger....................   13
   Past Contacts with Wendy's..................   15
   Fairness of the Merger; Recommendation of
      the Board of Directors; Position of DAC..   20
   Opinion of Financial Advisor................   24
   Purpose of the Merger.......................   31
   Interests of Certain Persons in the Merger..   33
   Certain Effects of the Merger...............   34
   Plans for the Company After the Merger......   35
   Risk that the Merger Will Not Be
      Consummated..............................   35
   Certain Risks in the Event of Bankruptcy....   36
   Certain Litigation..........................   36
The Merger.....................................   37
   General.....................................   37
   Effective Time of the Merger................   37
   Stockholder Adoption of the Merger
      Agreement................................   37
   Payment for Shares..........................   38
   The Payment Fund............................   38
   Regulatory Matters..........................   38
   Conditions to Consummation of the Merger....   38
   Certain Covenants...........................   39
   Termination.................................   40
   Expenses....................................   41
   Indemnification of Directors and Officers...   41
   Accounting Treatment of the Merger..........   42
Financing of the Merger........................   42
    Debt Financing.............................   42
    Fees and Expenses..........................   44
Certain Federal Income Tax Consequences........   44
Appraisal Rights...............................   45
Certain Information Concerning DAC,
   DAC Sub and Affiliates......................   48
Business of the Company........................   49
Selected Historical Financial Data of
   the Company.................................   56
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................   57
Certain Information Regarding the Directors
   and Executive Officers of the Company.......   64
Market Prices and Dividends on the Shares......   68
Certain Transactions in the Common Stock.......   68
Security Ownership of the Company..............   69
Incorporation of Certain Documents by
   Reference...................................   70
Additional Available Information...............   70
Independent Accountants........................   71
Stockholder Proposals..........................   71
Other Matters..................................   71
Index to Consolidated Financial Statements.....  F-1

Annexes
Annex A - Amended and Restated Agreement
    and Plan of Merger
Annex B - Opinion of Equitable Securities
    Corporation dated November 6, 1997
Annex C - Section 262 of the Delaware General
    Corporation Law

Schedules
Schedule I - Purchases of Shares by DavCo since August 31, 1995

--------------------------------------------------------------------------------

                                     SUMMARY

Certain significant matters discussed in this Proxy Statement are summarized below. This summary is not intended to be a complete discussion of the matters contained herein, and is qualified in all respects by the detailed information appearing elsewhere in this Proxy Statement and the Annexes and Schedules hereto. Stockholders are urged to review carefully this Proxy Statement and each of the Annexes and Schedules hereto in their entirety. Unless defined previously or herein, the capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Cross references in this summary are to captions in this Proxy Statement.

Date, Time and Place of the Special Meeting

         The Special Meeting will be held at the Company's principal office at 1657 Crofton Boulevard, Crofton, Maryland 21114, on January 12, 1998, at 10:00 a.m., eastern time.

Purpose of the Special Meeting

         At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement pursuant to which DAC Sub will merge with and into the Company, and the Company will become a wholly-owned subsidiary of DAC. If the Merger is consummated, the ownership interests of the Stockholders (other than the Affiliated Stockholders through their ownership of DAC) in the Company will cease, and each Share (other than Shares held in the Company's treasury, by any subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly under Delaware law) will be converted into the right to receive $20.00 in cash, without interest, all as more fully described in this Proxy Statement. DAC Sub is a newly formed, wholly-owned subsidiary of DAC, which in turn is a newly formed corporation owned entirely by the Affiliated Stockholders. See "INTRODUCTION--Matters to be Considered at the Special Meeting," "THE MERGER" and "SPECIAL FACTORS--Certain Effects of the Merger."

Record Date; Shares Entitled to Vote; Quorum

         Only holders of record of the Shares at the close of business on November 28, 1997, are entitled to notice of and to vote at the Special Meeting. At such date there were an aggregate of _____________ Shares outstanding and entitled to vote held by ____ holders of record. The presence in person or by properly executed proxy of the holders of a majority of the outstanding Shares entitled to vote is necessary to constitute a quorum at the Special Meeting.

Vote Required to Approve the Merger Agreement

         Under Delaware law, the affirmative vote of Stockholders entitled to cast at least a majority of the votes that all Stockholders are entitled to cast with respect to the Merger Agreement is required to adopt the Merger Agreement. Pursuant to the Company's Restated Certificate of Incorporation and the terms of the Merger Agreement, consummation of the Merger also requires the affirmative vote of a majority of the outstanding Shares held by Unaffiliated Stockholders. See "INTRODUCTION--Voting at the Special Meeting" and "THE MERGER--Stockholder Adoption of Merger Agreement."

         All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked before their use, will be voted in accordance with the instructions on

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

such proxies. If no instructions are given, proxies will be voted FOR adoption of the Merger Agreement. A Stockholder who has given a proxy may revoke it at any time before it is voted at the Special Meeting (or any postponement or adjournment thereof) by filing with the Secretary of the Company a written revocation bearing a later date than the proxy being revoked, or by submission of a validly executed proxy bearing a later date than the proxy being revoked, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

The Merger

         The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the Stockholders and the satisfaction or waiver of certain other conditions, DAC Sub will merge with and into the Company and the separate existence of DAC Sub will cease. The Company will be the Surviving Corporation in the Merger and will continue as a wholly-owned subsidiary of DAC. Each Share that is outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury, by any subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly under Delaware law) will be converted into the right to receive $20.00 in cash, without interest. Upon consummation of the Merger, Stockholders, other than DAC, will possess no further interest in, or rights as Stockholders of, the Company, other than their right to receive $20.00 per Share or to pursue dissenters' rights. For a more detailed description of the terms of the Merger Agreement, see "THE MERGER."

Effective Time of the Merger

         The Merger will become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), or at such later time as is specified in the Certificate of Merger. The required filing is expected to be made promptly after the adoption of the Merger Agreement by the Stockholders at the Special Meeting and the satisfaction or waiver of the other conditions to consummation of the Merger set forth in the Merger Agreement. See "THE MERGER--Effective Time of the Merger," "--Conditions to Consummation of the Merger" and "--Certain Covenants." See also "SPECIAL FACTORS--Risk that the Merger Will Not Be Consummated."

Recommendation of the Board of Directors

         The Board of Directors unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, all of the Stockholders, including the Unaffiliated Stockholders, and has recommended that the Stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger.

         In considering the conclusions of the Board of Directors with respect to the Merger, Stockholders should be aware that certain of the directors and officers of the Company have certain interests that present them with potential or actual conflicts of interest in connection with the Merger. For a description of these actual or potential conflicts of interests, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger." The Board of Directors, in reaching its conclusions, considered a number of factors, which are described in "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Background of the Merger; Fairness of the Merger

         The Board of Directors' decision to approve, and to cause DavCo to enter into, the Merger Agreement was based upon the Board of Directors' belief that the Merger is fair to, and in the best interests of, all of the Stockholders, including the Unaffiliated Stockholders. The principal reason for the decision of the Board of Directors to approve the Merger is that the Merger will enable Stockholders to realize in cash a premium over the prices at which the Shares have traded historically. The Board of Directors considered it to be a favorable factor that the affirmative vote of a majority of the outstanding Shares held by Unaffiliated Stockholders is required to adopt the Merger Agreement and in order to consummate the Merger. In addition, Equitable Securities Corporation delivered its opinion to the Board of Directors that, as of the date of its opinion, the consideration proposed to be paid to the Unaffiliated Stockholders pursuant to the Merger Agreement is fair to the Unaffiliated Stockholders from a financial point of view. See "SPECIAL FACTORS--Opinion of Financial Advisor." Factors not considered favorable by the Board of Directors included the conflicts of interest of certain of its members and management, certain conditions to consummation of the Merger that make it possible that the Merger may not be consummated, the absence of a recommendation from a special committee of independent directors and the failure to retain an unaffiliated representative to negotiate the terms of the Merger on behalf of the Unaffiliated Stockholders. For a more detailed discussion of these and other factors considered by the Board, see "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC." See "SPECIAL FACTORS--Background of the Merger" for a description of the events leading up to the execution of the Merger Agreement.

         Stockholders also should note that in reaching its conclusions, the Board of Directors determined that it was unlikely that DavCo could be sold in a transaction, or any transaction could be consummated, other than the Merger or a similar transaction with the Affiliated Stockholders, in which the Stockholders would have an opportunity to obtain a premium to market price for the Shares, and that the only meaningful comparison was between the $20.00 per Share payable in the Merger and the potential for market appreciation in the Shares if DavCo remained public and continued with its present business plan. See "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors" and "-- Background of the Merger."

Opinion of Financial Advisor

      Equitable Securities Corporation ("Equitable") was retained by DavCo with respect to DAC's proposal to acquire the Shares not beneficially owned by the Affiliated Stockholders. On October 21, 1997, Equitable delivered its oral opinion to the Board of Directors that, as of the date of its opinion, the consideration proposed to be paid to the Stockholders (other than DAC, the Kirstien Investors, the Rothstein Investors and the CVC Investors) pursuant to the Merger Agreement is fair to such Stockholders from a financial point of view. Equitable also delivered on November 6, 1997, its written opinion to the same effect, which includes a description of the procedures followed, the matters considered, the scope of review undertaken and the assumptions made in arriving at its conclusions. The full text of such opinion is attached to this Proxy Statement as Annex B, which Stockholders are urged to read in its entirety. For purposes of its opinion, Equitable relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it. For further information regarding Equitable's services as financial advisor, its opinion and its fee and expense arrangements, see "SPECIAL FACTORS--Opinion of Financial Advisor."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Interests of Certain Persons in the Merger

         In considering the Merger and the conclusions of the Board of Directors with respect thereto, Stockholders should be aware that certain of the directors and officers of DavCo have certain interests that present them with actual or potential conflicts of interest in connection with the Merger. These conflicts of interests include the continuing 100% indirect equity interest of the Kirstien Investors, the Rothstein Investors and the CVC Investors in DavCo (through their ownership of DAC) after the Effective Time, the right of Messrs. Kirstien and Rothstein and CVC to receive substantial amounts of cash (aggregating approximately $47 million) with respect to the conversion of some of their Shares in the Merger, and, in the case of Messrs. Kirstien and Rothstein, the right to receive certain other significant cash payments (aggregating approximately $3 million) upon completion of the Merger.

         Stockholders should note in considering the approval of the Merger by the Board of Directors that three of its nine members, Messrs. Kirstien and Rothstein and Byron L. Knief (an officer of CVC, a director of the Company and a CVC Investor), have a direct financial interest in DAC. Mr. Kirstien, President, Chief Executive Officer and Chairman of the Board of DavCo, is President and a director of DAC and is expected to own (together with the Kirstien Investors) 16.5% of DAC's outstanding common stock prior to the Merger. Mr. Rothstein, Senior Executive Vice President and a director of DavCo, is a Vice President and a director of DAC and is expected to own (together with the Rothstein Investors) 16.5% of DAC's outstanding common stock prior to the Merger. Mr. Knief is expected to own less than one percent of DAC's outstanding common stock prior to the Merger. In addition to Mr. Knief, one other of the nine directors, Charles
E. Corpening is an employee of CVC, which has a direct financial interest in DAC and is expected to own (together with the CVC Investors) 67% of DAC's outstanding common stock prior to the Merger. Additionally, two directors, James
D. Farley and Harold O. Rosser II, are former employees of Citicorp, N.A., an affiliate of CVC, or CVC, and another director, Barton J. Winokur, is a partner in the law firm Dechert Price & Rhoads, which provides and has provided legal services both to CVC and to DavCo and is acting as special outside counsel to DavCo in connection with the Merger. See "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC" and "--Background of the Merger."

         Pursuant to the terms of the Merger Agreement, for six years after the Effective time, the Surviving Corporation will provide officers' and directors' liability insurance covering each present and former director, officer, employee and agent of DavCo who is currently covered by DavCo's officers' and directors' liability insurance with respect to actions and omissions occurring prior to the Effective time, on terms no less favorable than such insurance maintained by DavCo on the date of the signing of the Merger Agreement in terms of coverage and amounts. The Merger Agreement also provides that DAC and the Surviving Corporation indemnify and hold harmless the above parties against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time to the full extent permitted under Delaware law, the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect as of the Effective Time or any indemnification agreement as currently in effect. See "THE MERGER--Indemnification of Directors and Officers."

         For a more detailed description of the conflicts of interest of certain of the officers and directors of DavCo, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

--------------------------------------------------------------------------------

Conditions to Consummation of the Merger

         The obligations of DavCo, DAC and DAC Sub to consummate the Merger are subject to a number of conditions, including: (i) adoption of the Merger Agreement by the Stockholders at the Special Meeting, (ii) receipt by DAC of financing proceeds sufficient to fund the cost of consummating the Merger, (iii) the holders of not more than 5% of the total number of shares outstanding having demanded appraisal of their Shares and (iv) compliance by DavCo, DAC and DAC Sub with certain other covenants and conditions contained in the Merger Agreement. See "THE MERGER--Conditions to Consummation of the Merger." See also "SPECIAL FACTORS--Risk that the Merger Will Not Be Consummated."

Expenses

         The Merger Agreement provides that DAC and DAC Sub are entitled to reimbursement from DavCo for their out-of-pocket expenses incurred in connection with the Merger Agreement and consummation of the transactions contemplated thereby, including the financing thereof, in the event that the Merger Agreement is terminated by DavCo because the Board of Directors shall have approved another acquisition proposal consistent with its fiduciary obligations to Stockholders under Delaware law, or if the Merger Agreement is terminated by DAC because the Board of Directors of DavCo (i) shall have withdrawn or modified, in a manner adverse to DAC, its approval or recommendation of the Merger or (ii) shall have approved another acquisition proposal; provided that such reimbursement for expenses shall not exceed an aggregate of $1,000,000. In addition, DavCo has agreed to pay certain commitment and other fees in connection with the financing of the Merger, totaling approximately $2.2 million, of which approximately $1.6 million has been paid and $0.6 million would be payable upon funding by GAF (as hereinafter defined) under the commitment. However, if DavCo terminates the commitment, a termination fee of $750,000 would be payable by DavCo to GAF, and if GAF terminates the commitment or fails to fund in contravention of the commitment, then GAF would refund to DavCo $585,000 of the approximately $1.6 million in commitment and other fees paid to date. See "FINANCING OF THE MERGER."

Financing of the Merger

         The total amount of funds required by DAC and DAC Sub to consummate the Merger and pay related fees and expenses is expected to be approximately $138 million. The expected source of these funds is from financing to be provided pursuant to a commitment letter, dated as of October 17, 1997, from Global Alliance Finance Company, L.L.C., a wholly-owned subsidiary of Deutsche Bank North America ("GAF"), to provide, subject to certain conditions, debt financing to DAC, DavCo and DavCo's subsidiaries aggregating $180,000,000. The GAF financing commitments include $150 million in term loans and $30 million in forward commitments, all to be secured by first-fee mortgages on owned restaurant locations and first priority security interests in certain assets relating to DavCo's restaurants. See "FINANCING OF THE MERGER" for a description of this commitment letter.

         The receipt by DAC of financing proceeds sufficient to consummate the Merger and to pay related fees and expenses is a condition to the consummation of the Merger. See `THE MERGER--Conditions to Consummation of the Merger."

Appraisal Rights

         Holders of Shares who do not vote in favor of adoption of the Merger Agreement may elect to have the fair value of their Shares appraised and paid to them in cash if such Stockholders follow the procedures

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

set forth under Delaware law. Holders of record of Shares who desire to exercise such appraisal rights must satisfy all of the conditions contained in Section 262 of the DGCL, the full text of which section is attached to this Proxy Statement as Annex C. A written demand for appraisal of the Shares owned by a Stockholder seeking payment must be delivered to DavCo by such Stockholder before the taking of the vote on approval of the Merger Agreement. Any such demand should be directed to DavCo Restaurants, Inc., 1657 Crofton Boulevard, Crofton, MD 21114, Attention: Secretary. This written demand must be separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement. Voting against adoption of the Merger Agreement, abstaining from voting or failing to vote with respect to adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262. Failure to take any of the steps required under Section 262 may result in the loss of appraisal rights.

Certain Federal Income Tax Consequences

         The receipt of cash for Shares pursuant to the Merger or pursuant to the exercise of appraisal's rights will be taxable transactions for United States federal income tax purposes and also may be taxable transactions for state, local, foreign and other tax purposes. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES." Stockholders are urged to consult their own tax advisers.

Market Information

         The Shares are traded on the American Stock Exchange ("ASE") under the symbol "DVC." On September 4, 1997, the last day of trading prior to the public announcement of the September 5 Proposal (as hereafter defined), the closing price for the Shares was $13.38 per Share. On October 21, 1997, the last day of trading prior to the public announcement of the execution of the Merger Agreement, such closing price was $18.06 per Share. On _________________, the last full day of trading at the time of printing of this Proxy Statement, such closing price was $____ per share.

         For historical information on prices for the Shares, see "MARKET PRICES AND DIVIDENDS ON THE SHARES."

Certain Litigation

         Two purported class actions have been filed against DavCo and its Board of Directors and CVC in connection with the Merger. These actions seek a preliminary and permanent injunction against the Merger, unspecified monetary damages and other relief. See "SPECIAL FACTORS--Certain Litigation."

--------------------------------------------------------------------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to the Stockholders in connection with the solicitation by the Board of Directors of proxies from the Stockholders for use at the Special Meeting to be held at DavCo's principal office at 1657 Crofton Boulevard, Crofton, Maryland 21114, on January 12, 1998, at 10:00 a.m., eastern time, and at any adjournments or postponements thereof. This Proxy Statement, the attached Notice of Special Meeting and the enclosed form of proxy are first being mailed to the Stockholders on or about _________, 1997.

         DavCo's principal executive offices are located at 1657 Crofton Boulevard, Crofton, Maryland 21114. Its telephone number is (410) 721-3770.

Matters to be Considered at the Special Meeting

         At the Special Meeting, the Stockholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement. If the requisite votes in favor of the proposal are obtained and certain other conditions are satisfied or, where permissible, waived, the terms of the Merger Agreement provide, among other things, that: (i) DAC Sub will be merged with and into DavCo and (ii) each Share issued and outstanding immediately prior to the Effective Time (other than Shares held at the Effective Time in DavCo's treasury, by any subsidiary of DavCo, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly under Delaware law) will be converted into the right to receive $20.00 in cash, without interest. It is currently anticipated that the Merger will occur as promptly as practicable after approval and adoption of the Merger Agreement by the Stockholders at the Special Meeting and the satisfaction or, where permissible, waiver of the other conditions to the consummation of the Merger. There can be no assurance that, even if the requisite Stockholder approval is obtained, the other conditions to the Merger will be satisfied or waived, or that the Merger will be consummated. See "SPECIAL FACTORS--Risk that the Merger Will Not Be Consummated." A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. For additional information concerning the terms and conditions of the Merger, see "THE MERGER."

         DAC and DAC Sub are newly formed corporations organized by the Affiliated Stockholders for the purpose of effecting the transactions described in this Proxy Statement. Upon consummation of the Merger, DavCo will become a wholly-owned subsidiary of DAC. Prior to the Effective Time of the Merger, DAC is expected to be owned entirely by the Affiliated Stockholders. See "CERTAIN INFORMATION CONCERNING DAC, DAC SUB AND AFFILIATES."

         The Board of Directors unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, all of the Stockholders, including the Unaffiliated Stockholders, and has recommended that the Stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. For a discussion of the factors considered by the Board of Directors in reaching it conclusions, see "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors." For a description of certain interests of certain of DavCo's directors and officers that may have presented them with actual or potential conflicts of interest in connection with the Merger, see "SPECIAL FACTORS--Background of the Merger," "--Purpose of the Merger" and "--Interests of Certain Persons in the Merger."

Voting at the Special Meeting

         The Board of Directors has fixed the close of business on November 28, 1997, as the "Record Date" for determining the Stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Shares as of the Record Date will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were _______ Shares, held by approximately ______ holders of record, outstanding and entitled to vote. Stockholders may cast one vote per Share, either in person or by properly executed proxy, on each matter to be voted on at the Special Meeting.

         Under the provisions of the DGCL, the affirmative vote of the Stockholders entitled to cast at least a majority of the votes that all Stockholders are entitled to cast with respect to the Merger Agreement is required to adopt and approve the Merger Agreement. Pursuant to DavCo's Restated Certificate of Incorporation and the terms of the Merger Agreement, consummation of the Merger also requires the affirmative vote of a majority of the outstanding Shares that are held by the Unaffiliated Stockholders. The presence of a majority of the Shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the Special Meeting. As of the Record Date, the Affiliated Stockholders may be deemed to have beneficially owned an aggregate of ______ Shares, constituting approximately ___% of the Shares outstanding on such date. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF THE COMPANY."

         In the event that less than a majority of the outstanding Shares owned by Unaffiliated Stockholders are voted for the Merger and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the Special Meeting and whose shares, if voted in favor of the Merger, would cause such requisite majority vote to be obtained, it is expected that the Special Meeting will be adjourned and additional proxies from those Unaffiliated Stockholders who have not previously delivered a proxy or otherwise voted at the Special Meeting will be solicited until such time as a definitive vote is obtained.

         As of the Record Date, Unaffiliated Stockholders hold ______ Shares, the affirmative vote of _______ of which Shares is required to adopt the Merger Agreement. This special voting requirement has the effect of neutralizing the ability of the Affiliated Stockholders to control the outcome of the vote through their majority ownership of Shares that otherwise would exist (but for the provisions of the Restated Certificate of Incorporation and the Merger Agreement). The Unaffiliated Stockholders who hold a majority of the outstanding Shares held by Unaffiliated Stockholders will have the power to decide whether or not to adopt the Merger Agreement. See "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC" and "THE MERGER--Stockholder Adoption of the Merger Agreement."

         Votes cast in person or by proxy at the Special Meeting will be tabulated by The Bank of New York (the "Transfer Agent"), which will determine whether a quorum is present. The Transfer Agent will treat abstentions as Shares that are present and entitled to vote for purposes of determining the approval of such matter. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to certain Shares to vote on a particular matter, those Shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter, but will be treated as present for purposes of determining whether a quorum is present at the Special Meeting.

         THE MERGER CONSTITUTES A MATTER OF GREAT IMPORTANCE TO STOCKHOLDERS. IF THE MERGER AGREEMENT IS ADOPTED AND THE MERGER IS CONSUMMATED, THE OWNERSHIP INTERESTS IN THE COMPANY OF THE STOCKHOLDERS (OTHER THAN THE ONGOING INTERESTS OF THE AFFILIATED

STOCKHOLDERS THROUGH THEIR OWNERSHIP OF DAC) WILL CEASE IN EXCHANGE FOR THE RIGHT TO RECEIVE A CASH PAYMENT OF $20.00 PER SHARE OR TO PURSUE APPRAISAL RIGHTS. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION PRESENTED IN THIS PROXY STATEMENT.

Proxies

         All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked before their use, will be voted in accordance with the instructions thereon. If no instructions are given, properly executed proxies will be voted FOR adoption of the Merger Agreement. If any other matters are properly presented to the Special Meeting or any adjournments or postponements thereof, the persons named in the enclosed form of proxy as acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than the adoption and approval of the Merger Agreement that will be presented at the Special Meeting.

         A Stockholder who has given a proxy may revoke it at any time before it is voted at the Special Meeting, or any postponements or adjournments thereof, by filing with the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, a written revocation bearing a later date than the proxy being revoked, or by submission of a validly executed proxy bearing a later date than the proxy being revoked, or by attending the Special Meeting, or any postponements or adjournments thereof, and voting in person (although attendance at the Special Meeting, or any postponements or adjournments thereof, will not in and of itself constitute revocation of a proxy).

         In the event that less than a majority of the outstanding Shares owned by Unaffiliated Stockholders are voted for the Merger and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the Special Meeting and whose shares, if voted in favor of the Merger, would cause such requisite majority vote to be obtained, it is expected that the Special Meeting will be adjourned and additional proxies from those Unaffiliated Stockholders who have not previously delivered a proxy or otherwise voted at the Special Meeting will be solicited until such time as a definitive vote is obtained. Adjournment of the Special Meeting is expected under such circumstances because the Affiliated Stockholders have indicated to the Company that, in the event that less than a majority of the Shares owned by Unaffiliated Stockholders are voted for the Merger and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the Special Meeting and whose shares, if voted in favor of the Merger, would cause such requisite majority vote to be obtained, they would vote for adjournment of the Special Meeting. If the Special Meeting is postponed or adjourned, a Stockholder who has given a proxy may revoke it any time before it is voted at any postponement or adjournment of the Special Meeting in the manner set forth above.

         Proxies are being solicited by and on behalf of the Board of Directors. The Company will bear the cost of the Special Meeting and the cost of soliciting proxies therefor, including the cost of printing and mailing the proxy material. In addition to the solicitation of proxies by mail, the Company may utilize the services of some of its directors, officers and regular employees (who will receive no compensation therefor in addition to their regular remuneration) to solicit proxies personally or by telephone, telegram or other form of wire or facsimile communication. The Company intends to request brokers and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Shares held of record by such persons. The Company will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

         In connection with the Merger, the Stockholders have the right to exercise appraisal rights if they (i) do not vote for the adoption of the Merger Agreement, (ii) deliver a written demand for appraisal to the Company prior to the taking of a vote on the Merger Agreement at the Special Meeting, or any postponements or adjournments thereof, and (iii) otherwise comply with the requirements of Section 262 of the DGCL, a copy of which is included in this Proxy Statement as Annex C. See "APPRAISAL RIGHTS" for a summary of the rights of Stockholders to demand appraisal and a description of the procedure required to be followed to exercise such rights.

                                 SPECIAL FACTORS

Background of the Merger

         On August 9, 1993, DavCo completed its initial public offering of 2,600,000 Shares at an initial price to the public of $12.00 per Share. The Shares had traded between a high price of $18.50 per Share and a low price of $6.69 per Share until the announcement of the September 5 Proposal (as hereafter defined).

         At various times after DavCo's initial public offering, the Board of Directors discussed its concern over the prices at which the Shares were trading in view of the Shares' initial public offering price, the performance of the public markets generally and the Company's results of operations over this time. The Board of Directors also took measures to improve the price at which levels the Shares were trading, including a stock repurchase program that was implemented in May 1996. This program failed to produce any significant improvement in the Shares' trading price because of the relative illiquidity of the Shares.

         Following the conclusion of the July 30, 1997 Board meeting, Messrs. Kirstien, Rothstein and Knief, told the other members of the Board of Directors that they were considering the possibility of a "going private" transaction in which Messrs. Kirstien and Rothstein and CVC would form an entity to acquire ownership of the entire equity interest in DavCo. Following the July 30, 1997 meeting, Messrs. Kirstien and Rothstein and representatives of CVC had numerous telephone discussions about the feasibility of such a transaction.

         Over the period of August 13, 14 and 15, 1997, Messrs. Kirstien, Rothstein and Knief met with several investment and commercial banks (including
GAF) to discuss the feasibility of arranging financing for a transaction and continued to discuss among themselves the structure and terms of such a transaction.

         On September 5, 1997, Mr. Kirstien made a written proposal on behalf of himself, Mr. Rothstein and CVC to the Board of Directors to acquire the Shares of DavCo (other than certain Shares owned by them) for a cash price of $18.00 to
20.00 per Share (the "September 5 Proposal"). The September 5 Proposal was subject to certain conditions, including successful negotiation of a definitive merger agreement, procurement of necessary financing, regulatory approvals and approval of DavCo's Board of Directors. The Company made a public announcement of the September 5 Proposal on the same day.

         Following the public announcement of the September 5 Proposal, DavCo interviewed several investment banking firms to advise the Board of Directors on the fairness, from a financial point of view, of the September 5 Proposal. On September 10, 1997, the Company retained Equitable Securities Corporation ("Equitable") as financial advisor to the Board of Directors concerning the September 5 Proposal. See "-- Opinion of Financial Advisor."

         On September 17, 1997, at its regularly scheduled meeting, the Board of Directors reviewed and gave preliminary consideration to the September 5 Proposal. In the course of the September 17, 1997 meeting, the Board of Directors met both with and without Messrs. Kirstien and Rothstein and Mr. Knief and Charles E. Corpening, both of whom are officers of CVC, (Messrs. Kirstien, Rothstein, Knief and Corpening being referred to herein as the "Participating Directors" and the remaining directors being referred to as the "Non-Participating Directors"), excusing the Participating Directors for portions of the meeting while the Non-Participating Directors who were present considered various aspects of the September 5 Proposal with Dechert Price & Rhoads, special counsel to the Board ("Special Counsel"). During the meeting, Messrs. Kirstien, Rothstein and Knief advised the Board of certain contacts that DavCo and CVC had had with Wendy's International, Inc. ("Wendy's") with respect to, among other things, certain concerns Wendy's had about the September 5 Proposal and the possible acquisition of DavCo by Wendy's. See "--Past
Contacts with Wendy's."

         At the conclusion of the September 17, 1997 meeting, the Non-Participating Directors who were present advised Messrs. Kirstien, Rothstein, Knief and Corpening that it would be appropriate for the Board to consider formally the September 5 Proposal if it was modified to confirm the offer price at $20 per Share. The Board ratified and approved at the September 17, 1997 meeting the retention of Equitable as financial advisor to the Board and directed Equitable to consider the Merger at a $20 per share offer price. The Board also ratified and approved the retention of Dechert Price & Rhoads as Special Counsel, and directed Special Counsel to begin negotiation of the terms of a definitive merger agreement for the transactions contemplated by the September 5 Proposal with counsel to Messrs. Kirstien, Rothstein and CVC.

         During the period from September 17, 1997 to October 1, 1997, Messrs. Kirstien and Rothstein and representatives of CVC continued to pursue arrangements for financing the Merger. During this time, Special Counsel also continued negotiations of the terms of the transaction and a definitive merger agreement and Equitable continued its due diligence investigations of DavCo.

         On October 1, 1997, the Board held a special meeting at which Equitable made a presentation on the procedures and financial analyses it proposed to use in valuing the Shares and developing its opinion on the fairness of the Merger. See "--Opinion of Financial Advisor." Equitable answered questions and received input from the Board on its proposed procedures and methodologies. Special Counsel reviewed with the Board the status of negotiations on the terms of a definitive merger agreement. In the course of the meeting, Messrs. Kirstien, Rothstein and Knief also updated the Board on contacts with Wendy's. See "--Past Contacts with Wendy's." The Board also reviewed the terms of a proposed financing commitment from GAF obtained by Messrs. Kirstien and Rothstein and CVC. During the October 1, 1997 meeting, the Non-Participating Directors met both with and without the Participating Directors and with and without Equitable, excusing the Non-Participating Directors or Equitable at various times as it considered the September 5 Proposal, the financing commitment and the Equitable presentation.

         At the conclusion of the October 1, 1997 meeting, the Non-Participating Directors advised Messrs. Kirstien, Rothstein and Knief that the financing commitment from GAF, although generally satisfactory, included certain "due diligence" conditions to financing that were unacceptable to the Non-Participating Directors. The Board did approve the payment by DavCo of certain commitment and other fees in connection with the GAF financing commitment. In addition, the Non-Participating Directors instructed Special Counsel to obtain specific assurances in the definitive merger agreement that Messrs. Kirstien and Rothstein and CVC had no present plan or intention to sell all or part of DavCo after completing the Merger and that they were not aware of any information relating to DavCo and not publicly disclosed that would have a material positive effect on the value of DavCo.

         During the period from October 1, 1997 to October 21, 1997, Messrs. Kirstien and Rothstein and representatives of CVC continued to negotiate the financing commitment of GAF, and succeeded in eliminating the conditions that the Non-Participating Directors had found unacceptable. On October 17, 1997, a definitive Commitment was received from GAF. During this period, Special Counsel and counsel to Messrs. Kirstien, Rothstein and CVC continued negotiation of a definitive merger agreement, which included the assurances requested by the Non-Participating Directors.

         On October 21, 1997, the Board held a special meeting at which the terms of a final merger agreement were reviewed with Special Counsel. Messrs. Kirstien, Rothstein and Knief confirmed that the price would be $20 per share, as previously requested by the Board (the September 5 Proposal, as so modified, being referred to as the "Proposal"). At the meeting, Equitable gave an oral presentation to the Board and its oral opinion, subsequently confirmed in writing, that the cash consideration offered in the Proposal is fair to the Unaffiliated Stockholders from a financial point of view. See "--Opinion of Financial Advisor." Based upon the Equitable opinion and upon consideration of the terms of the merger agreement, the Board voted unanimously (with the Participating Directors abstaining) to approve the Merger Agreement and to recommend that the Stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. On the evening of October 21, 1997, the Merger Agreement was executed on behalf of DavCo, DAC and DAC Sub.

         On October 22, 1997, DavCo made a public announcement of the execution of the definitive Merger Agreement.

Past Contacts with Wendy's

         During the Company's two previous fiscal years, Messrs. Kirstien and Rothstein and representatives of CVC have had communications with representatives of Wendy's both in connection with the Company's operations as a Wendy's franchisee (see "BUSINESS") and at certain times to discuss the possibility of an acquisition of DavCo by Wendy's.

         On August 23, 1996, representatives of DavCo, including Messrs. Kirstien and Rothstein, met with representatives of Wendy's, including Gordon Teter, President of Wendy's, to discuss certain issues and resolve potential disputes with respect to the Company's franchise agreements with Wendy's. The parties discussed, among other alternatives, the concentration of the Company's Wendy's franchises in its Mid-Atlantic market and neighboring markets. Wendy's indicated that another alternative would be the acquisition of DavCo by Wendy's, suggesting per Share consideration for DavCo in the range of $15 to $16, to be reduced by the amount of outstanding Company debt (yielding net consideration per share of approximately $10). However, Mr. Teter indicated that Wendy's had not analyzed the Company sufficiently to enable Wendy's to make a firm offer at that time. At the time, the market price for the Company's common stock was $8.81 per share. Upon being informed of Wendy's interest, Mr. Knief indicated to representatives of DavCo that CVC generally had no interest in disposing of its investment in DavCo, but that in order for CVC to consider selling its DavCo investment, a buyer would have to offer CVC a price that reflected a very substantial premium, and that such a premium price would have to be $30 or more per Share.

         Approximately one year later, in June 1997, Mr. Knief received an unsolicited telephone call (which Wendy's later indicated to the Company was not a call authorized by Wendy's) from an investment banking firm inquiring as to CVC's interest in a transaction for the sale of DavCo to Wendy's. Mr. Knief again indicated that CVC wanted to continue holding its DavCo investment and would consider a sale only at a very substantial premium price, suggesting again that such a price would be $30 or more per Share.

         On or about August 12, 1997, Mr. Rothstein spoke by telephone with Mr. Teter to inform Mr. Teter of the possibility of a buy out transaction led by Messrs. Kirstien and Rothstein and CVC. Among other concerns, Mr. Teter expressed concern regarding the amount of debt that would have to be incurred by DavCo to complete such a transaction.

         On or about August 19, 1997, Mr. Teter contacted Mr. Rothstein to indicate that Wendy's might have an interest in acquiring DavCo and to arrange a meeting for August 27, 1997 at the offices of J.P. Morgan ("J.P. Morgan"), a financial advisor to Wendy's, with Messrs. Kirstien and Rothstein and representatives of CVC to discuss a possible transaction. During this conversation, Mr. Rothstein understood Wendy's to be indicating interest in a transaction in the $25 per Share range. Mr. Rothstein did not understand, however, whether the $25 per Share range represented the actual consideration to be received by Stockholders or whether, as with Wendy's indication of interest in August 1996, such amount would be reduced by the amount of outstanding Company debt (yielding net consideration per Share of approximately $19).

         Following the August 19 conversation with Mr. Teter, Mr. Rothstein contacted Mr. Knief to inform CVC of his understanding of Wendy's interest and to find out whether CVC was willing to meet under those circumstances. Mr. Knief indicated to Mr. Rothstein that CVC generally was not interested in selling its investment in DavCo and that, at a price of $25 per Share, CVC would rather be a buyer than a seller of DavCo Shares. Mr. Knief indicated that CVC would be interested in being a seller of its DavCo Shares only at $30 or more per Share and would be willing to meet with Wendy's to discuss a transaction at that price. Mr. Rothstein related this message to Mr. Teter.

         On August 25, 1997, Mr. Teter telephoned Mr. Rothstein to indicate that there would be no point in meeting if CVC would only be willing to sell its Shares at a price of $30 or more per Share. The proposed August 27, 1997 meeting was canceled. During this conversation or in a subsequent one, Mr. Rothstein asked Mr. Teter for clarification of Wendy's interest in DavCo, and Mr. Teter indicated that there must have been a misunderstanding of the August 19 conversation, as Mr. Teter did not believe any discussion of a price range for a possible transaction had taken place.

         On or about September 7, 1997, a representative of J.P. Morgan contacted William T. Comfort, Jr., the Chairman of CVC, to indicate Wendy's interest in a meeting with Mr. Comfort. Over the next four days, Mr. Teter, Mr. Comfort, Mr. Rothstein and representatives of J.P. Morgan had brief discussions in order to schedule a meeting between Mr. Teter and Mr. Comfort on September 18, 1997. No terms of any potential transaction were discussed during these telephone calls.

         On September 12, 1997, Wendy's wrote the following letter to DavCo in which it raised concerns about the September 5 Proposal:

                               September 12, 1997


DavCo Restaurants, Inc.
Harvey Rothstein
Ron Kirstien
1657 Crofton Boulevard
Crofton, MD 21114

Re: DavCo

Gentlemen:

         It is our understanding that a restructuring of DavCo is being considered that would result in a substantial increase in the financial obligations of DavCo. While we do not know the details of this proposed transaction, Wendy's is preliminarily concerned with several aspects of such a proposal. We would like to discuss with you the specifics of the transaction in order to better understand the impact on our franchisee and its Wendy's business.

         As you know, Wendy's has various contractual rights which may be affected by the proposal, including without limitation, various rights of consent and first refusal. It is imperative that we have a clear understanding of the proposed transaction or series of transactions so that we can assess those rights. Wendy's expressly reserves all of its rights and remedies under the Development Agreement and the Unit Franchise Agreements and the various consents and modifications to those documents, including without limitation, the Letter of Intent dated April 28, 1997.

         Any transaction that substantially increases the obligations of the company, especially so as to provide a dividend stream to a shareholder, is of major concern to Wendy's. Wendy's is concerned that the proposed transaction could render DavCo incapable of timely meeting its obligations to Wendy's and other creditors as they become due and in the ordinary course of business. These obligations include, without limitation, payment obligations, development obligations, and operational and other performance obligations. Any such plan to increase debt or divert the cash flow from the business is in our view a short-term focus on the business which we believe may be detrimental to the long-term success of the franchise. It should be noted also that the unique involvement of a financial institution continues to run contrary to Wendy's policies regarding personal liability and direct ownership by individuals; to the extent security interests are taken by other institutions or their affiliates, they should understand this policy and Wendy's intent to enforce it.

         Based on the publicly available information, it appears to us that the proposed transaction is designed to enrich your largest shareholder at the expense of your financial stability. In view of the fact that you are an important franchisee, we are seriously concerned about the proposed transaction.

         We look forward to receiving a detailed understanding of the transaction so that we might work together in the best interest of DavCo.

                                   Sincerely,

                                   WENDY'S INTERNATIONAL, INC.


                                   Larry N. Nelson
                                   Vice President and
                                   Assistant General Counsel


         On September 18, 1997, Messrs. Comfort, Knief and Corpening met with Mr. Teter and another representative of Wendy's to discuss the September 5 Proposal and the concerns expressed in Wendy's September 12, 1997 letter.

         On October 24, 1997, Mr. Kirstien wrote the following letter with respect to the Wendy's letter of September 12, 1997:

                                October 24, 1997



Larry N. Nelson
Vice President and Assistant General Counsel
Wendy's International, Inc.
P.O. Box 256
Dublin, OH  43017

Dear Larry:

         This will acknowledge receipt of your letter of September 12, 1997.

         As you know, DavCo has announced that it has agreed to a transaction which would result in the purchase of all of DavCo's public shares at a price of $20 per share. The proposed transaction would be accomplished through a merger and would be financed with a bank loan from a single financing source which would fully comply with all of our contractual obligations with Wendy's.

         While we understood your expressed concern for DavCo and its shareholders, I am sure that you understand that Harvey and I believe that the transaction will be good for our shareholders and for DavCo. We are fully aware of our obligations to Wendy's and other creditors and intend to fulfill them as we have prior to this transaction.

         In your letter you have alleged that Wendy's has various rights of consent and first refusal as well as "rights and remedies" under various agreements which may be applicable to this transaction. We are unable to find any basis for any claim to a right of consent or first refusal. If you believe that you may have such rights, we would appreciate it if you could tell us the basis for such claim. We also do not understand your reference to other "rights and remedies." If you believe that our proposal would violate any of these agreements or give rise to any rights or remedies, we would again ask if you would point to the relevant provisions and explain the applicability.

                                           Very truly yours,



                                           Ronald D. Kirstien


         On November 5, 1997, Wendy's wrote the following letter to DavCo with respect to the September 12, 1997 and the October 24, 1997 correspondence between Wendy's and DavCo:


                                November 5, 1997



DavCo Restaurants, Inc.
Harvey Rothstein
Ron Kirstien
1657 Crofton Boulevard
Crofton, MD  21114

Gentlemen:

         I am in receipt (as of October 27, 1997) of Ron Kirstien's letter dated October 24, 1997, requesting that Wendy's provide specifics as to the rights which it asserts in the pending transaction whereby DavCo Restaurants, Inc. ("DavCo") would go private.

         It is our understanding that the interest of Citicorp Venture Capital, Ltd. ("CVC") will be transferred and at least 20% of DavCo will be owned by a party other than CVC, which raises issues with respect to Wendy's rights. However, until DavCo has provided Wendy's with copies of all relevant documents (including the executed Merger Agreement with exhibits, the specific terms of financing and completed proxy statement), a clear understanding of the specific ownership of DavCo Acquisition Holding, Inc. (pre and post-merger), and a clarification of how that entity purports to acquire shares which are not held by the public, it is impossible for Wendy's to properly assess all of its rights. Wendy's has made a request for detailed information concerning the transaction in my letter of September 12, 1997 and to date has received only a draft proxy statement (with much of the information material to Wendy's left blank) and none of the other documents related to the transaction.

         Be advised that Wendy's expressly reserves all of its rights under the existing agreements (including, without limitation, any right it has to review and comment on information, consent to any change in the franchisee of the franchise structure, or to exercise any right of first refusal), until it has a reasonable opportunity to examine all documents and understand the transaction in its entirety. Upon receipt of the relevant documents and a detailed understanding of the ownership of DavCo Acquisition Holding,

Inc., and its acquisition of DavCo shares, we would be happy to respond to your request and promptly address any rights Wendy's may have.


                                             Sincerely,

                                             WENDY'S INTERNATIONAL, INC.



                                             Larry N. Nelson
                                             Vice President and
                                             Assistant General Counsel


Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC

         The Board of Directors. At its special meeting on October 21, 1997, the Board, with the Participating Directors abstaining due to their actual or potential conflicts of interest with respect to the Merger, unanimously determined that the Merger is in the best interest of and fair to all of the Stockholders, including the Unaffiliated Stockholders, authorized and approved the entering into of the Merger Agreement and recommended that the Stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger.

         In approving the Merger Agreement, and in determining the fairness of the Merger to the Unaffiliated Stockholders, the full Board of Directors, and the Non-Participating Directors, considered various factors, including, among others, the following (such factors were considered over a period of time at various meetings):

                  (i) information with respect to the financial condition and results of operations of DavCo, and current industry, economic and market conditions and the prices and volumes at which the Shares have traded historically;

                  (ii) the presentations by Equitable and the opinion of Equitable;

                  (iii) possible alternatives to the Proposal, the possible values to Shareholders of such alternatives and the timing and likelihood of achieving those values, particularly in light of the position of DavCo's largest Stockholder that it generally was not interested in a third party sale transaction and would consider discussing such a transaction only at a substantial premium, indicated to be net consideration in the $30 per Share range, and the unlikelihood of such a transaction, and in light of the fact that DavCo did not receive any proposal for an alternative acquisition transaction over the six-week period from the public announcement of the September 5 Proposal to the date of execution of the Merger Agreement;

                  (iv) the various terms of the Merger Agreement, including the ability of the Board, in the exercise of its fiduciary duties to Stockholders, to consider competing proposals, and the limitation of DAC and DAC Sub's claims thereunder (see "THE MERGER");

                  (v) the fact that, by reason of certain conditions to the obligations of DAC and DAC Sub to consummate the Merger, including conditions concerning financing, it is possible that the

         Merger may not be consummated and the consequences under the Merger Agreement of the failure to satisfy such conditions;

                  (vi) the possible conflicts of interest of certain directors and members of management of DavCo;

                  (vii) the absence of any recommendation of a special committee of independent directors and the failure to retain any unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders;

                  (viii) the fact that the adoption of the Merger Agreement is subject to receiving approval by the affirmative vote of a majority of the outstanding Shares held by Unaffiliated Stockholders; and

                  (ix) the ability of Stockholders to exercise appraisal rights if the Merger is consummated.

         In view of the wide variety of factors considered in connection with its evaluation of the transaction, the Board found it impracticable to, and did not, quantify or attempt to assign relative weights to the specific factors considered in reaching its determinations, although on balance, it viewed the matters set forth in items (i), (ii), (iii), (iv), (viii) and (ix) as favorable to its decision, the matters set forth in items (v) and (vii) as unfavorable to its decision, and the matters set forth in item (vi) as neutral to its decision.

         The factors set forth above were considered by the Board of Directors in the manner set forth below.

                  (i) On balance the Board considered as favorable to its decision the matters set forth in item (i). The Board reviewed the historical, including the most recent quarterly, operating results of DavCo. See "SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY." The Board noted general improvements in DavCo's results of operations for fiscal year 1997 over the prior fiscal year, the substantial increase in revenues and net operating income for the third quarter of fiscal year 1997 over the results for the same quarter of fiscal year 1996 and the generally cyclical nature of the Company's operations. See "SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY." The Board compared these operating results to movements in the market price of the Shares over the same period of time. See "MARKET PRICES AND DIVIDENDS ON THE SHARES." The Board considered that DavCo became public as of August 13, 1993, at an initial price to the public of $12.00 per Share and that the market price for the Shares immediately prior to the public announcement of the September 5
Proposal was $13.38 per Share.

         The Board considered that the $20.00 price per Share represented a premium of approximately 49.5% over the $13.38 market price for the Shares immediately prior to the public announcement of the September 5 Proposal. The Board further noted that such price continued to represent a premium to the market prices for the Shares following the announcement of the September 5 Proposal up to the last trading day prior to its meeting on October 21, 1997. See "MARKET PRICES AND DIVIDENDS ON THE SHARES." Stockholders are urged to obtain current market quotations for their Shares.

         The Board also noted statistics showing the trading volumes and closing prices for the Shares during the period from August 13, 1993 through September 4, 1997, which demonstrated a relative illiquidity in the Shares. The Board concluded that the Proposal would give the Unaffiliated Stockholders, particularly those holding a large number of Shares, an opportunity to realize immediate value for their Shares at a substantial premium.

         The Board recognized that while consummation of the Merger would result in the Stockholders being entitled to receive $20.00 in cash for each of their Shares, it also would eliminate the opportunity for the current Stockholders (other than the Kirstien Investors, the Rothstein Investors and the CVC Investors through their ownership of DAC) to participate in the future growth, if any, of the business of DavCo. On balance, and considering DavCo's future prospects, as well as its historical results of operations, the Board concluded that the uncertain prospect for future appreciation did not justify depriving DavCo's Stockholders of the opportunity to obtain an immediate cash premium for their Shares.

         In light of these conclusions and the other matters discussed below, the Board determined that the $20.00 price per Share payable in the Merger was fair and presented the Stockholders with an attractive opportunity and potentially greater benefit than maintaining their ownership interests in DavCo.

                  (ii) The Board considered as favorable to their decision the matters set forth in item (ii). At the Board's October 21, 1997 special meeting, Equitable delivered orally its opinion, subsequently confirmed in writing, that the $20.00 per Share cash consideration to be received by Unaffiliated Stockholders in the Merger is fair from a financial point of view. See "--Opinion of Financial Advisor."

                  (iii) On balance the Board considered as favorable to their decision the matters set forth in item (iii). The Board considered that CVC had indicated its historical position, that it generally was not interested in a third party sale transaction and would consider discussing such a transaction only at a very substantial premium, indicated to be net consideration in the $30 per share range. See "--Background of the Merger" and "--Past Contacts." The Board concluded that certain indications of interest from Wendy's at values lower than $30 per share were precluded by the position of CVC with respect to such a transaction. See "--Past Contacts." In addition, the Board considered that the availability of potential third party buyers may be limited by DavCo's relationship with Wendy's and the limitations that DavCo's franchise and development agreements with Wendy's place on the transfer of DavCo's capital stock, and on DavCo's business operations, business line expansion, geographic expansion and management appointments. See "BUSINESS--Franchise and Development Agreements." The Board noted that any potential third party buyer would have to undertake a potentially lengthy consent and approval process with Wendy's. See "BUSINESS -- Franchise and Development Agreements." The Board also noted that, other than certain communications with Wendy's (see "--Past Contacts"), DavCo had received no proposals for, or indications of interest in, an alternative acquisition transaction over the approximately six-week period from the public announcement of the September 5 Proposal to the date of execution of the Merger Agreement.

         The Board accordingly concluded that it was unlikely that DavCo could be sold in a transaction, or any transaction could be consummated, other than the Merger or a similar transaction with the Affiliated Stockholders, in which the Stockholders would have an opportunity to obtain a premium to market price for the Shares. The Board, therefore, determined that it would not be fruitful to explore alternative transactions and that the only meaningful comparison was between the proposed $20.00 per Share price and the potential for market appreciation in the Shares if DavCo continued as a public company pursuing its present business plan. See "SPECIAL FACTORS--Background of the Merger."

                  (iv) On balance the Board considered as favorable to their decision the matters set forth in item (iv). The Board noted that the Merger Agreement does not preclude DavCo's Board of Directors in the exercise of its fiduciary obligations under applicable law from furnishing information to or participating in negotiations with persons making unsolicited proposals to acquire DavCo and permits the Board of Directors to terminate the Merger Agreement if DavCo receives a bona fide third party offer to effect an acquisition transaction that the Board of Directors determines after consultation with legal advisors is more favorable than the Merger. The Merger Agreement also does not contain any provision requiring a payment by DavCo if the Merger Agreement is terminated, including by reason of a breach by DavCo, although if the Merger Agreement is terminated under certain circumstances, DAC and DAC Sub will be entitled to have their expenses reimbursed by DavCo. The Board also noted that the amount of reimbursable expenses was limited to $1,000,000. See "THE MERGER--Expenses." The Board noted further, however, that DavCo has agreed to pay certain commitment fees to GAF in connection with the financing of the Merger, totaling approximately $2.2 million, of which approximately $1.6 million has been paid and $0.6 million would be payable upon funding under the GAF financing commitment. However, if DavCo terminates the commitment, a termination fee of $750,000 would be payable by DavCo to GAF, and if GAF terminates the commitment or fails to fund in contravention of the commitment, then GAF would refund to DavCo $585,000 of the approximately $1.6 million in commitment fees paid to date. See "FINANCING OF THE MERGER."

         In all other respects, with the exception of certain conditions to consummation of the Merger, including a financing condition, discussed in (v) below, the Board considered the terms of the Merger Agreement to be generally favorable.

                  (v) The Board viewed as unfavorable to its decision the matters set forth in item (v). The conditional nature of various aspects of the Merger Agreement was reviewed by the Board. In order to address its concerns in this regard, the Board reviewed the commitment letter DAC obtained from GAF to finance the Merger and requested the removal of certain conditions to financing under the GAF commitment that the Board found unacceptable. The Board was able to accept the conditions of the Merger Agreement based on their conclusion that they had a reasonable basis to believe that such conditions, including a condition relating to financing, would be satisfied, and their understanding and belief that the other conditions were customary for transactions of this kind, were required as a matter of law or were otherwise essential to one or both parties to the transaction. See "--Background of Merger" and "FINANCING OF THE MERGER." The Board also noted that termination of the Merger Agreement due to a failure to satisfy the financing condition would not entitle DAC or DAC Sub to reimbursement of their expenses, nor entitle DavCo to repayment of the GAF commitment fees (unless GAF shall have terminated the commitment or failed to fund in contravention of the commitment, in which case, GAF is obligated to refund $585,000 to DavCo).

                  (vi) On balance the Board viewed as neutral to its decision the matters set forth in item (vi). The possible conflicts of interest of the directors were considered at various meetings of the Board. The Board considered significant the fact that approval of the Merger requires an affirmative vote of a majority of the outstanding Shares held by Unaffiliated Stockholders.

                  (vii) The Board viewed as unfavorable to its decision the matters set forth in item (vii). The Board felt, however, that because completion of the Merger is conditioned upon receiving the affirmative vote of a majority of the outstanding Shares held by Unaffiliated Stockholders and because the Board had retained an independent financial advisor to evaluate the fairness of the Merger to the Unaffiliated Stockholders from a financial point of view, the absence of a special committee and an unaffiliated representative was acceptable.

                  (viii) The Board viewed the matters set forth in item (viii) to be favorable to its decision. The Board considered one of the paramount factors in approving the Merger Agreement to be that the Merger Agreement and DavCo's Restated Certificate of Incorporation require that the Unaffiliated Stockholders determine for themselves whether they prefer to receive the consideration contemplated by the Merger, and the premium to market prices reflected therein, or to continue as Stockholders in DavCo.

                  (ix) The Board viewed as favorable to its decision the matters set forth in item (ix). The Board considered that even if the required majority of the Unaffiliated Stockholders approves the Merger, certain Stockholders may not support the Merger and wish to exercise appraisal rights. The Board felt it to be important that Delaware law provides Stockholders with the opportunity to exercise appraisal rights and to seek a judicial determination of the fair value of their Shares, despite the approval of a majority of similarly situated, Unaffiliated Stockholders.

         DAC. DAC and the Affiliated Stockholders have not undertaken any formal evaluation of the fairness of the Proposal to the Unaffiliated Stockholders. Based, however, upon their consideration of, among other things, (i) historical market prices for the Shares, including the Shares' initial public offering price (and the fact that $20.00 per Share is substantially higher than the market price per Share prior to the announcement of the September 5 Proposal),
(ii) the conclusions of the Non-Participating Directors and (iii) that the Board had received the written opinion of Equitable to the effect that, as of the date thereof, the consideration of $20.00 per Share to be received by the Unaffiliated Stockholders in the Merger is fair to the Unaffiliated Stockholders from a financial point of view, DAC and the Affiliated Stockholders believe that the Merger is fair to the Unaffiliated Stockholders.

Opinion of Financial Advisor

         Upon being advised of the Merger, the Board of Directors retained Equitable pursuant to an engagement letter dated September 10, 1997 (the "Engagement Letter") to (i) review and analyze the financial aspects of the Merger; (ii) analyze the Company from a financial standpoint; (iii) assist the Board of Directors in evaluating the Merger; and (iv) if requested, render an opinion to the Board of Directors as to the fairness, from a financial point of view as of the date of such opinion, of the Merger to holders of the Shares (other than the Affiliated Stockholders). The Company retained Equitable because of Equitable's reputation as a widely recognized investment banking firm that regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         THE FOLLOWING IS A SUMMARY OF THE WRITTEN OPINION OF EQUITABLE TO THE BOARD OF DIRECTORS. THE FULL TEXT OF EQUITABLE'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THE EQUITABLE OPINION CAREFULLY AND IN ITS ENTIRETY. A COPY OF EQUITABLE'S OCTOBER 1997 WRITTEN PRESENTATION TO THE BOARD OF DIRECTORS (THE "PRESENTATION") HAS BEEN FILED AS AN EXHIBIT TO THE SCHEDULE 13E-3 (AS HEREINAFTER DEFINED) AND IS INCORPORATED HEREIN BY REFERENCE TO THE FULL TEXTS OF THE WRITTEN OPINION AND THE PRESENTATION. SEE "ADDITIONAL AVAILABLE INFORMATION."

         EQUITABLE'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO HOW SUCH STOCKHOLDERS SHOULD VOTE IN CONNECTION WITH THE MERGER.

         On October 21, 1997, Equitable delivered its written presentation to the Board of Directors of DavCo. Equitable also reviewed the information referred to below which underlies Equitable's financial analysis and its opinion, and, based on the analysis referred to below, delivered its oral opinion

(subsequently confirmed in its written opinion, dated November 6, 1997) that as of the date of such opinion, the cash consideration to be received by the holders of Shares (other than the Affiliated Stockholders) is fair from a financial point of view to such shareholders.

         Equitable did not make an independent evaluation or appraisal of the Company's assets or liabilities (contingent or otherwise), nor was Equitable furnished with such evaluations or appraisals. No limitations were imposed by the Board of Directors or the Company on Equitable with respect to the information reviewed or the procedures followed by Equitable in rendering its opinion. The Company and its management cooperated fully with Equitable in connection with its investigations. As set forth in its written opinion, Equitable assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by Equitable or that was furnished to Equitable by or on behalf of the Company. With respect to the financial projections provided to Equitable, Equitable assumed that such projections were reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Equitable also assumed, based on the information provided to Equitable and without assuming responsibility for the independent verification thereof, that no material undisclosed or contingent liability (disclosed or undisclosed) exists with respect to the Company. Equitable's opinion is necessarily based on the economic, market and other conditions as in effect on, and the information available to Equitable as of, the date of its opinion. Equitable was not requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company and assumed, with the permission of the Company, that DAC has no present intention to sell the Company after the Merger. Equitable conducted valuation analyses of the Company, but was not asked to and did not recommend a specific per share price to be paid by the Affiliated Stockholders for the Shares. Equitable's opinion does not address the likely tax consequences of the Merger.

         In conducting its analysis and arriving at its opinion, Equitable: (a) reviewed the audited and unaudited financial statements for the four most recent fiscal years and interim periods of the Company; (b) discussed the past and current operations, financial conditions and prospects of the Company and its subsidiaries with its management; (c) reviewed with management certain business plans of the Company and certain financial projections prepared by the management of the Company and pertaining to the Company and its subsidiaries (d) reviewed the terms of the Merger with the Company and its legal advisors; (e) reviewed the historical market prices and reported trading volumes of the Shares; (f) compared the price per share offered in the Merger to historical market prices of the Shares; (g) compared the financial performance of the Company with, and reviewed the prices and reported trading activity of, the securities of certain publicly traded companies whose operating characteristics and/or industry focus Equitable believes resemble those of the Company; (h) reviewed the financial terms of selected acquisitions of the remaining minority interest of other publicly traded companies; (i) reviewed the financial terms of selected control acquisitions of companies with operating characteristics and/or industry focus Equitable believes resemble those of the Company; (j) performed a discounted cash flow analysis of the Company based upon the financial information and financial projections provided to Equitable by management of the Company; (k) performed a stand-alone leveraged buyout analysis utilizing operating assumptions provided to Equitable by the management of the Company and the capital structure as outlined by the Company's lenders; (l) performed a leveraged recapitalization analysis of the Company based upon financial information provided to Equitable by the management of the Company; and (m) reviewed such other information and performed such other analyses as Equitable deemed appropriate.

         In preparing its opinion for the Board of Directors, Equitable performed a variety of financial and comparative analyses and considered a variety of factors, as described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Equitable's opinion. The preparation of a fairness opinion is a complex analytic process involving various subjective determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily summarized.

         In arriving at its opinion, Equitable did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Equitable believes that its analyses must be considered as a whole and that selecting portions of its analyses or portions of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Equitable made numerous assumptions with respect to the Company, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the Merger, nor is an evaluation of the results of such analyses entirely mathematical, rather it involves necessarily complex considerations of and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, none of the Company, Equitable or any other person assumes responsibility for their accuracy.

         The following is a summary of the report presented by Equitable to the Board of Directors on October 21, 1997.

         Analysis of Selected Publicly Traded Companies. Equitable reviewed and compared certain financial, operating and stock market information of the Company to selected publicly traded companies whose operating characteristics and/or industry focus Equitable believes resemble those of the Company to varying degrees. Those comparable companies classified for analysis as Quick Service Restaurants (QSR) consisted of Au Bon Pain Co.; Consolidated Products, Inc.; Krystal Company; McDonald's Corp.; Sbarro, Inc. and Wendy's International, Inc. Those comparable companies that were franchisees and classified as Franchisee - Restricted Operators for analysis consisted of DavCo Restaurants, Inc.; Family Steak Houses of Florida, Inc.; Main Street and Main, Inc. and NPC International, Inc. Those comparable companies that were franchisees and classified as Franchisees - High Growth Consolidators for analysis consisted of Apple South Inc.; DenAmerica Corp. and PJ America, Inc. (in the aggregate, the QSRs, the Franchisees - Restricted Operators and the Franchisees - High Growth Consolidators are the "Selected Companies"). Equitable created a range of market multiples for the Selected Companies by dividing the aggregate value calculated as total common shares outstanding multiplied by the closing market prices per share on October 16, 1997 (Krystal Company share price was frozen as of September 27, 1997 due to its acquisition by Port Royal Holdings, Inc.) plus the latest reported total debt (including capitalized leases), preferred stock and minority interest (combined, the sum is "Total Firm Value") of each of the Selected Companies by such company's net revenues, EBITDA and EBIT for the latest four fiscal quarters as reported in publicly available information and by dividing the closing market price per share on October 16, 1997 by EPS for the latest four fiscal quarters as reported in publicly available information ("LTM P/E") and as projected for the 1997 and 1998 calendar years, as represented by the mean estimate reported by publicly available sources. In addition, Equitable looked at the multiple of reported book equity, as determined by multiplying the shares outstanding by the market closing price, and dividing by the most recently reported book equity. Equitable determined the relevant ranges of multiples derived from the Selected Companies, as well as the average multiples (excluding the maximum and minimum values) across each of the three industry segments. These figures are detailed in the chart that follows:

                                   Category         Range of  Values       Average Value
                                   --------         --------  ------       -------------

     QSR                           Revenues             0.6x to 3.3x                1.4x
                                   EBITDA              6.6x to 10.7x                8.7x
                                   EBIT                9.1x to 15.9x               13.0x
                                   P/E TR12           14.5x to 31.5x               19.0x
                                   P/E 1997           13.8x to 33.0x               18.2x
                                   P/E 1998           12.6x to 26.5x               18.5x
                                   Book Equity          1.1x to 4.7x                2.8x

     Franchisees -
     Restricted Operators          Revenues             0.6x to 1.8x                0.6x
                                   EBITDA              6.2x to 13.2x                8.6x
                                   EBIT                9.3x to 15.8x               12.6x
                                   P/E TR12           17.4x to 20.3x               18.8x
                                   P/E 1997           14.9x to 29.2x               15.7x
                                   P/E 1998           12.3x to 23.3x               13.9x
                                   Book Equity          0.6x to 3.5x                2.2x

     Franchisees -
     High Growth Consolidators     Revenues             0.4x to 3.2x                1.7x
                                   EBITDA              6.0x to 21.7x               12.7x
                                   EBIT               10.2x to 26.7x               18.0x
                                   P/E TR12           25.7x to 30.7x               28.2x
                                   P/E 1997            8.0x to 23.9x               19.0x
                                   P/E 1998           15.1x to 20.1x               17.6x
                                   Book Equity          1.3x to 4.2x                3.6x

         Equitable compared the above-mentioned ranges and average multiples of the Selected Companies to the Company's market multiples (based on the $18.06 per share closing market price as of October 16, 1997) on an actual basis. Equitable calculated imputed valuation ranges of the Company by applying the results of the Company to the average multiples derived from its analysis of the Selected Companies.

         The imputed values were then compared to the Company's average discount over the trailing twelve month period. The averages were calculated based on the multiples generated by dividing the Total Firm Value of each of the Selected Companies by such company's net revenues, EBITDA and EBIT for the latest four fiscal quarters as reported in publicly available information and by dividing the closing market price per share on October 16, 1997 by EPS for the latest four fiscal quarters as reported in publicly available information ("LTM P/E") and as projected for the 1997 and 1998 calendar years, as represented by the mean estimate reported by publicly available sources. In addition, Equitable analyzed the multiple of reported book equity, as determined by multiplying the shares outstanding by the market closing price, and dividing by the most recently reported book equity.

         The Company's multiples were generated based on both the (i) the closing stock price one day prior to the announcement of the Merger and (ii) the closing stock price of the Company's shares as of October 16, 1997. The multiples were then compared to the applicable industry sector over the prior twelve month period in order to generate an average trading discount. The following were the average trading discount imputed values:

         QSR                                                     24.5% to 41.5%
         Franchisees
             - High Growth Consolidators                         41.7% to 54.8%
             - Restricted Operators                               6.7% to 22.7%


         This analysis resulted in a range of imputed values for the Company of $13.75 to $19.00 per share. In reviewing the operations of the Selected Companies, Equitable determined that no company was directly comparable to the Company. After examining the ranges of multiples produced by an analysis of the Selected Companies, discussing the operations of the Company with management and reviewing other relevant data concerning the Company versus the Selected Companies (including sales, relative size, profitability and growth prospects) and the historic trading pattern of the Shares, Equitable concluded that on a fully-distributed basis, the Shares of the Company would most likely trade at a discount to the values implied by the average multiples of the Selected Companies.

         Analysis of Precedent Transactions for Selected Control Acquisitions in the Restaurant Industry. Equitable analyzed the purchase prices and multiples paid or proposed to be paid in selected merger and acquisition transactions that have occurred since April 1994 in the restaurant industry (the "Selected Restaurant Control Transactions"). This analysis was based on the following publicly available information for Selected Restaurant Control Transactions and included: Canteen Corp./Compass Group PLC; Ground Round Restaurants Inc./Citicorp Venture Capital, Ltd.; Southern Hospitality/DavCo Restaurants, Inc.; Westsphere Capital/Chase Manhattan Corp.; Denwest Restaurant Corp./American Family Restaurants Inc.; TPI Enterprises Inc./Shoney's Inc.; NPC International Inc./Investor Group; Volunteer Capital Corp./Wendy's International, Inc.; Casa Bonita/CKE Restaurants, Inc.; Arby's Inc./RTM Restaurant Group; Rally's Hamburgers Inc./Checker's Drive-In Restaurants; Hardees Food Systems/CKE Restaurants; Krystal Company/Port Royal Holdings Inc.; Perkins Family Restaurant LP/Restaurant Company; 30 Burger King Restaurants/AmeriKing Inc.; El Chico Restaurants, Inc./Investor Group; Sagebrush, Inc./WSMP, Inc.; Skyline Chili, Inc./Fleet Equity Partners; and the Merger. Equitable selected transactions in which it believed that the target company had operating characteristics and/or industry focus that resembled those of the Company. Equitable calculated the Total Firm Value, based on the purchase price, as a multiple of net sales, EBITDA and EBIT and the shares outstanding multiplied by the applicable closing price ("Equity Value") as a multiple of book equity and net income for each target company for the four fiscal quarters immediately preceding the announcement. This analysis indicated that the ranges of multiples derived from the Selected Restaurant Control Transactions were (i) net sales: 0.3x to 1.8x; (ii) EBITDA: 3.1x to 11.5x; (iii) EBIT: 4.3x to 15.4x;
(iv) reported book equity: 1.0x to 6.0x; and (v) net income: 9.7x to 27.3x. The average multiples of net sales, EBITDA, EBIT, reported book equity and net income (excluding the maximum and minimum values) were 0.7x, 6.7x, 9.7x, 2.4x and 17.4x, respectively. Considering the Offer Price, the Company's multiples of net sales, EBITDA, EBIT, reported book equity and net income were 0.9x, 7.4x, 11.2x, 2.9x and 19.2x, respectively. Equitable then calculated the imputed valuation ranges of the Company by applying the results for the preceding four fiscal quarters and projected 1997 of the Company to the average multiples derived from its analysis of the Selected Restaurant Control Transactions. This analysis indicated a range of imputed values for the Company of $14.00 to $16.50 per Share.

         Premium Analysis for Selected Control Acquisitions in the Restaurant Industry. Equitable also presented an analysis of the premiums paid in connection with Selected Restaurant Control Transactions. Equitable calculated the percentage premium per share paid by the acquiror in each of the Selected Restaurant Control Transactions involving a publicly traded target as a percentage of the stock price of the target company one day, one week and four weeks prior to the initial announcement of the September 5 Proposal. This analysis indicated that the relevant ranges of premiums paid were (i) one day:
(32.9%) to 132.0% (ii) one week: (35.5%) to 169.8%; and (iii) four weeks:
(20.4%) to 176.2%. These premiums resulted in average values of 37.8%, 40.5% and 39.9% for one-day, one week and four weeks, respectively. Equitable compared the above-mentioned analysis for premiums paid in the Selected Restaurant Control Transactions to the Company's closing market price of the Shares one day, one week and four weeks prior to the initial announcement of the September 5 Proposal. Equitable then calculated the imputed valuation range of the Company by applying the average premiums derived from its analysis of the Selected Restaurant Control Transactions to the closing market price of the Shares on the appropriate date. This analysis resulted in a range of values for the Company of $18.19 to $18.79 per share.

         Analysis of Precedent Transactions for Selected Acquisitions of Remaining Minority Interest. Equitable also analyzed transactions involving the purchase of remaining minority interest transactions that have occurred since February 1994 (the "Selected Remaining Minority Interest Transactions"). The analysis of Selected Remaining Minority Interest Transactions was generated from publicly available information from the following transactions: Scripps Howard Broadcasting Company/EW Scripps Company; FoxMeyer Corp./National Intergroup Inc.; Castle & Cooke Homes Inc./Dole Food Company, Inc.; Pacific Telecom Inc./PacifiCorp; Fleet Mortgage Group, Inc./Fleet Financial Group Inc.; Rust International Inc./WMX Technologies Inc.; Club Med Inc./Club Mediterranee SA; Riverwood International Corp./RIC Holdings Inc.; Bic Corp./Bic SA; NPC International Inc./Investor Group; Arcus Inc./United Acquisition Company; Great American Management and Investment Inc./Equity Holdings; Goulden Poultry Company Inc./Gold Kist Inc.; Bankers Life Holding (Conseco)/Conseco Inc.; Crocker Realty Trust Inc./Highwoods Properties Inc.; General Physics Corp./National Patent Development Corporation; WCI Steel Inc./Renco Group Inc.; Leslie's Poolmart/Investor Group; Central Tractor Farm & Country Inc./JW Childs Equity Partners LP; Mafco Consolidated Group/Mafco Holdings Inc.; and the Merger (the "Selected Remaining Minority Interest Acquisitions"). Equitable calculated the Total Firm Value, based on the purchase price, as a multiple of net sales, EBITDA and EBIT and the Equity Value as a multiple of reported book equity and net income for each target company for the four fiscal quarters immediately preceding the Initial Announcement. This analysis indicated that the ranges of multiples derived from the Selected Remaining Minority Interest Acquisitions were (i) net sales: 0.1x to 4.8x; (ii) EBITDA: 2.2x to 9.7x; (iii) EBIT: 3.1x to 15.4x; (iv) reported book equity: 0.9x to 5.0x; and (v) net income: 2.7x to 28.9x. The average multiples of net sales, EBITDA, EBIT, reported book equity and net income (excluding the maximum and minimum values) were 1.2x, 6.4x, 9.5x, 2.3x, 15.5x, respectively. Considering the Offer Price, the Merger's multiples of net sales, EBITDA, EBIT, reported book equity and net income were 0.9x, 7.4x, 11.2x, 2.9x and 19.2x, respectively. Equitable then calculated the imputed valuation ranges of the Company's shares by applying the results for the preceding four fiscal quarters and projected 1997 fiscal year end of the Company to the average multiples derived from its analysis of the Selected Remaining Minority Interest Acquisitions. This analysis indicated a range of values of the Company of $16.00 to $18.75 per share.

         Analysis of Premiums for Acquisitions of Remaining Minority Interest. Equitable also presented an analysis of the premiums paid in connection with Selected Remaining Minority Interest Transactions. Equitable calculated the premium per share paid by the acquiror in each of the Selected Remaining Minority Interest Transactions as a percentage of the stock price of the target company one day, one week and four weeks prior to the original announcement of the transaction. This analysis indicated that the relevant ranges of premiums paid were (i) one day: (1.8%) to 52.0%, (ii) one week: 0.6% to 50.0% and (iii) four weeks: 1.3% to 77.8%. These premiums resulted in average values of 21.7%, 24.2%, and 28.6% for one-day, one week and four weeks, respectively. Equitable compared these ranges of premiums paid in the Selected Remaining Minority Interest Transactions to the Company's closing market price of the Shares one day, one week and four weeks prior to the Initial Announcement. Equitable then calculated the imputed valuation range of the Company's shares by applying the average premiums derived from its analysis of the Selected Remaining Minority Interest Transactions to the closing market price of the Shares on the appropriate date. This analysis resulted in a range of imputed values for the shares of the Company of $16.28 to $16.71 per share.

         Discounted Cash Flow Analysis. Equitable performed discounted cash flow analyses of the projected free cash flows of the Company for the fiscal years 1998 through 2002 based in part upon certain operating and financial assumptions, forecasts and other information provided by the management of the Company including the potential disposition of the Company's Midwest Division. Using this financial information, Equitable calculated the projected free cash flow based on projected unleveraged net income (earnings before interest and after taxes) for the 1998 through 2002 fiscal years as adjusted for: (i) certain projected non-cash items (such as depreciation and amortization); (ii) forecasted capital expenditures (including discretionary capital expenditures); and (iii) forecasted working capital requirements (the sum of which is "Free Cash Flow"). Equitable discounted the stream of projected Free Cash Flows back to September 28, 1997 (start of fiscal year 1998) using discount rates ranging from 10.7% to 12.7%. The range of discount rates was designed to reflect the Company's estimated cost of capital which was based on (i) prevailing interest rates, including the Company's after-tax cost of debt and the current risk free rate, (ii) the long-term observed risk premium for securities over the risk free rate, (iii) an estimated illiquidity risk premium and (iv) the calculated Beta for the Company's Shares as well as those of the Selected Companies, taking into account the capital structures of each company. The range of EBITDA multiples was selected based on the multiples observed in Selected Restaurant Control Transactions involving a financial buyer. To estimate the residual value of the Company at the end of the forecast, Equitable applied a range of multiples to the Company's projected 2002 EBITDA between 4.0x to 8.0x. In order to arrive at a residual value, Equitable utilized the Company's 2002 EBITDA, based on Company projections, then subtracted the Company's projected maintenance capital expenditures in that same year, then applied the aforementioned range of EBITDA multiples to arrive at a future estimated firm value. Estimated transaction costs of 2.00% to sell the Company were then netted to arrive at an estimated future firm value. Equitable then subtracted all outstanding debt, including capital leases, and added back cash, in excess of amounts needed for ordinary operations, to arrive at a final residual equity value. Equitable added the present value of the cash flows and the present value of the final residual equity value to derive a reference range of values for the Company of $16.00 to $23.00 per Share.

         Leveraged Buyout Analysis. Equitable also prepared a financial analysis of a leveraged buyout of the Company based on management's projections combined with the capital assumptions of the Company's lenders. A range of internal rates of returns ("IRRs") was calculated in order to determine the returns that could be generated for both sponsor and management equity investments in the Company. These IRRs were derived based on the Company's projected performance from 1998 to 2003.

         The leveraged buyout analysis assumed a "going private" transaction at the end of fiscal year 1997. The IRR values were then calculated based on a range of EBITDA exit multiples and a range of exit years. The range of EBITDA multiples was selected based on the multiples observed in Selected Restaurant Control Transactions involving a financial buyer. The exit years contemplated in the model range from year three to year six from the end of fiscal year 1997. IRRs were calculated based on an initial sponsor investment of $24,000,000 that consisted of 75% of the preferred shares to be issued and

67% of the Common Stock to be issued in the Merger. IRRs were calculated based on an initial management investment of $8,119,000 that consisted of 25% of the preferred shares to be issued and 33% of the Common Stock to be issued in the Merger. The proceeds for disbursement to investors were generated by multiplying the appropriate exit EBITDA multiple times the applicable projected EBITDA and then netting all outstanding obligations, including capital leases, and adding back excess cash beyond needs for operations. The value of the pay-in-kind preferred shares accreted at a rate of 12% annually.

         The leveraged buyout contemplates for (i) sponsor equity - pre-tax IRRs ranging from 9% to 48%, with an expected return of 20% to 39% and, (ii) management equity - pre-tax IRRs ranging from 7% to 60%, with an expected return of 23% to 47%.

         Leveraged Recapitalization Analysis. Equitable also prepared a financial analysis of a recapitalization of the Company in which all shareholders would receive an extraordinary cash distribution per Share of $15.00 to $16.00 that would be financed with new senior debt financing and any existing excess cash of the Company based in part on certain financial assumptions and other information provided by the Company. In addition, Equitable estimated that the stub security would trade in the range of $5.00 to $6.00. Equitable determined the level of the special dividend paid by estimating the sustainable amount of leverage that the Company could incur while servicing the debt on a timely basis. The stub security estimated value was based on the negative book equity generated by the leveraged recapitalization transaction and the resulting reduced cash flow, profitability and income generating capability of the Company.

         Pursuant to the Engagement Letter and later discussions, Equitable was paid $225,000, plus expenses, in connection with this engagement. The fees payable to Equitable were not contingent upon the consummation of the Merger. The Company also has agreed to reimburse Equitable for all travel and other out-of-pocket expenses incurred in connection with Equitable's engagement under the Engagement Letter, including all reasonable fees and disbursements of Equitable's legal counsel and other professional advisors. The Company has also agreed to indemnify Equitable and its affiliates, the respective limited and general partners, directors, officers, agents and employees of Equitable and its affiliates and each other person, if any, controlling Equitable or any of its affiliates to the full extent lawful from and against any losses, damages, liabilities, expenses or claims (or actions in respect thereof, including without limitation, shareholder and derivative actions and arbitration proceedings) related to or otherwise arising out of the engagement contemplated by the Engagement Letter or Equitable's role in connections therewith (other than those determined to have resulted from Equitable's bad faith or gross negligence). In the ordinary course of its business, Equitable may have traded and may in the future trade securities of the Company for its own account and for the accounts of its customers, and, accordingly, may at all times hold a long or short position in such securities.

         EXCEPT AS DESCRIBED HEREIN, NEITHER EQUITABLE NOR ANY AFFILIATE OF EQUITABLE HAS PERFORMED ANY INVESTMENT BANKING OR OTHER FINANCIAL SERVICES FOR, OR HAD ANY MATERIAL FINANCIAL RELATIONSHIP WITH THE COMPANY DURING THE TWO YEARS PRECEDING THE DATE HEREOF.

Purpose of the Merger

         DavCo has entered into the Merger Agreement because the Board of Directors concluded that the Merger was fair to, and in the best interests of, the Unaffiliated Stockholders. In particular, the Board concluded that it was unlikely that DavCo could be sold in a transaction, or any transaction could be consummated, other than the Merger or a similar transaction with the Affiliated Stockholders, in which the

Stockholders would have an opportunity to obtain a premium to historical and current market prices, and that the $20.00 per Share price payable in the Merger represented an attractive alternative to the potential for future market appreciation of the Shares. For a discussion of the various factors considered by the Board in reaching these conclusions, see "SPECIAL FACTORS--Background of the Merger" and "--Fairness of the Merger; Recommendation of the Board of Directors; Position of DAC."

         The purpose of DAC and its affiliates (including Messrs. Kirstien and Rothstein and the CVC Investors) in proceeding with the Merger is to acquire the entire equity interest in DavCo in a leveraged transaction providing fair value to the Unaffiliated Stockholders. See "CERTAIN INFORMATION CONCERNING DAC, DAC SUB AND AFFILIATES" and "--Interest of Certain Persons in the Merger." DAC, Messrs. Kirstien and Rothstein and the CVC Investors regard the acquisition of the Shares in the Merger as an attractive investment opportunity because they believe DavCo's future business prospects are favorable and that the substantial increase in the debt to equity ratio of DavCo after the Merger, although importing greater investment risks, will create the potential for the shareholders' equity value of DavCo to increase more rapidly on a percentage basis than the shareholders' equity value of an identical corporation with a larger equity base and less debt. Messrs. Kirstien and Rothstein and the CVC Investors could earn a substantial return on their equity investment in DAC (of which DavCo will be a wholly-owned subsidiary following consummation of the Merger). In addition, the flexibility inherent in a closely-held corporation to implement a long-term business strategy, without concentrating on short-term, reported quarterly earnings reports, should render more feasible these results.

         While the Kirstien Investors, the Rothstein Investors and the CVC Investors are looking to achieve substantial returns on their investment in DavCo through their ownership of DAC, they believe that such returns are available only to those investors who are willing to bear the substantial risks associated with a highly leveraged investment. Each believes that the discount on the potential future value of DavCo which may be applied to reflect such risk from the point of view of Unaffiliated Stockholders is necessarily different from the discount applied by DAC and the Affiliated Stockholders who will own a significant interest in a privately held company and who accordingly will be able to closely and directly monitor and influence the performance of their investment.

         As a result of the Merger, the Kirstien Investors will increase their percentage beneficial ownership of the equity interests in DavCo, on a fully diluted basis, from approximately 7.7% to 16.5%; the Rothstein Investors will increase their percentage ownership, on a fully diluted basis, from approximately 5.8% to 16.5%; and CVC from approximately 40.6% to, together with all CVC Investors, 67.0%, on a fully diluted basis. The Affiliated Stockholders' percentage interests in DavCo's net book value and net earnings will increase correspondingly. See "SELECTED FINANCIAL DATA OF DAVCO." Payments in connection with the Merger and related financing will reduce substantially DavCo's net book value and net earnings. See "FINANCING OF THE MERGER."

         In order to provide a prompt and orderly transfer of ownership of DavCo from the Stockholders to DAC, in light of relevant financial, legal, tax and other considerations, and to facilitate the required financing for the transaction, the acquisition has been structured as a merger pursuant to which, if the Merger Agreement is adopted by the requisite vote of the Stockholders, DAC Sub will be merged with and into DavCo and all of the outstanding Shares (other than Shares held in DavCo's treasury, by any subsidiary of DavCo, or by DAC or DAC Sub) will be converted into the right to receive $20.00 in cash per Share, without interest unless holders thereof elect to pursue appraisal rights under the DGCL. See "THE MERGER" and "APPRAISAL RIGHTS."

Interests of Certain Persons in the Merger

         In considering the recommendation of the Board of Directors with respect to the Merger, Stockholders should be aware that certain members of DavCo's Board of Directors have certain interests that present them with actual or potential conflicts of interest in connection with the Merger. The Board of Directors was aware of these conflicts and considered them among the other matters described under "SPECIAL FACTORS -- Fairness of the Merger; Recommendation of the Board of Directors."

     Interest in Common Stock. As of the Record Date, DavCo's directors, Mr. Kirstien, Mr. Rothstein, Mr. Knief, Mr. Corpening, Edward H. Chambers, Mr. Farley, Gino Marchetti, Mr. Rosser and Mr. Winokur, beneficially owned an aggregate of 1,260,630 Shares, as follows:

                                                          Number of
                                                          Shares(1)
                                                          ---------
         R. D. Kirstien (2)..........................      595,769
         H. Rothstein (3)............................      449,274
         B. L. Knief (4).............................       45,742
         C.E. Corpening (5)..........................       --
         E. H. Chambers..............................        9,500
         J. D. Farley................................       51,416
         G. Marchetti................................       13,600
         H. O. Rosser................................       71,329
         B. J. Winokur...............................       24,000

         --------------
         (1) Includes all stock options which are exercisable within 60 days of __________, 1997.
         (2)  Includes shares held by the Kirstien Investors.
         (3)  Includes shares held by the Rothstein Investors.
         (4) Excludes shares held by CVC. Mr. Knief serves as Senior Vice-President of CVC.
         (5) Excludes shares held by CVC. Mr. Corpening serves as an officer of CVC.

         The Kirstien Investors, the Rothstein Investors and the CVC Investors have agreed to contribute prior to consummation of the Merger 200,000 Shares, 200,000 Shares and 1,200,000 Shares, respectively, to DAC in exchange for 16.5%, 16.5% and 67.0%, respectively, of the outstanding shares of common stock of DAC. These shares will not be converted in the Merger and will be canceled without payment (other than the issuance of shares of DAC's common stock to Messrs. Kirstien and Rothstein and the CVC Investors). Accordingly, if the Merger is consummated, the directors of DavCo, as Stockholders, are expected to receive aggregate net proceeds (net of the exercise price of Shares held under options) of $11,289,192 in respect of the conversion of their Shares in the Merger as follows:

         R. D. Kirstien..............................$   5,528,339
         H. Rothstein................................    2,636,380
         B. L. Knief.................................      714,840
         C. E. Corpening.............................      --
         E. H. Chambers..............................       84,688
         J. D. Farley................................      629,240
         G. Marchetti................................      114,375
         H. O. Rosser................................    1,387,080
         B. J. Winokur...............................      194,250

         Equity Ownership of DAC. As noted above, the Kirstien Investors, the Rothstein Investors and the CVC Investors are expected to own 16.5%, 16.5% and 67.0%, respectively, of the equity interests in DAC. See "CERTAIN INFORMATION CONCERNING DAC, DAC SUB AND AFFILIATES."

         Bonuses. If the Merger is consummated, DAC has agreed that Mr. Kirstien and Mr. Rothstein will receive one-time cash payments aggregating approximately $3,040,000.

         Indemnification. Under the Merger Agreement, DAC or the Surviving Corporation is required to provide, for a period of six years after the Effective Time, directors' and officers' liability insurance policies in favor of the present and former directors, officers, employees and agents of DavCo who are presently covered under such policies by the Company with respect to actions or omissions occurring prior to the Effective Time on terms no less favorable than such insurance maintained by DavCo as of the date of the Merger Agreement in terms of coverage and amounts, provided that DAC and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for such insurance in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement. The Merger Agreement also provides that DAC and the Surviving Corporation will indemnify and hold harmless the above parties against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time to the full extent permitted under Delaware law, the Surviving Corporation's Certificate of Incorporation or By-Laws in effect as of the Effective Date or any indemnification agreement as presently in effect. In addition, under the Merger Agreement, DAC has agreed that all rights to indemnification existing in favor of the employees, agents, directors and officers of DavCo in effect on the date of the Merger Agreement will survive the Merger, and that the Certificate of Incorporation and Bylaws of the Surviving Corporation will include indemnification provisions no less comprehensive than those contained in the Surviving Corporation's Certificate of Incorporation and Bylaws in effect as of the Effective Time. The Merger Agreement also provides that all existing indemnification agreements between the Company and its directors, officers, employees and agents will be continued after the Effective Time. See " THE MERGER--Indemnification of Directors and Officers."

         Other. Messrs. Kirstien, Rothstein, Knief and Corpening and David F. Thomas are currently the directors of DAC and DAC Sub. See "CERTAIN INFORMATION CONCERNING DAC, DAC SUB AND AFFILIATES." The Merger Agreement provides that the directors of DAC Sub will be the directors of the Surviving Corporation, and that the officers of DavCo will be the officers of the Surviving Corporation upon the consummation of the Merger. See "CERTAIN INFORMATION CONCERNING THE DIRECTORS AND OFFICERS OF DAVCO." The compensation levels and employee benefit plans and programs for directors, officers and employees of DavCo after the Merger are expected to be substantially the same as those currently provided by DavCo.

Certain Effects of the Merger

         Upon consummation of the Merger, the Stockholders will be entitled to receive a payment in cash of $20.00 per Share, without interest, or to exercise appraisal rights under Section 262 of the DGCL if properly demanded prior to the vote on the Merger at the Special Meeting. The Stockholders (other than the Affiliated Stockholders through their ownership of DAC), as of the Effective Time, will have no continuing ownership interest in the Company and will no longer participate in the future earnings and potential growth of the Company. The Affiliated Stockholders, as the holders of all of the outstanding common stock of DAC, will be entitled to all of the benefits, and subject to all of the risks, that will result from such ownership.

         As a result of the Merger, the Company will become a privately held, wholly-owned subsidiary of DAC. From the Effective Time, the Shares will no longer be traded on the ASE, and price quotations with respect to sales of Shares in the public market will no longer be available. The registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate and this termination will substantially reduce the information required to be filed by the Company with the Securities and Exchange Commission (the "Commission") and will make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement, under the proxy rules of Regulation 14A, of furnishing a proxy or information statement in connection with stockholders meetings no longer applicable to the Company.

         Pursuant to the terms of the Merger Agreement, the board of directors of DAC Sub shall become, upon consummation of the Merger, the board of directors of the Company (as the Surviving Corporation). Messrs. Kirstien, Rothstein, Knief, Corpening and Thomas are the current directors of DAC Sub and are expected to be the only directors of the Surviving Corporation.

Plans for the Company After the Merger

         It is expected that following the Merger the business and operations of the Company will, except as set forth in this Proxy Statement, be conducted by the Surviving Corporation substantially as they are currently conducted.

         Except as described in this Proxy Statement, DAC has no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets. However, DAC will continue to evaluate the business and operations of the Surviving Corporation following the Merger and may propose or develop new plans and proposals which it considers to be in the best interests of the Surviving Corporation and its stockholders.

Risk that the Merger Will Not Be Consummated

         Consummation of the Merger is subject to several conditions, including receipt of the required Stockholder approval, the absence of an injunction or other order restraining consummation of the transactions contemplated by the Merger Agreement, receipt by DAC and/or DAC Sub of the required financing to complete the Merger and to pay related fees and expenses and holders of not more than 5% of the outstanding Shares electing to demand appraisal rights. See "THE MERGER--Conditions to Consummation of the Merger." Although, as described in "FINANCING OF THE MERGER," DAC has obtained a commitment for the required financing, this commitment contains several conditions. Therefore, even if the requisite Stockholder approval is obtained, there can be no assurance that the Merger will be consummated.

         The Merger Agreement provides that DAC and DAC Sub are entitled to reimbursement from DavCo for their expenses incurred in connection with the Merger Agreement and consummation of the transactions contemplated thereby in the event that the Merger Agreement is terminated by DavCo because of the exercise by the Board of Directors of its right under the Merger Agreement to accept another acquisition proposal consistent with its fiduciary obligations to stockholders under Delaware law, or if the

Merger Agreement is terminated by DAC because the Board of Directors of DavCo
(i) shall have withdrawn or modified, in a manner adverse to DAC, its approval or recommendation of the Merger or (ii) shall have approved another acquisition proposal; provided that such reimbursement for expenses shall not exceed an aggregate of $1,000,000 See "THE MERGER--Expenses." In addition, DavCo has paid approximately $1.6 million in commitment fees in connection with the Financing (as hereafter defined), only $585,000 of which is refundable under limited circumstances. See "THE MERGER--Expenses."

         It is expected that if the Merger Agreement is not adopted by the Stockholders, or if the Merger is not consummated for any other reason, the Company's current management, under the direction of the Board of Directors, will continue to mange the Company as an on-going business. No other transaction is currently being considered by the Company as an alternative to the Merger.

Certain Risks in the Event of Bankruptcy

         If the Company is insolvent at the Effective Time or becomes insolvent as a result of the Merger, the transfer of funds representing the $20.00 per Share price payable to Stockholders upon consummation of the Merger may be deemed to be a "fraudulent conveyance" under applicable law, and therefore may be subject to claims of certain creditors of the Company. If such a claim is asserted by the creditors of the Company after the Merger, there is a risk that persons who were Stockholders of the Company at the Effective Time will be ordered by a court to turn over to the Company's trustee in bankruptcy all or a portion of the $20.00 per Share in cash they received upon the consummation of the Merger.

         Based upon the projected capitalization of the Company at the time of the Merger and projected results of operations and cash flow after the Merger, management of the Company has no reason to believe that the Company and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the Merger.

Certain Litigation

         On September 8 and September 9, 1997, two purported stockholder class action complaints (the "Complaints") were filed in the Court of Chancery of the State of Delaware naming DavCo, the individual members of its board of directors and Citicorp (an affiliate of CVC) as defendants. These actions are captioned:
Harbor Finance Partners v. Ronald D. Kirstien, Harvey Rothstein, Edward H. Chambers, Gino Marchetti, James D. Farley, Harold O. Rosser, Byron L. Knief, Barton J. Winokur, Charles Corpening, Citicorp, and DavCo Restaurants, Inc., Del. Ch., C.A. No. 15912NC (filed September 8, 1997) and Gorin Brothers, L.P. v. Ronald D. Kirstien, Harvey Rothstein, James D. Farley, Byron L. Knief, Charles
E. Corpening, Barton J. Winokur, Gino Marchetti, Harold O. Rosser, Edward H. Chambers, Citicorp and DavCo Restaurants, Inc., Del. Ch., C.A. No. 15915NC (filed September 9, 1997). The complaints charge that the September 5 Proposal is, or consummation thereof would be, wrongful, unfair and in breach of the individual defendants' fiduciary duties. Among other things, according to the Complaints, (i) the $18-$20 price range referenced in the September 5 Proposal is grossly inadequate and unfair, (ii) the September 5 Proposal was made at a time when DavCo is poised for significant future growth and earnings, (iii) the Affiliated Stockholders will consummate the September 5 Proposal without an auction or other type of market check, and (iv) the defendants are in possession of non-public information concerning the financial condition and prospects of DavCo. The Complaints seek, among other things, injunctive relief against consummation of the September 5 Proposal, rescissory relief or damages in lieu thereof if the September 5 Proposal is consummated, and other equitable relief. On October 29, 1997, all defendants moved to dismiss the Harbor Finance complaint for failure to state a claim upon which relief may be granted and to stay discovery with respect thereto pending determination of the motion to dismiss. The Gorin complaint has not been served and, accordingly, the defendants are not obligated to respond thereto.

                                   THE MERGER

The following information with respect to the terms and conditions of the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A.

General

         The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. The Merger will be consummated only if the conditions thereto set forth in the Merger Agreement are satisfied or waived (see "Conditions to Consummation of the Merger" below) including receipt of the required stockholder approval (see "Stockholder Adoption of the Merger Agreement" below).

         The Merger Agreement provides that at the Effective Time, DAC Sub will merge with and into the Company and the separate existence of DAC Sub will cease. The Company shall be the Surviving Corporation in the Merger. Each Share which is outstanding immediately prior to the Effective Time (other than Shares held at the Effective Time in the Company's treasury, by any Subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been properly perfected) will be converted into the right to receive $20.00 in cash, without interest. Each share of common stock of DAC Sub issued and outstanding at the Effective Time will become, without any action on the part of the holder thereof, one fully paid and non-assessable share of common stock of the Surviving Corporation. Upon consummation of the Merger, Stockholders, other than DAC (and the Affiliated Stockholders as the owners of DAC), will possess no further interest in, or rights as Stockholders of, the Company, other than their right to receive $20.00 per Share or to exercise appraisal rights.

Effective Time of the Merger

         The Merger Agreement provides that the Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger. The required filing is expected to be made promptly following the approval and adoption of the Merger Agreement by the Stockholders at the Special Meeting and the satisfaction, or where permissible, waiver of the other conditions set forth in the Merger Agreement. Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of DavCo will be amended to read as set forth in Exhibit A to the Merger Agreement and as so amended will be the Restated Certificate of Incorporation of the Surviving Corporation, and the By-Laws of DAC Sub in effect at the Effective Time will become the By-Laws of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, the directors of DAC Sub will be the directors of the Surviving Corporation and the officers of DavCo will be the officers of the Surviving Corporation.

Stockholder Adoption of the Merger Agreement

         Under the DGCL, the affirmative vote of Stockholders entitled to cast at least a majority of the votes which all Stockholders are entitled to cast at the Special Meeting is required for adoption of the Merger Agreement. Pursuant to the terms of DavCo's Restated Certificate of Incorporation and the Merger Agreement, consummation of the Merger also requires the affirmative vote of a majority of the outstanding Shares that are held by the Unaffiliated Stockholders. See "INTRODUCTION--Voting at the Special Meeting," "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

Payment for Shares

         After consummation of the Merger, Stockholders must surrender their stock certificates or certificates representing unexercised options or warrants to purchase Shares (collectively "Warrants") to a bank or trust company to be designated by DAC Sub (the "Paying Agent") in order to receive $20.00 per Share or, in the case of Warrants, an aggregate amount equal to $20.00 multiplied by the aggregate number of Shares issuable upon the exercise in full of all Warrants held by the holder thereof as of the Effective Time, less the aggregate cash exercise price payable upon exercise of all such Warrants. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

         Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to holders of Shares by the paying Agent promptly following the Effective Time. Stockholders should not submit their certificates to the Company or the Paying Agent until they have received such materials.

         Payment for Shares will be made to former Stockholders as promptly as practicable following receipt by the Paying Agent of such certificates and other required documents. Until stock certificates and other required documents are received by the paying Agent, each certificate formerly representing Shares or Warrants shall represent solely (i) the right to receive $20.00 per Share in cash, without interest (less, in the case of Warrants, the aggregate cash exercise price payable upon exercise of such Warrants), or (ii) in the case of Shareholders who have properly perfected appraisal rights with respect to their Shares, the right to seek payment pursuant to Section 262 of the DGCL. See "APPRAISAL RIGHTS."

The Payment Fund

         At or before the Effective Time, DAC Sub (or the Company, as the Surviving Corporation) will deposit with the Paying Agent, in trust for the benefit of all Stockholders receiving cash for their Shares, an amount of cash sufficient to satisfy the payment of $20.00 for each outstanding Share and Warrant owned by such Stockholders. At any time at least 120 days after the Effective Time, the Surviving Corporation may request the Paying Agent to return to it an amount equal to $20.00 multiplied by the number of shares in respect of which appraisal rights have been properly perfected.

Regulatory Matters

         Other than the requirements of the Exchange Act, premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filing of the Certificate of Merger pursuant to the DGCL, neither the Company, DAC nor DAC Sub is aware of any federal or state regulatory approvals or consents that must be obtained in connection with the Merger.

Conditions to Consummation of the Merger

         The respective obligations of DAC, DAC Sub and DavCo to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions: (i) the representations and warranties contained in the Merger Agreement that are qualified by materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects as of the Closing Date; (ii) the performance in all material respects of all obligations contained in the Merger Agreement that are required to be performed at or prior to the Closing Date; (iii) the Stockholders shall have adopted and approved the Merger Agreement and the Merger as required under the laws of the State of Delaware, and the holders of a majority of the outstanding Shares that are held by the Unaffiliated Stockholders shall have voted for the adoption and approval of the Merger Agreement and the Merger; (iv) all filings with and all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by the Merger Agreement, which, if not obtained, would have a material adverse effect on the financial condition, results of operation or business of DavCo and its subsidiaries taken as a whole, or would prevent the consummation of the Merger and other transactions contemplated by the Merger Agreement, shall have been made or obtained; (v) there shall be no effective restraining order, injunction or any other order of any nature issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and the transactions contemplated by the Merger Agreement; and (vi) no action, proceeding, application or counterclaim by any governmental entity before any court or governmental regulatory or administrative agency, authority or tribunal, and which (A) if adversely determined would have a material adverse effect on the Surviving Corporation or the ability of any party to the Merger Agreement to perform its obligations thereunder or (B) challenges or seeks to challenge, restrain or prohibit the consummation of the Merger, shall have been threatened, instituted or be pending.

         The obligation of DAC and DAC Sub to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions: (i) DAC and/or DAC Sub shall have completed their arrangements for the Financing (as hereafter defined) and received the cash proceeds thereof; and (ii) the holders of not more than 5% of the total number of Shares outstanding immediately prior to the Effective Time, on a fully diluted basis, shall have demanded an appraisal of such Shares in accordance with Section 262 of the DGCL.

Certain Covenants

         Conduct of DavCo's Business Prior to the Merger. The Merger Agreement provides that, prior to the Effective Time, except as contemplated by the Merger Agreement or otherwise consented to or approved in writing by DAC: (i) DavCo will operate and will cause its subsidiaries to operate its business in the ordinary course of business; (ii) DavCo shall not declare, set aside or pay any dividends on, or make any distributions in respect of, its outstanding capital stock, except for its regular dividend to stockholders, shall not split, combine or reclassify any of its outstanding capital stock and shall not purchase, redeem or otherwise acquire any of its outstanding capital stock or any right, warrant or option to acquire stock; (iii) DavCo shall not issue, sell or otherwise encumber any shares of its capital stock or other voting securities or rights, warrants or options therefor, except for the issuance of Shares upon the exercise of warrants or options outstanding prior to the date of the Merger Agreement; (iv) DavCo shall not amend its Certificate of Incorporation or By-laws; (v) DavCo shall not acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries; (vi) DavCo shall not sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business, or as disclosed in the Merger Agreement; (vii) DavCo shall not make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding $20,000,000 in the aggregate as DavCo may, in its discretion, deem appropriate; (viii) DavCo shall not (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, DavCo or (C) in connection with the financing of the Merger, or (y) make any loans or advances to any other person, other than to DavCo and other than routine advances to employees, except in the case of either (x) or (y) as disclosed in the Merger Agreement; (ix) DavCo shall not grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing DavCo plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices; (x) DavCo shall not merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other person or entity; (xi) DavCo shall not enter into or amend any employment, consulting, severance or similar agreement with any individual; (xii) DavCo shall not change its accounting policies in any material respect, except as required by generally accepted accounting principles; and (xiii) DavCo shall not commit or agree to take any of the foregoing actions.

         Other Agreements. DavCo has agreed to take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to call, give notice of and convene the Special Meeting of Stockholders to consider and vote upon the approval of the Merger and all other actions contemplated by the Merger Agreement that require approval and adoption by the Stockholders. DavCo, DAC and DAC Sub have agreed to use their commercially reasonable efforts and to otherwise cooperate in taking the steps necessary to consummate the Merger. In particular, DAC and DAC Sub have agreed to use their commercially reasonable efforts to obtain the Financing on terms satisfactory to them. DavCo has agreed that it will not, and will not permit any of its subsidiaries or any of their respective officers, employees, representatives or agents, directly or indirectly, to solicit, initiate or encourage, or to participate in any discussions or negotiations regarding, or to furnish to any person any information with respect to, or to take any other action to facilitate any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any proposal regarding a merger or other business combination involving DavCo or for the acquisition of a material equity interest in, or a material portion of the assets of, DavCo (an "Acquisition Proposal"), other than the transactions contemplated by the Merger Agreement; provided that DavCo may furnish such information to, or enter into discussions or negotiations with, another party in connection with an unsolicited Acquisition Proposal by such party if determined in good faith by the Board of Directors (after consultation with counsel) to be required for the Board to comply with its fiduciary obligations to stockholders under applicable law.

Termination

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the Stockholders: (i) by mutual written consent of the DAC and DavCo; (ii) by either DavCo or DAC if the Merger has not been consummated on or prior to April 1, 1998, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to the Merger Agreement; (iii) by either DavCo or DAC if at the Special Meeting or any adjournment thereof, the Stockholders fail to adopt and approve the Merger Agreement and the Merger as required by Delaware law, DavCo's Restated Certificate of Incorporation and the terms of the Merger Agreement; (iv) by either DavCo or DAC if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken other actions, in each case permanently enjoining, restraining, or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall become final and nonappealable; (v) by DavCo, if the Board of Directors of DavCo shall have approved an Acquisition Proposal after determining that such approval is necessary in the exercise of its fiduciary obligations under applicable law;
(vi) by DAC, if the Board of Directors of DavCo shall have (i) withdrawn or modified, in a manner adverse to DAC or DAC Sub, the approval or recommendation by the Board of Directors of the Merger Agreement or the Merger or (ii) approved another Acquisition Proposal; (vii) by DAC, if any of the conditions to DAC or DAC Sub's obligations set forth in Section 6.2 of the Merger Agreement shall have become incapable of fulfillment, and shall not have been waived by DAC, or if DavCo shall breach in any material respect any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured in all material respects or waived and DavCo shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the closing date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in such Section 6.2 as of the date of such termination, and provided that DAC or DAC Sub shall not be in breach of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement; or (viii) by DavCo, if any of the conditions to DavCo's obligations set forth in Section 6.3 of the Merger Agreement shall have become incapable of fulfillment, and shall not have been waived by DavCo, or if DAC or DAC Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and DAC or DAC Sub, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the closing date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in such Section 6.3 as of the date of such termination, and provided that DavCo shall not be in breach of any of its material representations, warranties, covenants or agreements contained in the Merger Agreement.

Expenses

         The Merger Agreement provides that DAC and DAC SUB are entitled to reimbursement from DavCo for their expenses incurred in connection with the Merger Agreement and consummation of the transactions contemplated thereby in the event that the Merger Agreement is terminated by DavCo because of the exercise by the Board of Directors of its right under the Merger Agreement to accept another acquisition proposal consistent with its fiduciary obligations to stockholders under Delaware law, or if the Merger Agreement is terminated by DAC because the Board of Directors of DavCo (i) shall have withdrawn or modified, in a manner adverse to DAC, its approval or recommendation of the Merger or (ii) shall have approved another acquisition proposal; provided that such reimbursement for expenses shall not exceed an aggregate of $1,000,000. Beyond the terms of the Merger Agreement, DavCo has agreed to bear as its expense the commitment fees in connection with the Financing, totaling approximately $2.2 million, of which approximately $1.6 million has been paid by DavCo and approximately $0.6 million would be payable upon funding by GAF under the commitment. However, if DavCo terminates the commitment, a termination fee of $750,000 would be payable by DavCo to GAF, and if GAF terminates the commitment or fails to fund in contravention of the commitment, GAF is required to refund to DavCo $585,000 of the $1.6 million in commitment fees paid by DavCo. See "FINANCING OF THE MERGER--Fees and Expenses."

Indemnification of Directors and Officers

         Under the Merger Agreement, DAC or the Surviving Corporation is required to provide, for a period of six years after the Effective Time, directors' and officers' liability insurance policies in favor of the present and former directors, officers, employees and agents of DavCo who are presently covered under such policies by the Company with respect to actions or omissions occurring prior to the Effective Time on terms no less favorable than such insurance maintained by DavCo as of the date of the Merger Agreement in terms of coverage and amounts, provided that DAC and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for such insurance in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement. The Merger Agreement also provides that DAC and the Surviving Corporation will indemnify and hold harmless the above parties against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time to the full extent permitted under Delaware law, the Surviving Corporation's Certificate of Incorporation or By-Laws in effect as of the Effective Date or any indemnification agreement as presently in effect. In addition, under the Merger Agreement, DAC has agreed that all rights to indemnification existing in favor of the employees, agents, directors and officers of DavCo in effect on the date of the Merger Agreement will survive the Merger, and that the Certificate of Incorporation and Bylaws of the Surviving Corporation will include indemnification provisions no less comprehensive than those contained in the Surviving Corporation's Certificate of Incorporation and Bylaws in effect as of the Effective Time. The Merger Agreement also provides that all existing indemnification agreements between the Company and its directors, officers, employees and agents will be continued after the Effective Time. See " THE MERGER--Indemnification of Directors and Officers."

Accounting Treatment of the Merger

         Pursuant to the guidelines established by the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) Issue 88-16, the Merger will be accounted for as a step acquisition.

                             FINANCING OF THE MERGER

         The consummation of the Merger is subject to, among other things, receipt by DAC and DAC Sub of proceeds of the financing (the "Financing") necessary to pay the consideration payable to the Stockholders in the Merger and to pay fees and expenses incurred in connection with the Merger. The total amount of financing expected to be required is approximately $138 million and is expected to be obtained from GAF, as described below.

The expected sources and uses of funds in connection with the Merger are as follows:

        Sources
        Debt Financing......................................  $   137,502,000
                                                              ---------------
             Total Sources of Funds.........................  $   137,502,000
                                                              ===============

        Uses
        Payment for Shares in the Merger....................  $   105,392,000
        Management, Director and Employee Options and Bonus
          (net of tax benefit to Company)...................  $     6,422,000
        Repayment of Existing Indebtedness..................  $    21,295,000
        Fees and Expenses...................................  $     4,393,000
                                                              ---------------
             Total Uses of Funds............................  $   137,502,000
                                                              ===============


Debt Financing

         GAF has committed, pursuant to a commitment letter dated October 17, 1997 and subject to the various conditions mentioned below, to provide a total of $180,000,000 in financing in the form of three term loans, described below, aggregating $150,000,000, and a two-year forward commitment facility in the amount of $30,000,000. Borrowers under the GAF commitment are DavCo, Southern Hospitality Corp., a subsidiary of DavCo, and DAC, and borrowings under the GAF financing would be guarantied by FriendCo Restaurants, Inc., a subsidiary of DavCo.

         The first term loan ("Loan 1"), in the amount of $20,000,000 for 15 designated restaurant locations, amortizes in equal monthly payments over a 20 year term. The interest rate on Loan 1 will be fixed at the closing of the financing at a per annum rate equal to the 30-year U.S. Treasury Rate plus 325 basis points. Loan 1 will be secured by a first-fee mortgage on the 15 Loan 1-designated restaurants and a first priority security interest in all other assets relating to the same 15 restaurants. The second term loan ("Loan 2"), in the amount of $104,000,000 for 124 designated restaurant locations, amortizes in equal monthly payments over a 15-year term. The interest rate on Loan 2 will be fixed at the closing of the financing at a per annum rate equal to the 10-year U.S. Treasury Rate plus 350 basis points. Loan 2 will be secured by a first priority security interest in all other assets relating to the same 124 Loan 2-designated restaurants. The third term loan ("Loan 3") is in the amount of $26,000,000 for 38 designated restaurant locations. Loan 3 provides for up to a two-year term with interest-only payments during such term, with principal reductions during such two-year term occurring only upon the sale or disposition of a Loan 3-designated restaurant during the term. At the end of the two-year term, the remaining principal balance of Loan 3, unless paid, will be converted into a 15-year term loan, provided that there shall have been no material adverse change in the borrowers. The per annum interest rate on Loan 3 will be based upon the one month LIBOR plus 350 basis points, to be set monthly. If Loan 3 is converted with two years, the interest rate will be fixed at a rate per annum equal to the 10-year U.S. Treasury Rate plus 350 basis points.

         The commitment letter provides for a two-year, $30,000,000 forward commitment for development or acquisition of new restaurants. Availability under the forward commitment will be limited to 75% of the business and realty value of the newly constructed or acquired restaurants. In addition, to be eligible for borrowing under the forward commitment, the restaurants pledged as collateral for such borrowing must demonstrate certain minimum cash flow and fixed charge coverage criteria. Borrowings under the forward commitment will amortize in equal monthly installment over two different terms, determined by the collateral base: a 15-year term for borrowings for newly acquired or constructed restaurants secured by equipment or business value, and a 20-year term for borrowings for newly acquired or constructed restaurants secured by real estate and furniture, fixtures and equipment. Borrowings under the forward commitment will be cross-collateralized and cross-defaulted with Loan 1, Loan 2 and Loan 3. The interest rate on borrowings under the forward commitment will be determined based upon the term of each borrowing, with the spread for each borrowing subject to change based upon prevailing market conditions.

         The definitive agreements for the financing to be provided under the GAF commitment letter have not been reached. Accordingly, the provisions described herein may change as a result of the negotiation of definitive agreements. It is a condition to the GAF financing that definitive agreements be entered into. In addition, it is anticipated that the obligation of GAF to provide financing will be subject to the satisfaction of certain other conditions, including among others: (i) the satisfaction of all conditions precedent to the Merger and GAF's satisfaction with the terms and documentation for the Merger; (ii) GAF shall have received a solvency letter from a third party valuation firm satisfactory to GAF as to the solvency of the borrowers after giving effect the Merger; and (iii) GAF shall have received evidence acceptable to it as to borrowers' compliance with and good standing under its existing restaurant franchise documents.

         The definitive agreements for the financing are also expected to contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions and dividends and use of proceeds. The definitive agreements also are expected to contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, material defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, termination of GAF loan documents or franchise agreements, bankruptcy events, adverse judgments, abandonment of the Wendy's franchise and changes of control.

Fees and Expenses

         The fees and expenses paid and estimated to be paid by DAC and DavCo in connection with the Merger, the Financing and related transactions are as follows:

        Financing Fees....................................  $   2,213,000
        Investment Banking................................  $     200,000
        Legal and Accounting..............................  $   1,700,000
        Printing and Distribution.........................  $      10,000
        SEC Filings.......................................  $      22,600
        Miscellaneous.....................................  $     247,400
                                                            -------------
             TOTAL........................................  $   4,393,000
                                                            =============

         To the extent not paid prior to the Effective time by DAC or DavCo, all such fees and expenses will be paid by the Surviving Corporation if the Merger is consummated. DavCo has paid approximately $1.6 million in commitment and other fees in connection with the Financing. If the Merger is not consummated, each party will bear its respective fees and expenses (including, with respect to DavCo, the commitment and other fees relating to the Financing) except as provided in the Merger Agreement. See "THE MERGER -- Expenses."

         In addition to the foregoing fees, DAC has agreed to make certain one-time payments aggregating approximately $3 million to Messrs. Kirstien and Rothstein upon consummation of the Merger. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary of federal income tax consequences is based on current law and is for general information only. The tax treatment of a Stockholder may vary depending upon his, her or its particular situation. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, S Corporations, employees of DavCo, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

         The receipt of cash for Shares pursuant to the Merger or the exercise of appraisal rights by Stockholders will be treated as a redemption of DavCo stock for federal income tax purposes. Assuming that a Stockholder's interest in DavCo will terminate as a result of the Merger taking into account the constructive ownership rules of Section 318 of the Internal Revenue Code (the "Code"), the Stockholder will realize gain or loss equal to the difference between the amount of cash received and the Stockholder's tax basis for his, her or its Shares. The gain or loss will be capital gain or loss if the Stockholder holds his, her or its Shares as a capital asset.

         Under the provisions of the Taxpayer Relief Act of 1997, in the case of individuals and other persons not taxed as corporations, if the holding period for the Shares is more than 18 months as of the Effective Time, the maximum federal income tax rate on any capital gain recognized by the Stockholder is 20%. A non-corporate Stockholder whose holding period is more than 12 months but no more than 18 months as of the Effective Time will be subject to a maximum tax rate on capital gains of 28%. Net gains on the sale of capital assets held 12 months or less are taxed at rates applicable to ordinary income. A capital loss of a noncorporate Stockholder may be offset against capital gains (and against ordinary income up to $3,000 per year). Unused capital losses may be carried forward to future years. In the case of corporate Stockholders, net capital gains are generally taxed at rates applicable to ordinary income.

         Stockholders whose interests in DavCo (taking into account the constructive ownership rules of Section 318 of the Code) are not terminated as a result of the Merger will realize gain or loss as described above if the redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate" within the meaning of Section 302 of the Code. Whether or not a Stockholder qualifies for sale or exchange treatment under these provisions depends on the Stockholder's individual facts and circumstances. Stockholders should consult their tax advisors with respect to the applicability of these provisions.

         If the transaction does not qualify for sale or exchange treatment as described above, the payment for Shares will be treated as a distribution by DavCo with respect to its stock, taxable as a dividend (without any reduction for the Stockholder's basis in the Shares) to the extent that DavCo has current or accumulated earnings and profits for federal income tax purposes. Any unrecovered basis in the Shares should be reallocated to other stock that the holder owns or is treated as owning under the constructive ownership rules. If the amount of the payment exceeds DavCo's earnings and profits, it will be treated first as a return of capital (thereby reducing the Shareholder's basis in his, her or its Shares) and then, to the extent it exceeds his, her or its basis, as gain or loss from the sale or exchange of the Shares.

                                APPRAISAL RIGHTS

         Each Stockholder has the right to demand appraisal of his shares in connection with the Merger, to have his Shares appraised by the Delaware Court of Chancery and to receive the fair value of his Shares as determined by such Court, in cash, if such stockholder follows the procedures set forth under Delaware law and summarized below.

         Holders of record of Shares who desire to exercise appraisal rights must satisfy all of the conditions contained in Section 262 of the DGCL. A written demand for appraisal of the Shares owned by a Stockholder seeking appraisal must be delivered to DavCo by the record holder of such Shares before the taking of the vote on the Merger. Any such demands should be directed to:
DavCo Restaurants, Inc., 1657 Crofton Boulevard, Crofton, MD 21114, Attention:
Secretary. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for payment within the meaning of Section 262.

         STOCKHOLDERS ELECTING TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR APPROVAL OF THE MERGER. A VOTE BY A

STOCKHOLDER AGAINST APPROVAL OF THE MERGER IS NOT REQUIRED IN ORDER FOR THAT STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS. HOWEVER, IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE MERGER, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

         A demand for appraisal will be sufficient if it reasonably informs DavCo of the identity of the Stockholder and that such Stockholder intends thereby to demand appraisal of such Stockholder's Shares.

         Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

         Within 10 days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 of the DGCL. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any record holder of shares entitled to appraisal rights under Section 262 of the DGCL and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. The Surviving Corporation is not under any obligation, and DavCo has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

         Within 120 days after the Effective Time, any record holder of Shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal were received and the aggregate number of holders of such Shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of Interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, the Delaware courts have stated that the statutory appraisal remedy under Section 262 of the DGCL may not be a dissenter's exclusive remedy, depending on the factual circumstances. See "Certain Litigation".

         The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. Upon application of a Stockholder, the court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.

         Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the Effective Time).

         If any Stockholder who demands appraisal of Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the right to receive the Merger consideration without interest in accordance with the Merger Agreement. A holder of Shares will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation and, after a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any Stockholder without the approval of the Court.

         Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

         The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex C.

         It is a condition to the obligations of DavCo and DAC to consummate the Merger that the holders of not more than five percent of the outstanding Shares properly demand appraisal rights under the DGCL.

                         CERTAIN INFORMATION CONCERNING
                           DAC, DAC SUB AND AFFILIATES

         DAC and its wholly-owned Subsidiary, DAC Sub, are newly formed Delaware corporations organized at the direction of the Affiliated Stockholders for the purpose of consummating the Merger. The address of DAC's and DAC Sub's principal executive offices is 1657 Crofton Boulevard, Crofton, Maryland 21114 and their telephone number is (410) 721-3770. It is not anticipated that, prior to the Merger, DAC or DAC Sub will have any significant assets or liabilities (other than those obtained or incurred in connection with the Merger, including the Financing) or will engage in any activities other than those incident to their formation and capitalization, the arrangement of the financing and the Merger.

         All of the outstanding capital stock of DAC Sub is owned by DAC. All of the outstanding capital stock of DAC is expected to be owned by the Affiliated Stockholders. The Affiliated Stockholders are comprised of Ronald D. Kirstien, Harvey Rothstein and the CVC Investors.

         Immediately prior to the Merger, DAC's outstanding common stock is expect to be owned substantially as follows:

                                                             Percent of
                                                             Outstanding
Holders                                                      Common Stock
-------                                                      ------------
CVC Investors.......................................            67.0%
Kirstien Investors..................................            16.5
Rothstein Investors.................................            16.5

         Each stockholder of DAC will enter into an agreement with DAC pursuant to which the shares of DAC's common stock to be acquired by such investor will be issued. It is contemplated that these agreements will contain certain restrictions on the transfer or disposition of such shares customary in transactions of this type, including provisions for the repurchase under certain circumstances, of the shares held by the investor if such individual's employment with the Company is terminated or if he dies or becomes disabled or retired.

         Ronald D. Kirstien presently serves as President and a director of both DAC and DAC Sub. Harvey Rothstein presently serves as Vice President, Secretary and a director of such companies. Messrs. Knief, Corpening and Thomas also serve as directors of DAC and DAC Sub. The name, citizenship, business address, present principal occupation and five-year employment history of each of the foregoing directors and executive officers of DAC and DAC Sub are set forth in "CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY."

                             BUSINESS OF THE COMPANY

General

         As of September 27, 1997, the Company operated 229 "Wendy's Old Fashioned Hamburgers" restaurants, making it the world's largest franchisee of Wendy's. The Company maintains exclusive franchise territories in metropolitan Baltimore and Washington, D.C., the eastern shore of Maryland and portions of northern Virginia (collectively, the "Mid-Atlantic"), where it operates 138 restaurants as of September 27, 1997. In fiscal 1997, the Company opened five new Mid-Atlantic restaurants and closed two existing Mid-Atlantic restaurants. The Mid-Atlantic restaurants had an average sales of $1,121,000 for the fiscal year ended September 27, 1997. The average restaurant operating profit margin for the Mid-Atlantic restaurants was $236,000 for fiscal 1997.

         As of September 27, 1997, the Company also operated 53 Wendy's restaurants in metropolitan St. Louis and central Illinois (the "Midwest"). The Company does not maintain exclusive franchise territories in the Midwest. In fiscal 1997, the Company opened no new Midwest restaurants. Average sales for the Midwest restaurants were $614,000 for the fiscal year ended September 27, 1997. The average restaurant operating profit margin for the Midwest restaurants was $48,000 for fiscal 1997.

         Effective September 24, 1994, the Company acquired 34 restaurants in the metropolitan Nashville, Tennessee area (the "Southern Market") through the acquisition of all of the outstanding common stock of Southern Hospitality Corporation ("Southern Hospitality"). The consideration paid to the stockholders of Southern Hospitality was approximately $14,225,000. The Company also retired pre-existing debt and satisfied certain other obligations of Southern Hospitality in the amount of approximately $7,000,000. The acquisition was financed through an $18,250,000 loan from First National Bank of Maryland and from working capital of the Company. The transaction was accounted for as a purchase for financial reporting purposes. During fiscal years 1995 and 1996, the Company opened four additional restaurants in Tennessee. Average sales for the Southern restaurants for the fiscal year ended September 27, 1997, were $959,000 and the average restaurant operating profit margin was $174,000.

Recent Developments

         On July 14, 1997, the Company acquired 34 Franchised Friendly's Restaurants from Friendly Ice Cream Company of Wilbraham, Massachusetts ("F.I.C.C.") along with an exclusive development territory consisting of Delaware, Maryland, Washington, D.C. and Northern Virginia for consideration of approximately $8.5 million and the agreement to develop an additional 74 Friendly's Restaurants in this exclusive territory by the end of calendar 2003. In addition, the Company manages 14 Friendly's Restaurants for F.I.C.C. in this exclusive territory, with an option to acquire these managed restaurants under certain conditions.

         On September 24, 1997, the Company entered into an agreement to sell the operations of 46 Wendy's restaurants in its Midwestern region to Western & Southern Food Service, L.L.C. ("W&S") and to sublease the real estate and improvements held by the Company under lease for these restaurants for consideration of approximately $4.75 million. The agreement with W&S is subject to, among other conditions, the approval by Wendy's of W&S as a Wendy's franchisee, the receipt of financing by W&S and the consent of certain landlords. The Company would, under the terms of this agreement, remain primarily liable as lessee of the leased real estate and is responsible for the closing costs and disposing of seven underperforming restaurants.

Strategy

         Opening New Restaurants. The Company has implemented a program designed to increase its number of restaurants, primarily in its Mid-Atlantic market. In fiscal 1997, the Company opened five new restaurants in its Mid-Atlantic market, none in its Southern market and none in its Midwest market. The Company closed five restaurant, due to unprofitability. The Company has also selected the sites for up to an additional seven new restaurants that it intends to open in fiscal 1998. The number of restaurants opened may vary depending open general economic conditions, variability in time required to obtain local permits, the continued availability of financing, and the Company's ability to locate additional suitable restaurant sites. The Company has agreed with Wendy's to open or have under construction a minimum of six Mid-Atlantic restaurants in each calendar year through 2015 and to operate a total of 240 Mid-Atlantic restaurants by the end of the calendar year 2015. The Company has met or exceeded this committed growth rate through September 27, 1997, and anticipates meeting this growth rate by opening at least an additional 102 restaurants in the Mid-Atlantic region by the end of the calendar year 2015. Any new restaurants opened by the Company must be approved by Wendy's.

         Mid-Atlantic Renovation Program. The Company, pursuant to an agreement with Wendy's, has instituted a program to retrofit selected Mid-Atlantic restaurants, primarily through the installation of an additional cash register, the upgrading of the point of sale system, and certain other structural modifications designed to increase service capacity and operational efficiency. The cost of retrofitting a restaurant is typically between $35,000 and $50,000.

Restaurant Operations

         Menu. Each Wendy's restaurant offers a diverse menu containing a variety of food items, featuring hamburgers and fillet of chicken breast sandwiches which are prepared to order with the customer's choice of condiments. The Wendy's menu also typically includes chili, baked and french fried potatoes, freshly prepared salads, and Frosty dessert. The Mid-Atlantic market continues to test fried chicken in some of its restaurants. In addition, the restaurants sell a variety of promotional products, normally on a limited time basis.

         Marketing and Promotions. As required by its franchise agreements, the Company must contribute at least 4.0% of its restaurant sales to an advertising and marketing fund. Two and one half percent of restaurant sales is currently used to benefit all restaurants owned and franchised by Wendy's. The Wendy's National Advertising Program, Inc. uses this fund to develop advertising and sales promotion materials and concepts to be implemented nationally. In fiscal 1997, The Wendy's National Advertising Program, Inc. sponsored a number of promotional campaigns which featured specialty menu items. The Company is required to spend the remainder of the 4% of its restaurant sales on local advertising. See "--Franchise and Development Agreements." The Company typically spends its local advertising dollars on local television and radio promotions.

         Site Selection. Site selection for new restaurants is made by the Company's real estate and development department subject to acceptance by Wendy's. A typical market area will have a population base of at least 50,000 people within a three mile radius. Within the potential market area, the Company evaluates major retail and office concentrations and major traffic arteries to determine focal points. Site specific factors which the Company considers include visibility, convenience of access, proximity to direct competition (including other Wendy's restaurants), access to utilities, local zoning regulations and various other factors. The Company's current business strategy is to locate new restaurants, whenever possible, in free-standing buildings located on the grounds of shopping centers.

         Restaurants Layout and Operations. The Company's restaurants typically range from 2,700 to 3,200 square feet with a seating capacity of between 90 and 130 people, and are typically open from 10:30 a.m. to 10:00 p.m., with many restaurants open for extended evening hours. Generally, the dining areas are fully carpeted and informal in design, with tables for two to four people. Approximately 98% of the Company's restaurants also feature drive-thru windows. Average drive-thru guest checks generally exceed in-restaurant guest checks. In fiscal 1997, drive-thru sales constituted approximately 52% of the Company's sales.

         Most Company restaurants opened since January 1992 are designed to incorporate Wendy's new high-capacity central grill/multiple register design ("High-Capacity Restaurants"). High-Capacity Restaurants are typically larger in size than traditional Wendy's restaurants and feature a central grilling area and computerized ordering system designed to relay customer orders to the grilling area more efficiently. In addition, High-Capacity Restaurants typically incorporate multiple cash registers, instead of the earlier one register Wendy's design, and a second drive-thru window.

         The Company's reporting system provides restaurant and operating data, including sales mix and labor cost information, with respect to each restaurant to the Company's executive offices. Weekly management reports by Area Managers and Regional Managers track food and labor costs and unit income. Physical inventories of all food items are taken weekly, and inventories of critical food items are taken twice a day.

Raw Materials

         As a Wendy's franchisee, the Company complies with uniform recipe and ingredient specifications provided by Wendy's, and purchase all food and beverage inventories and restaurant supplies from independent vendors approved by Wendy's. Except for The New Bakery Co. of Ohio, Inc. (the "Bakery"), a wholly-owned subsidiary of Wendy's, Wendy's does not sell food or supplies to its franchisees. The Company purchases its sandwich buns from the Bakery for the majority of its restaurants. The Company purchases soft drink products from the Coca-Cola Company and its affiliates. Most other food items and supplies purchased by the Company are warehoused and distributed by independent distributors. The Company, and, in some instances Wendy's, negotiate prices directly with the vendors.

         The Company has not experienced any significant shortages of food, equipment, fixtures or other products which are necessary to restaurant operations. The Company anticipates no such shortages and believes that alternate suppliers are available in the event such shortages occur.

Franchise and Development Agreements

         General. The Company's relationship with Wendy's is governed by (i) a development agreement (the "Development Agreement"), which grants to the Company an exclusive franchise territory, (ii) unit franchise and restaurant franchise agreements (collectively, the "Franchise Agreements"), one of which is executed in connection with the opening of each of the Company's restaurants, and (iii) certain other agreements between the Company and Wendy's. These agreements provide Wendy's with significant rights regarding the business and operations of the Company and impose restrictions regarding the ownership of the Company's capital stock.

         The Company is restricted by its agreements with Wendy's from engaging in competitive "quick service restaurant" ("QSR") businesses, including QSR concepts that serve hamburgers, chili or chicken breast sandwiches. In addition, Mr. Kirstien has been designated by Wendy's as the individual responsible for the development and management of the Company's restaurants. In the event Mr. Kirstien (or any other successor approved by Wendy's) (i) is no longer employed by the Company, or (ii) either owns less than a certain interest in the Company's capital stock or is not the beneficiary of an employment incentive plan acceptable to Wendy's, the Company must employ a successor, who is required to be approved by Wendy's, within 180 days of the occurrence of such event. The failure to obtain Wendy's approval of a successor within such period would constitute an event of default under the Development Agreement and each of the Franchise Agreements.

         The Company's agreements with Wendy's restrict the ownership and transfer of the capital stock of the Company. These agreements provide, among other things, that in the event any person or entity (other than CVC, WEP or Messrs. Kirstien and Rothstein) acquires 20% or more of the outstanding Shares (assuming full exercise of all presently outstanding warrants and options that are exercisable within 60 days), Wendy's may terminate the Development Agreement and/or any or all of the Franchise Agreements.

         Any acquisition by the Company of an existing Wendy's restaurant would require the consent of Wendy's and is also subject to Wendy's right of first refusal. The Company has agreed that it will not seek to acquire additional Wendy's franchises without first obtaining a waiver of this prohibition from Wendy's, except if such additional franchises are located in the States of Maryland or Virginia.

         In order to secure the obligations of the Company to make certain payments to Wendy's pursuant to the Development Agreement and the Franchise Agreements, the Company is required to maintain letters of credit in the face amount of $2.0 million. If the Company fails to make any required payment to Wendy's, upon five days prior written notice by Wendy's, Wendy's is entitled to draw down amounts under the letters of credit in satisfaction of such obligations or to terminate the Development Agreement and the Franchise Agreements, subject to applicable grace periods.

         If the Company fails to comply with the Development Agreement or the Franchise Agreements for restaurants within a covered territory, then Wendy's may terminate the exclusivity of the Company's franchises in such covered territory. Any event of default under any Franchise Agreement would give Wendy's the right to terminate the franchise rights of the Company's restaurant governed by such Franchise Agreement. The loss of the exclusivity in a territory or a significant portion of franchise rights would have a material adverse effect on the Company.

         The Company is also required to operate each of its Wendy's restaurants in accordance with certain standards described in the Wendy's International Operations Manual. Wendy's periodically monitors the operations of the Company's restaurants and notifies the Company of any failure to comply with any of the Franchise Agreements, the Development Agreement or the Wendy's International Operations Manual.

         Development Agreement. The Company and Wendy's entered into a Development Agreement covering the District of Columbia and certain counties in Virginia and Maryland and a Development Agreement covering Baltimore and certain counties in Maryland in 1978. These two Development Agreements were subsequently combined into a single Development Agreement in 1980. The Company entered into another Development Agreement covering certain counties on the eastern shore of Maryland in 1982, which was substantially completed and provided the Company a right of first refusal for all new restaurants in this territory. This Development Agreement was merged with the combined Development Agreement in 1996. The Company does not have a development agreement with Wendy's for either its Midwest operations or the Southern Market. Accordingly, Wendy's (or a person or entity approved by

Wendy's) could, subject to certain limitations, open Wendy's restaurants in the Midwest or in the Southern Market that would compete with the Company's restaurants.

         Pursuant to the Development Agreement, the Company has been granted exclusive rights to develop and operate a specific number of Wendy's restaurants within the covered territories. The Company is required to develop and commence construction of new Wendy's restaurants in accordance with development and performance schedules. The Company is currently obligated to open or commence construction of a minimum of six restaurants in each calendar year through 2015 and to operate a total of 240 Mid-Atlantic restaurants by the end of the calendar year 2015. The Development Agreement extends through the term of the development and performance schedules. Thereafter, the Company retains a right of first refusal regarding the development of new restaurants in the relevant franchise territory for an additional 10 year period unless the Company is in default under the terms of the Development Agreement.

         Pursuant to the Development Agreement, the Company is required to submit to Wendy's for its acceptance each proposed restaurant site and the plans for each new restaurant. Wendy's provides standard construction plans, specifications and layouts for new restaurants and provides training in the Wendy's system, including standards, methods, procedures and techniques for operation of a Wendy's restaurant. The Company is obligated to pay Wendy's a technical assistance fee upon the opening of each new restaurant.

         Unit Franchise Agreement and Restaurant Agreements. The Company operates each of its Wendy's restaurants under a Franchise Agreement with Wendy's. Each Franchise Agreement provides the Company the right to operate a Wendy's restaurant for a period of 20 years. The Franchise Agreements are renewable by the Company, subject to certain conditions, for varying periods of up to 20 years (the terms of any renewal period may differ from those in effect during the initial term). Each unit franchise agreement gives the Company the exclusive right to operate a Wendy's restaurant in a particular geographic area, defined by either a radius of three miles or a population of 20,000 persons. There are no exclusive territorial rights granted to the Company under restaurant franchise agreements.

         Pursuant to the Franchise Agreements, Wendy's prescribes the designs, color schemes, signs and equipment to be utilized in each restaurant, and determines the menu items as well as the formulas and ingredients for the preparation of food and beverage products. Each Franchise Agreement requires the Company to pay to Wendy's a technical assistance fee upon the opening of each new restaurant and a monthly royalty equal to 4% of the gross sales of that particular restaurant. Each new restaurant opened within an area covered by the Development Agreement according to the applicable development schedule will be governed by a unit franchise agreement, with a technical assistance fee of $7,500. All other new restaurants will be governed by a restaurant franchise agreement, with a technical assistance fee of $25,000. In addition, the Company must contribute to national advertising and expend specified percentages of gross monthly sales for local advertising. See "BUSINESS--Restaurant Operations." All restaurants not located within an area covered by the Development Agreement, including any restaurant opened in the Midwest or the Southern Market, have been developed pursuant to a restaurant franchise agreement. Any further development in these markets would be pursuant to the form of franchise agreement applicable to such markets under the Company's agreements with Wendy's.

Government Regulations

         The restaurant business is subject to extensive federal, state and local government regulations relating to the development and operation of restaurants, including regulations relating to building, ingress and egress, zoning and the preparation and sale of food. The Company is also subject to federal and state environmental regulations, but these have not had a material effect on the Company's operations. The Company is also subject to laws governing relationships with employees, such as minimum wage requirements, health insurance coverage requirements, and laws regulating overtime, working conditions and employee citizenship. During fiscal year 1996 Congress passed the Minimum Wage Bill which increased the minimum wage to $4.75 per hour as of October 1, 1996 and $5.15 per hour as of September 1, 1997. Substantial increases in the minimum wage or mandatory health care coverage could adversely affect the Company.

Seasonality and Quarterly Results

         The restaurant sales of the Company, similar to the rest of the quick-service restaurant industry, are moderately seasonal. The lowest sales months are typically January and February, while the highest sales months are June, July and August. During the initial six months of each fiscal year (October through March), the Company has typically recorded 47% to 49% of its total annual sales, and operating margins have been slightly lower due to lower sales providing a smaller spread over fixed costs.

Trademarks and Service Marks

         The Franchise Agreements grant to the Company the right to use certain registered trademarks and service marks, such as "Wendy's", "Wendy", "Wendy's Old Fashioned Hamburgers", and "Quality Is Our Recipe", which Wendy's has adopted to identify and promote Wendy's restaurants. The Company believes that these marks are of material importance to the Company's business.

Competition

         The quick-service restaurant industry is intensely competitive with respect to price, service, location and food quality. The industry is mature and competition is expected to increase. There are several well-established competitors with substantially greater financial and other resources than the Company, some of which have been in existence for substantially longer than the Company and may have substantially more units in the markets where the Company's restaurants are or may be located. McDonald's, Burger King and Hardee's/Roy Rogers restaurants are the Company's principal competitors as other quick-service hamburger chains in the Company's franchise territories. The Company's principal competitors have been engaged in an attempt to draw customer traffic by a deep discounting strategy; however, neither Wendy's nor the Company believes that this is a profitable long-term strategy.

         The Company and the quick-service restaurant industry generally are significantly affected by factors such as changes in local, regional or national economic conditions, changes in consumer tastes, severe weather and consumer concerns about the nutritional quality of quick-service food. In addition, factors such as increases in food, labor and energy costs, the availability and cost of suitable restaurant sites, fluctuating insurance rates, state and local regulations and the availability of an adequate number of hourly-paid employees can also adversely affect the quick-service restaurant industry.

Employees

         As of September 27, 1997, the Company employed approximately 9,700 persons in six states and District of Columbia. Of those employees, 1,350 hold management or administrative positions and the remainder are engaged in the operation of the Company's restaurants. None of the Company's employees are covered by a collective bargaining agreement. The Company considers its employee relations to be good.

Properties

         As of September 27, 1997, the Company operated 229 Wendy's restaurants in the locations listed below. Of the 229 restaurants, the Company owned the land and building for 23 restaurants, owned the building and held long-term land leases for 57 restaurants, and held leases covering land and building for 149 restaurants. The Company's land and building leases are most commonly written for initial term of 20 years, with one or more five year renewal options. Certain leases require the payment of additional rent equal to a percentage (usually between 2% and 7%) of annual sales in excess of specified amounts.

         The Company leases approximately 30,000 square feet of office space in a building in Crofton, Maryland, which it uses as a headquarters and operations center. The Company also leases office space in Nashville, Tennessee and St. Louis, Missouri for the local operations of Southern Hospitality, and MDF, Inc. respectively.

         The following lists the locations of the restaurants operated by the Company (by market) as of September 27, 1997:

                  Location                                  No.
                  --------                                  ---

                  Mid-Atlantic Market:
                  Maryland                                  90
                  Virginia                                  37
                  District of Columbia                       7
                                                           ---
                                                           138

                  Midwest Market:
                  Illinois                                  27
                  Missouri                                  29
                                                           ---
                                                            53

                  Southern Market:
                  Tennessee                                 38
                                                           ---
                  TOTAL ALL MARKETS                        229
                                                           ===

Legal Proceedings

         From time to time, the Company is a party to routine litigation incidental to its business. The Company maintains commercial, general liability, workers' compensation and directors and officers insurance policies which cover most of the actions brought against the Company. In connection with the Merger, two purported class actions have been filed against the Company and its directors. See "SPECIAL FACTORS--Certain Litigation."

                SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

         The selected financial data as of September 26, 1992, September 25, 1993, September 24, 1994, September 30, 1995 and September 28, 1996 and for the years ended September 26, 1992, September 25, 1993, September 24, 1994, September 30, 1995 and September 28, 1996 have been derived from the audited financial statements of the Company and its predecessor (the "Predecessor"). Effective February 10, 1993, the Predecessor underwent a recapitalization which was accounted for using the "push down" method of accounting. The Predecessor was then merged with the Company in August 1993. The results for and as of the 39 weeks ended June 29, 1996 and June 28, 1997 are derived from the unaudited financial statements and notes thereto of the Company and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly information set forth therein. The results for the 39 weeks ended June 29, 1996 and June 28, 1997 are not necessarily indicative of the results expected for any other interim period or for the full year. The following information should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements and notes thereto included elsewhere in the Proxy Statement.

                                                                                                For the 39 weeks
                                                    Fiscal Year Ended                                 Ended
                             ---------------------------------------------------------------- --------------------
                                                                  Predecessor
                                                                  and Company
                               Company      Company    Company     Combined     Predecessor    Company     Company
                             ---------------------------------------------------------------- --------------------
                              Sept. 28,    Sept. 30,  Sept. 24,    Sept. 25,     Sept. 26,    June 28,   June 29,
                                 1996        1995        1994        1993          1992         1997       1996
OPERATIONS (in 000's)(1):
   Restaurant sales........    $206,903    $208,671    $163,355     $152,702     $ 138,483    $163,185    $148,701
   Operating income........       8,071(3)   17,290      14,558        6,525         5,653      11,325       8,539
   Income (loss) before
     extraordinary item....       2,391(3)    8,415       7,034       (1,813)       (4,454)      8,217       5,293
   Net income (loss).......       2,391(3)    8,415       7,034       (4,197)       (4,454)      4,735       3,156
   Ratio of earnings to
     fixed charges(2)......                     2.7x        --           --            --          2.5x        2.0x

PER SHARE DATA:
   Earnings per Share
     assuming full dilution    $   0.34(3) $   1.18    $   0.98          --            --     $   0.68    $   0.45

                                                        As of                                        As of
                            --------------------------------------------------------------  ------------------------
                                                                 Predecessor
                                                                 and Company
                              Company    Company     Company     Predecessor  Predecessor     Company     Company
                            --------------------------------------------------------------  ------------------------
                             Sept. 28,  Sept. 30,   Sept. 24,     Sept. 25,    Sept. 26,     June 28,    June 29,
                               1996       1995        1994          1993         1992          1997        1996
FINANCIAL POSITION(1)
  (in 000's except per
  Share amounts)
   Property and equipment,
      net..................   $49,521     $41,661   $ 33,521      $  12,321    $ 11,308     $  54,931   $  50,415
   Leased properties, net..    37,918      43,828     44,300         42,734      39,203        35,229      41,128
   Franchise rights, net...     3,551       4,095      4,154          3,025       3,228         3,323       4,074
   Total assets............   117,558     115,700    113,428         82,400      65,587       118,478     123,607
   Long-term debt, net of
     current portion and
     discount..............    11,699      14,778     17,928 (4)      1,734       8,195        10,544      13,132
   Capital lease
      obligations, net         28,404      31,083     32,838         30,722      30,980        26,085      28,881
      of current portion...
   Stockholders' equity....    45,526      44,219     35,804         28,770      (4,285)       50,025      46,485
   Book value per Share
      assuming full dilution     6.46        --          --            --           --           7.17        ---

----------------------------
(1) On September 24, 1994, the Company acquired Southern Hospitality for approximately $17.5 million cash (net of cash acquired) and the assumption of certain liabilities. The acquisition was accounted for as a purchase.
(2) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges include interest expenses on all indebtedness and capital lease obligations and the Company's interest factor for operating leases.
(3) Income for the fiscal year ended September 28, 1996 includes a pre-tax charge of $5.5 million related to SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of).
(4) Increase in long-term debt relates to financing obtained in conjunction with the acquisition of Southern Hospitality.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Components of Revenues and Expenses

         The Company's revenues consist entirely of restaurant sales. Any additional amounts of income are minor and are included in other income, net.

         Restaurant operating profit is computed by subtracting cost of restaurant sales and restaurant operating expenses from restaurant sales. Cost of restaurant sales consists of the Company's expenditures for food, supplies (primarily paper goods) and direct labor. Restaurant operating expenses include all other direct costs, including occupancy costs, advertising expenses, expenditures for repairs and maintenance, area and regional management expenses, and workers compensation, casualty and general liability insurance costs. In addition to franchise royalty payments, the Company is also required to contribute 4.0% of its restaurant sales to an advertising fund, which consists of an amount (currently 2.5% of sales) for Wendy's National Advertising Program, Inc. and the remainder for local advertising.

         Franchise royalties, as required by the Company's Franchise Agreements with Wendy's, have remained constant at 4.0% of restaurant sales throughout the periods presented. General and administrative expenses consist of corporate expenses, including executive and administrative compensation, office expenses and professional fees.

Results of Operations

         The following table expresses certain items in the Company's consolidated statements of operations as a percentage of restaurant sales for each of the three most recent fiscal years and for the 39 weeks ended June 29, 1996 and June 28, 1997.

                                                    For the fiscal year ended              For the 39 weeks Ended
                                             -------------------------------------        -----------------------
                                             Sept. 28,     Sept. 30,     Sept. 24,        June 28,       June 29,
Statement of Operations Data:                   1996          1995         1994             1997           1996
                                             ---------     ---------     ---------        --------       --------
Restaurant sales........................        100.0%        100.0%      100.0%            100.0%        100.0%
Cost of restaurant sales................         61.0          60.0        59.3              60.9          61.4
Restaurant operating expenses...........         20.5          19.8        20.1              20.3          20.8
                                             ---------     ---------     ---------        --------       --------
Restaurant operating profit.............         18.5          20.2        20.6              18.8          17.8


Franchise royalties.....................          4.0           4.0         4.0               4.0           4.0
General and administrative..............          3.6           3.8         4.0               3.9           3.7
Depreciation and amortization...........          4.3           4.1         3.7               4.0           4.4
Loss on write-down of impaired
long-lived assets.......................          2.7          --          --                --            --
Operating income........................          3.9%          8.3%        8.9%              6.9%          5.7%
                                             =========     =========     =========        ========       ========

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this proxy statement.

39 Weeks and 13 Weeks Ended June 28, 1997 Compared to 39 Weeks and 13 Weeks Ended June 29, 1996

         Revenues. Company restaurant sales increased 11.4% for the 13 weeks ended June 28, 1997 compared to the 13 weeks ended June 29, 1996. Company restaurant sales increased 9.7% for the 39 weeks ended June 28, 1997 compared to the 39 weeks ended June 29, 1996. The overall increase is sales is related to sales growth in all of the company's divisions during the third quarter of fiscal year 1997. Same store sales for the 13 weeks ended June 28, 1997 compared to the 13 weeks ended June 29, 1996 for the Mid-Atlantic division increased 7.8%, for the Southern division increased 5.7%, and for the Mid-West division increased 4.6%. Consolidated same store sales increased 6.9% for the third quarter of fiscal 1997 compared to the third quarter of fiscal 1996. Same store sales for the 39 weeks ended June 28, 1997 compared to the respective period in fiscal year 1996 for the Mid-Atlantic division increased 4.9%, for the Southern division increased 8.1% and for the Mid-West division decreased 1.6%. Consolidated same store sales for the 39 weeks ended June 28, 1997 increased 4.4% over the 39 weeks ended June 29, 1996. The positive same store sales growth during the fiscal year 1997 third quarter is related to improved operations, renewed focus on the Super Value Menu, and the successful roll-out of the "Fresh Stuffed PITA" sandwiches. The "Fresh Stuffed PITA" sandwich roll-out increased and is expected to continue to help increase customer traffic. Same store sales on a year to date basis were also positively impacted for comparison purposes by the lower sales reported for the fiscal 1996 periods due to a harsh winter. The slight decrease in same store sales for the Mid-West division for the respective 39 week periods can be attributed to increased competition and harsh winter weather experienced this year. Company wide sales were also positively impacted by the 8 new stores opened since June 29, 1996. The company is constantly working on improving sales by improving operations, continuing to satisfy guests and new product innovations.

         The weighted average number of restaurants open for the 13 weeks ended June 28, 1997 was 228.3 compared to 224.1 for the relative period in fiscal year 1996. The weighted average number of restaurants open for the 39 weeks ended June 28, 1997 was 227.9 compared to 219.9 for the relative period in fiscal year 1996. The reason for the increase over fiscal year 1996 is primarily related to the increase in the number of units in the Mid-Atlantic division. Average sales per company restaurant for the Mid-Atlantic division increased 9.4% to $306,700 for the third quarter and increased 6.0% to $821,400 for the 39 weeks ended June 28, 1997. Average sales per company restaurant increased by 6.6% to $170,500 for the third quarter and declined 0.1% to $452,400 for the 39 weeks ended June 28, 1997 in the Mid-West division. The Southern division realized increases in average sales per restaurant of 5.7% to $252,400 for the third quarter and 7.3% to $719,600 for the 39 weeks ended June 28, 1997. These changes in average sales per company restaurant are directly related to the above mentioned reasons for changes in sales and same store sales.

         Average guest count per company restaurant was 79,900 and 217,800 for the third quarter and 39 weeks ended June 28, 1997, respectively. Average guest check was $3.33 for the third quarter and $3.29 for the 39 weeks ended June 28, 1997. These figures are not comparable to the respective periods in 1996 due to changes in the product mix such as the addition of the $.99 Chicken Nuggets, which is a value added menu item and an increase of strategically selected menu items.

         Costs and Expenses. Cost of restaurant sales declined as a percentage of sales for the 13 weeks and 39 weeks ended June 28, 1997 when compared to the respective fiscal 1996 periods. Cost of restaurant sales for the third quarter of fiscal 1997 was 59.1% of sales compared to 60.0% of sales for the third quarter of fiscal 1996. Cost of restaurant sales for the 39 week period in fiscal 1997 was 60.9% of sales compared to 61.4% of sales for the 1996 period. Cost of restaurant sales is comprised of food, supplies, payroll and benefits expense. Cost of food and supplies was consistent, 33.4%, as a percentage of sales for the 39 weeks in fiscal 1997 when compared to the fiscal 1996 period. Cost of food and supplies as a percentage of sales was positively impacted during the third quarter of fiscal year 1997, 33.1% compared to 33.4% for the prior year's quarter by management working to reduce spoilage, obtain more favorable food cost, and strategically increasing certain menu prices. The "Fresh Stuffed PITA" sandwich also had a positive impact on food cost during the quarter. The reduction of cost of restaurants sales as a percentage of sales can also be related to a slight reduction of payroll and benefit cost as a percentage of sales. Payroll and benefits cost percentage improved due to the leveraging effect of increased sales as discussed above. (Note: there is a certain level of this expense which is not dependent on sales, such as a manager's salary). This improvement more than offset the negative impact of the increase in the Federal Minimum wage.

         Restaurant operating expenses decreased as a percentage of sales for both the 13 weeks and 39 weeks ended June 28, 1997 when compared to the respective periods in fiscal year 1996.

         Restaurant operating expenses dropped from 19.9% of sales for the third quarter of fiscal 1996 to 19.3% of sales for the third quarter of fiscal 1997 and from 20.8% of sales to 20.3% of sales for the respective 39 weeks periods in fiscal 1996 and 1997. The Mid-Atlantic and Southern division's restaurant operating expenses decrease as a percent of revenue more than offset the Mid-West division increase. The Mid-West division increase as a percent of sales was caused by the leveraging effect of lower sales for the 39 week period. Both the Mid-Atlantic and the Southern division's decrease in restaurant operating expenses as a percentage of sales was due to the saving of certain expenses related to the severe weather experienced in the 1996 periods, such as increased utilities and snow removal. The leveraging effect of higher sales was also a factor.

         Franchise royalties remained constant at 4% of sales and is expected to remain 4% of sales. General and Administrative cost increased $664,000 and $921,000 during the 13 weeks and 39 weeks ended June 28, 1997 respectively when compared to the respective period in fiscal 1996. This increase was attributable to incentive type expenses, such as bonuses, incurred due to the improved Company's performance when compared to fiscal 1996.

         Depreciation and amortization expense remained relatively constant in terms of dollars for both periods presented. Depreciation and Amortization dropped as a percentage of sales due to the leveraging effects of higher sales. The additional depreciation and amortization related to new assets acquired since June 29, 1996 was offset by the reduction related to asset write offs in the fourth quarter of fiscal year 1996 of approximately $5.5 million resulting from the implementation of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of ".

         Non-Operating Charges. Interest expense, interest income and the income remained relatively constant for all periods presented. The Company's effective tax rate for fiscal 1997 has increased due to the Illinois unitary tax, and other non-deductible expenses.

Fiscal 1996 Compared to Fiscal 1995

         Revenues. Company restaurant sales decreased to $206.9 million in 1996 from $208.7 million in 1995, a decrease of 0.9%. This decrease in sales was primarily attributed to an additional week included in the fiscal year 1995 period as a result of the Company's 52/53 week reporting basis. Approximately $3.9 million in sales was related to the additional week in fiscal year 1995. Also, sales were negatively impacted by the severe weather experienced during 1996 and the Federal Government shutdown. There was a 3.9% decrease in same store sales for the fiscal year 1996 compared to fiscal year 1995. Same store sales for fiscal year 1996 for the Mid-Atlantic market decreased by 3.7%, 4.0% for the Midwest market, and 4.3% for the Southern market. To counteract this trend, management identified and introduced new strategies for building sales. As these initiatives were combined with the Company's other strategies, same store sales began improving during the later part of fiscal 1996. Same store sales for the fourth quarter fiscal 1996 increased 3.2% from the fourth quarter fiscal 1995.

         The average sales per Company restaurant decreased to $933,300 for the 52 weeks ended September 28, 1996 from $984,800 for the 53 weeks ended September 30, 1995. The weighted average number of restaurants open during the year was
221.7 for 1996 and 211.9 for 1995. The weighted average number of Mid-Atlantic restaurants open was 128.5 for 1996 and 122.5 for 1995, and average sales per restaurant in the Mid-Atlantic region decreased to $1,073,000 from $1,131,000. The weighted average number of Midwest restaurants open was 55.3 for 1996 and
54.3 for 1995, and average sales per restaurant decreased to $615,700 from $643,800. The weighted average number of Southern restaurants open for 1996 was
37.9 compared to 35.1 for 1995, and average sales per restaurant for 1996 were $922,700 compared to $1,001,900 for 1995. Average guest count per Company restaurant decreased to 303,900 in 1996 from 330,300 in 1995. The overall decrease in average sales and average guest count per Company restaurant for the 1996 period compared to the 1995 period can be attributed to the additional week in the 1995 period and the above mentioned reasons for decreased revenue. Average guest check increased to $3.07 for fiscal 1996 from $2.98 for fiscal 1995. This increase was primarily the result of the $0.99 Chicken Nuggets addition, which is a value added menu item.

         Cost and Expenses. Cost of restaurant sales increased to $126.3 million in 1996 from $125.2 million in 1995. As a percent of sales, cost of restaurant sales increased to 61.0% in 1996 from 60.0% in 1995. Cost of restaurant sales as a percent of sales for the Mid-Atlantic restaurants increased to 59.1% in 1996 from 58.4% in 1995. Comparing the components of cost of restaurant sales for the Mid-Atlantic restaurants, the cost of food and supplies increased to 33.2% of sales in 1996 from 32.7% of sales in 1995. Payroll and benefits expense increased to 25.9% in 1996 from 25.7% in 1995. Cost of restaurant sales as a percent of sales in the Midwest restaurants increased to 67.6% for the 1996 period from 66.9% for the 1995 period. Comparing the components of cost of restaurant sales for the Midwest restaurants, the cost of food and supplies increased to 35.8% of sales in 1996 from 35.5% of sales in 1995. Payroll and benefits expense increased to 31.8% of sales in 1996 from 31.4% of sales in 1995. The Southern restaurants' cost of sales for fiscal 1996 were 62.5% compared to 59.5% in 1995. Comparing the components of cost of restaurant sales for the Southern restaurants, the cost of food and supplies increased to 33.3% for the 1996 period from 31.6% in the 1995 period. Payroll and benefits expenses increased to 29.3% for the 1996 period from 27.9% in the 1995 period due to the very low unemployment rate in the Southern market. The overall increase in the cost of restaurant sales can be attributed to increased labor cost, increased food cost, primarily related to product mix change, and the cost leveraging effect of lower same store sales for fiscal year 1996.

         Restaurant operating expenses increased to $42.4 million in 1996 from $41.4 million in 1995. As a percent of sales, this represents a increase to 20.5% in 1996 from 19.8% in 1995. Restaurant operating expenses in the Mid-Atlantic restaurants remained consistent at 19.5% of sales in 1996 and in 1995. Restaurant operating expenses in the Midwest restaurants increased to 25.0% of sales in 1996 from 22.9% of sales in 1995. Restaurant operating expenses in the Southern restaurants increased to 19.9% of sales for 1996 from 18.3% of sales in 1995. The increase in restaurant operating expenses is related to the cost leveraging effect of the additional week in the fiscal 1995 period and the additional expenses in the 1996 period related to the severe weather, such as increased utilities, snow removal and roof repairs. The impact as a percentage of sales was less in the Mid-Atlantic restaurants due to the larger sales base.

         General and administrative expenses decreased to $7.4 million in fiscal year 1996 from $7.9 million in fiscal year 1995, representing as a percent of sales, 3.6% for 1996 and 3.8% for 1995. This decrease was due to the implementation of curbs on administrative costs and the impact of reduced expenses directly related to sales and profit, such as bonuses.

         Depreciation and amortization expense increased to $8.9 million in 1996 from $8.5 million in 1995, representing an increase, as a percent of sales, to 4.3% in 1996 from 4.1% in 1995. This increase was due to lower sales in the 1996 period and incurrence of additional depreciation expense on capital expenditures for new store openings and existing store improvements.

         The implementation of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of) resulted in a pre-tax charge of $5,513,000 during the 1996 period.

         Non-Operating Charges. Interest expense decreased to $5.0 million in 1996 from $5.8 million in 1995. The decrease was due to a decline in interest rates, additional capitalization of interest relating to construction in progress and the reduction in the principal amount of the Company's long term debt. Interest income decreased $169,000 between periods due to a reduction in overnight investments. Other income decreased slightly between periods.

         The provision for income taxes decreased to $1.8 million for fiscal 1996 from $4.5 million for fiscal 1995. The Company's effective tax rate for fiscal 1996 was 42.6% and 34.6% for fiscal 1995. The increase in the effective tax rate was due to the reevaluation of the Company's deferred tax liability during the 1995 period and the impact of changes in certain states' tax rates.

Fiscal 1995 Compared to Fiscal 1994

         Revenues. Company restaurant sales increased to $208.7 million in 1995 from $163.4 million in 1994, an increase of 27.7%. This increase was mainly due to the acquisition of Southern Hospitality which contributed approximately $35.2 million of total restaurant sales, and the addition in 1995 of nine new restaurants. Part of the increase in sales can also be attributed to an additional week included in the fiscal 1995 period as a result of the Company's 52/53 week reporting basis. Same store sales decreased by 0.8% for the fiscal year 1995 compared to fiscal year 1994. Same store sales for fiscal year 1995 increased for the Southern market by 2.6% and for the Midwest market by 1.2%, and decreased for the Mid-Atlantic market by 2.2%.

         The average sales per Company restaurant increased to $984,800 in 1995 from $971,600 in 1994, a 1.4% increase due to the acquisition of Southern Hospitality in September 1994 and improvements in Midwest average sales offset by a decrease in Mid-Atlantic sales. The weighted average number of restaurants open during the year was 211.9 for 1995 and 168.1 for 1994. The weighted average number of Mid-Atlantic restaurants open was 122.5 for 1995 and 114.1 for 1994, and average sales per restaurant in the Mid-Atlantic region decreased to $1,131,000 in 1995 from $1,138,000 in 1994, a 0.6% decrease. The weighted average number of Midwest restaurants open was 54.3 for 1995 and 54.0 for 1994, and average restaurant sales increased to $643,800 in 1995 from $620,600 in 1994, a 3.7% increase. The Southern restaurants which were acquired on September 24, 1994 had 35.1 weighted average number of restaurants open for 1995 and average restaurant sales of $1,001,900. Average guest count per Company restaurant increased to 330,300 in 1995 from 324,900 in 1994. Average guest check decreased to $2.98 for fiscal 1995 from $2.99 for fiscal 1994.

         Cost and Expenses. Cost of restaurant sales increased to $125.2 million in 1995 from $96.9 million in 1994. As a percent of sales, cost of restaurant sales increased to 60.0% in 1995 from 59.3% in 1994. Cost of restaurant sales as a percent of sales for the Mid-Atlantic restaurants increased to 58.4% in 1995 from 57.7% in 1994. Comparing the components of cost of restaurant sales for the Mid-Atlantic restaurants, the cost of food and supplies decreased slightly to 32.7% of sales in 1995 from 32.8% of sales in 1994. Payroll and benefits expense increased to 25.7% of sales in 1995 from 25.0% of sales in 1994. Cost of restaurant sales as a percent of sales in the Midwest restaurants increased to 66.9% for the 1995 period from 65.4% for the 1994 period. Comparing the components of cost of restaurant sales for the Midwest restaurants, the cost of food and supplies increased to 35.5% of sales in 1995 from 35.2% of sales in 1994. Payroll and benefits expense increased to 31.4% of sales in 1995 from 30.2% of sales in 1994. The Southern restaurants' cost of sales for fiscal 1995 was 59.5% of revenue which consisted of food and supplies of 31.6% and payroll and benefit expense of 27.9% of revenue. The overall increase in the cost of restaurant sales can be attributed to increased labor cost offset by overall favorable food costs, primarily beef and chicken, and the cost leveraging effect of slightly lower same store sales for fiscal year 1995.

         Restaurant operating expenses increased to $41.4 million in 1995 from $32.8 million in 1994, primarily due to the inclusion of the Southern restaurants in 1995. As a percent of sales, this represents a decrease to 19.8% in 1995 from 20.1% in 1994. Restaurant operating expenses in the Mid-Atlantic restaurants increased to 19.5% of sales in 1995 from 19.2% of sales in 1994. Restaurant operating expenses in the Midwest restaurants decreased to 22.9% of sales in 1995 from 23.5% of sales in 1994. Restaurant operating expenses in the Southern restaurants were 18.3% of sales for the year ended September 30, 1995. The lower restaurant operating expense as a percentage of sales in the Southern region were primarily due to lower workers' compensation and general liability expenses.

         General and administrative expenses increased to $7.9 million in fiscal year 1995 from $6.5 million in fiscal year 1994, primarily due to the inclusion of the Southern restaurants in 1995. General and administrative expenses decreased as a percent of sales to 3.8% for 1995 from 4.0% for 1994. This slight decrease in percent of sales was due primarily to the leveraging effect of the additional week included in the 1995 fiscal year.

         Depreciation and amortization expenses increased to $8.5 million in 1995 from $6.1 million in 1994, representing an increase, as a percent of sales, to 4.1% in 1995 from 3.7% in 1994. This increase was due to additional amortization expenses related to the goodwill and other assets which arose from the acquisition of Southern Hospitality, and additional depreciation expense incurred on capital expenditures for new store openings and existing store improvements.

         Non-Operating Charges. Interest expense increased to $5.8 million in 1995 from $3.8 million in 1994. The increase was due to the additional interest expense related to the borrowing of approximately $18.3 million secured on September 24, 1994, to fund the acquisition of Southern Hospitality, and the inclusion of interest expense on capital leases for the Southern restaurants. Interest income decreased slightly between periods.
Other income increased $0.9 million mainly due to the disposition of assets.

         The provision for income taxes increased to $4.5 million for fiscal 1995 from $4.2 million for fiscal 1994. The Company's effective tax rate for fiscal 1995 was 34.6% and 37.6% for fiscal 1994. This decrease can be attributed to a reevaluation of the Company's deferred tax liability requirements.

Liquidity and Capital Resources

         The Company has historically financed its business activities primarily from cash generated from operating activities, long-term debt, "build-to-suit" leases, ground leases, and sale-leasebacks. The Company has reviewed its policy of leasing all of its new restaurants and has determined that it may be in the Company's best interest to own certain properties. Accordingly, during 1997 and 1996, the Company purchased the land and/or buildings for certain of its new restaurants.

         Cash flow provided by operating activities was $14.3 million for the 39 weeks ended June 28, 1997, $16.7 million in 1996 and $13.9 million in 1995. Net cash used in investing activities was $8.5 million for the fiscal 1997 period, $14.0 million in 1996, and $11.7 million in 1995. Cash used in investing activities typically represents capital expenditures for the building of new restaurants. These expenditures also include franchise fees, deferred pre-opening costs and leasehold improvements on existing restaurants.

         Financing activities during the 39 weeks ended June 28, 1997 used net cash of $6.8 million, which reflected short-term borrowings offset by capital lease and debt repayments. Financing activities in fiscal 1996 used net cash of $1.1 million, which related to debt and capital lease repayments offset by short-term borrowings. Financing activities in fiscal 1995 used net cash of 4.9 million, which related to debt and capital lease repayments.

         The Company opened 5 new restaurants and closed 2 restaurants in the Mid-Atlantic market and 3 in the Mid-West market during the 39 weeks ended June 28, 1997.

         The Company anticipates that its future capital requirements will be primarily for the development of new restaurants, upgrading of existing restaurants and possible acquisitions. On July 15, 1997 the Company signed an agreement to combine the revolving line of credit for $13 million and the $5 million credit facility to form an $18 million revolving credit facility. Also, on July 15, 1997, the Company's wholly own subsidiary FriendCo Restaurants, Inc. signed a $10 million term loan facility which was mainly used to fund the purchase price and start up cost for the Friendly's transaction which was disclosed on Form 8-K filed on July 25, 1997. Management anticipates that cash provided by operating activities, cash on hand, the revolving line of credit facility of $18 million, and the term loans will enable the Company to meet its cash requirements through the remainder of fiscal 1997. The Company may take advantage of opportunities to finance some of its new restaurant development with more permanent debt or sale/leaseback financing, if such financing is available at attractive rates and terms.

Inflation

         Certain of the Company's operating costs are subject to inflationary pressures, of which the most significant are food and labor costs. As of September 27, 1997, approximately 43% of the Company's employees were paid wages equal to or based on the federal minimum hourly wage rate. Recent changes in the federal minimum hourly wage rate will serve to increase labor costs in fiscal year 1998 and beyond. Economic growth that would reduce unemployment or make more jobs available in higher paying industries, would directly affect the Company's labor costs.

                   CERTAIN INFORMATION REGARDING THE DIRECTORS
                      AND EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information regarding the directors and executive officers of the Company. Included are their business or residence address, present principal occupation and information regarding other material occupations, positions, offices or employments held during the past five years. Each individual listed below is a citizen of the United States.


Directors and Executive Officers of the Company


                                                                       Years in
                              Present       Position with              Present
               Name              Age        the Company                Position
               ----              ---        -----------                --------

Ronald D. Kirstien               52         Chairman of the Board,        9
1657 Crofton Boulevard                      Chief Executive Officer,
Crofton, MD  21114                          President and Director

Harvey Rothstein                 54         Senior Executive Vice         9
1657 Crofton Boulevard                      President of Real Estate
Crofton, MD  21114                          and Development and
                                            Director

Gino Marchetti                   71         Director                      4
324 Devon Way
West Chester, PA  19380

James D. Farley                  71         Director                      4
425 Park Avenue
3rd Floor
New York, NY  10022


Harold O. Rosser                 49         Director                      4
126 East 56th Street
New York, NY  10022

Byron L. Knief                   55         Director                      4
399 Park Avenue,
14th Floor
New York, NY  10043

                                                                       Years in
                              Present       Position with              Present
               Name              Age        the Company                Position
               ----              ---        -----------                --------

Barton J. Winokur                57         Director                      4
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA  19103

Edward H. Chambers               60         Director                      2
260 Baltimore Pike
Wawa, PA  19063

Charles E. Corpening             32         Director                      2
399 Park Avenue,
14th Floor
New York, NY  10043

Joseph F. Cunnane, III           49         Executive Vice President      3
1657 Crofton Boulevard                      of Operations
Crofton, MD  21114

Richard H. Borchers              43         Executive Vice President      3
1657 Crofton Boulevard                      of Human Resources
Crofton, MD  21114

David J. Norman                  38         General Counsel and           *
1657 Crofton Boulevard                      Secretary
Crofton, MD  21114
------------------------------------
*  less than one year

Name                                 Principal Occupation and Other Information

Ronald D. Kirstien                   Mr. Kirstien has served as Chairman of the
                                     Board and Chief Executive Officer of the
                                     Company since 1987, and President of DavCo
                                     Food, Inc., formerly the Company's
                                     operating subsidiary ("DavCo Food") since
                                     1983. Mr. Kirstien joined DavCo Food in
                                     1980 as Vice President of Operations. He began his career in 1961 with Gino's
                                     Restaurants, Inc., and transferred to the Rustler division of Gino's Restaurants,
                                     Inc. in 1973. Age 52. Director since
                                     December 1987.

Harvey Rothstein                     Mr. Rothstein has served as Senior
                                     Executive Vice President since September
                                     1997. From 1987 to September 1997, he was
                                     Executive Vice President of Real Estate and
                                     Development of the Company. Mr. Rothstein joined DavCo Food in 1979, and became Vice
                                     President of Real Estate and Development in
                                     1980. From 1978 to 1979, Mr. Rothstein was the manager of franchise development for Arthur Treacher's, Inc. Age 54. Director since December 1987.

Gino Marchetti                       Mr. Marchetti co-founded Gino's
                                     Restaurants, Inc., a publicly-traded
                                     company which operated a hamburger
                                     restaurant chain, in 1958 and served on the board of directors of Gino's Restaurants, Inc. until 1982. Mr. Marchetti served on the board of directors of DavCo Food from December 1987 to August 1993. Mr. Marchetti was also a professional football player with the former Baltimore Colts and has been inducted into the National Football
                                     League's Hall of Fame. Age 71. Director
                                     since September 1993.

James D. Farley                      Mr. Farley served as Vice Chairman and
                                     Director of Citibank, N.A. and Citicorp
                                     from 1984 until his retirement in 1991. Mr.
                                     Farley also currently serves as director of Moore Corporation, Ltd., a provider of business forms, and is the Chairman of the Hartford Foundation, a non-profit organization. Age 71. Director since
                                     February 1993.

Harold O. Rosser                     Mr. Rosser is currently a principal in the
                                     private equity firm of Bruckmann, Rosser, Sherrill & Co., Inc. Prior to 1995, Mr.
                                     Rosser served as Managing Director of
                                     Citicorp Venture Capital, Ltd. since 1994 and Vice President of Citicorp Venture
                                     Capital, Ltd. since 1987, after spending 12 years with Citicorp and Citibank, N.A. in various corporate finance positions. Mr.
                                     Rosser also currently serves as a director of Jitney-Jungle Stores of America, Inc.,
                                     California Pizza Kitchen, Inc., Restaurant
                                     Associates Corp. and B&G Foods, Inc. Mr.
                                     Rosser previously served as a member of the Company's board of directors from 1991 to mid-1993. Age 49. Director since September
                                     1993.

Byron L. Knief                       Mr. Knief currently serves as President of
                                     Citicorp Capital Investors, Ltd. and Senior
                                     Vice President of Citicorp Venture Capital,
                                     Ltd. Mr. Knief joined Citicorp in 1966 and has run a variety of Citicorp businesses in the United States, Canada, Latin America and Europe. Mr. Knief also currently serves as a director of Fonorola, Inc., a Canadian telephone company. Mr. Knief previously served as a director of the Company from 1991 to mid-1993. Age 55. Director since
                                     September 1993.

Name                                 Principal Occupation and Other Information

Barton J. Winokur                    Mr. Winokur has been a partner of the law
                                     firm of Dechert Price & Rhoads since 1972.
                                     He is the chairman of the firm. Mr. Winokur also currently serves as a director of AmeriSource Corporation, a drug wholesaling company, and CDI Corporation, a provider of consulting and engineering, temporary help and executive placement services. Age 57.
                                     Director since September 1993.

Edward H. Chambers                   Mr. Chambers is Executive Vice President -
                                     Finance and Administration for Wawa, Inc., an operator of Mid-Atlantic convenience stores with sales in excess of $900 million. From 1984 to 1988, Mr. Chambers served as President and Chief Executive
                                     Officer of Northern Lites, Ltd., a start-up venture operating quick service restaurants. From 1976 to 1984, he served as Senior Vice President - Finance and then
                                     President of the Kentucky Fried Chicken
                                     Retail Operations of Heublien/RJR Nabisco.
                                     Mr. Chambers presently serves as a member of the board of directors of Nobel
                                     Education Dynamics, a publicly traded
                                     company, and of Riddle Memorial Hospital.
                                     Age 60. Director since 1995.

Charles E. Corpening                 Mr. Corpening is a Vice President at
                                     Citicorp Venture Capital, Ltd. Prior to
                                     joining CitiCorp Venture Capital, Ltd., in
                                     1994, Mr. Corpening was a Vice President with Roundtree Capital Corporation, a private investment firm based in Stamford, Connecticut. Additionally, he had worked with the Rockefeller Group and the Mergers and Acquisitions Group of PaineWebber, Inc.
                                     He received his A.B. from Princeton
                                     University and his M.B.A. from Columbia
                                     Business School. Mr. Corpening is also a director of Kemet Corporation, Chase Brass and W.B. Bottling. Age 32. Director since
                                     1995.

Joseph C. Cunnane, III               Joseph C. Cunnane, III has served as
                                     Executive Vice President of Operations
                                     since September 1997. From 1994 to
                                     September 1997, he was Senior Vice
                                     President of Operations of the Company.
                                     Prior to that time, he served as Vice
                                     President of Operations of the Company from 1984 to 1994. From 1980 to 1984, he served as Regional Manager for the Company's
                                     Washington, D.C. region. Age 49.

Richard H. Borchers                  Richard H. Borchers has served as Executive
                                     Vice President of Human Resources since
                                     September 1997. From 1994 to September
                                     1997, he was Senior Vice President of Human
                                     Resources of the Company. Prior to that
                                     time, he served as Vice President of Human
                                     Resources of the Company from 1991 to 1994, Director of Human Resources of the Company from 1988 to 1991 and as Regional Manager of the Company's Washington, D.C. northern region from 1985 to 1988. Age 43.

David J. Norman                      David J. Norman has served as General
                                     Counsel and Secretary since September 1997.
                                     Prior to joining the Company, Mr. Norman was a principal in the firm of Mason, Ketterman and Morgan from 1992 to 1997, and represented the Company in corporate and litigation matters. Age 38.

                    MARKET PRICES AND DIVIDENDS ON THE SHARES

         The Company's Common Stock commenced trading on the NASDAQ National Market System (ticker symbol DVCO) on August 10, 1993. Prior to August 10, 1993, there was no market for the Company's Common Stock. As of December 11, 1996, the Company's common stock began trading on the ASE under the symbol "DVC". On September 4, 1997, the last trading day before the public announcement of the September 5 Proposal, the reported closing price per Share was $13.38. On October 21, 1997, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per Share was $18.06. On ___________, 1997, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per Share was $_______. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT PRICE QUOTATION FOR THE COMMON STOCK.

         The Company has not paid any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock for the foreseeable future. The Company intends to retain future earnings to finance further development.

         The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share, as quoted on the NASDAQ National Market System before December 11, 1996 and the ASE on or after December 11, 1996.

                                         High                  Low
                                         ----                  ---
1995
First Quarter......................    $ 16.25               $ 12.25
Second Quarter.....................      14.00                 12.25
Third Quarter......................      14.00                 13.00
Fourth Quarter.....................      14.50                 11.75

1996
First Quarter......................      13.50                  8.50
Second Quarter.....................       9.25                  6.50
Third Quarter......................       9.75                  6.50
Fourth Quarter.....................       9.50                  8.25

1997
First Quarter......................       9.63                  8.38
Second Quarter.....................      10.75                  9.00
Third Quarter......................      11.50                  8.63

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK

         Except as set forth above, there were no transactions in the Shares that were effected during the past 60 days by (i) the Company, (ii) any director or executive officer of the Company, (iii) any persons controlling the Company or (iv) any director or executive officer of the persons ultimately in control of the Company, DAC or DAC Sub.

                        SECURITY OWNERSHIP OF THE COMPANY

         The table below sets forth certain information regarding beneficial ownership of the Shares as of September 27, 1997, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Shares, by each named executive officer and director and all officers and directors as a group. Unless otherwise indicated, the business address of each person or entity listed below is 399 Park Avenue, New York, New York 10043.

                                                                                    Percentage of
                                                                                     Outstanding
                                                     Number of Shares of           Common Stock
Name                                                   Common Stock (1)        (*denotes less than 1%)
----                                                   ------------            -----------------------

Citicorp Venture Capital, Ltd. (2).................       3,133,049                      40.60%
Ronald D. Kirstien (3) ............................         595,769                       7.72
Harvey Rothstein (3)(4)............................         449,274                       5.82
James D. Farley ...................................          51,416                          *
Byron L. Knief (5).................................          45,742                          *
Harold O. Rosser (6) ..............................          71,329                       0.94
Gino Marchetti (7).................................          13,600                          *
Barton J. Winokur (8)..............................          24,000                          *
Edward H. Chambers (9).............................           9,500                          *
Charles E. Corpening (10)..........................              --                          *
Joseph F. Cunnane, III (3).........................          12,600                          *
Richard H. Borchers (3)............................          11,900                          *
David J. Norman (3)................................           2,200                          *
All officers and directors as a group
    (12 Persons) ..................................       1,296,830                      16.00

World Equity Partners, L.P. (11)...................         441,026                       5.72

---------------------
(1) In determining the number of Shares beneficially owned, Shares issuable pursuant to options and warrants exercisable within 60 days of September 27, 1997 are deemed outstanding for purposes of determining the total number of outstanding Shares for the holders of such options or warrants and are not deemed outstanding for such purpose for all other Stockholders.
(2) Citicorp Venture Capital, Ltd. ("CVC") is a subsidiary of Citibank, N.A., a national bank. The Shares listed in this table do not include 119,724 Shares owned by certain affiliates of CVC.
(3)      Business address is 1657 Crofton Boulevard, Crofton, Maryland 21114.
(4)      Includes approximately 83,000 Shares held in trust.
(5)      Mr. Knief serves as Senior Vice President of CVC.
(6) Business address is Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022.
(7)      Business address is 324 Devon Way, West Chester, Pennsylvania 19380.
(8) Business address is 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103.
(9)      Business address is Wawa, Inc., 260 Baltimore Pike, Wawa, Pennsylvania
         19063.
(10)     Mr. Corpening serves as a Vice President of CVC.
(11) World Equity Partners, L.P., a limited partnership of which another affiliate of CVC is the investment advisor, received a warrant which is exercisable for 441,026 Shares in connection with the recapitalization of the Company in February 1993. All warrants are currently exercisable.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act (File No. 1-12481), are incorporated in this Proxy Statement by reference and shall be deemed to be a part hereof for purposes of the Exchange Act:

                  (a) The Company's Annual Report on Form 10-K for the year ended September 28, 1996 (the "Company's Form 10-K");

                  (b) The portions of the Company's definitive Proxy Statement for the Annual Meeting of Stockholders held on January 29, 1997 that have been incorporated by reference into the Company's Form 10-K;

                  (c) The Company's Quarterly Report on Form 10-Q for the quarter ended December 28, 1996;

                  (d) The Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997;

                  (e) The Company's Current Report on Form 8-K dated June 10, 1997;

                  (f) The Company's Current Report on Form 8-K dated July 25, 1997;

                  (g) The Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997;

                  (h) The Company's Current Report on Form 8-K dated September 12, 1997; and

                  (i) The Company's Current Report on Form 8-K dated November 5, 1997.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Special Meeting and any adjournment or postponement thereof, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof for purposes of the Exchange Act from the date of the filing of such documents. Any statement contained in this Proxy Statement, in a supplement to this Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Proxy Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                        ADDITIONAL AVAILABLE INFORMATION

         The Company, DAC, DAC Sub, Mr. Kirstien, Mr. Rothstein and CVC have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act with respect to the transactions described in this Proxy Statement. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information and exhibits contained in the Schedule 13E-3. The Schedule 13E-3 (including exhibits) and any amendments thereto may be inspected and copied at, or obtained from, the Commission's offices as set forth below. For further information, reference is hereby made to the Schedule 13E-3 and the exhibits thereto. Statements contained in this Proxy Statement concerning documents filed with the Commission as exhibits to the Schedule 13E-3 or attached as Annexes to this Proxy Statement are not necessarily complete and, in each instances, reference is made to the copy of the document filed as an exhibit to the Schedule 13E-3 or attached as an Annex to this Proxy Statement. Each statement in this Proxy Statement concerning such a document is qualified in its entirety by reference to such document.

         The Company is currently subject to the informational and reporting requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may also be obtained upon payment of the Commission's prescribed rates by writing to the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. In addition, material filed by the Company may be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

         Certain documents discussed in this Proxy Statement, including, without limitation, the Schedule 13 E-3 and all exhibits thereto and the opinion of Equitable, are also available for inspection and copying at the principal executive offices of the Company at 1657 Crofton Boulevard, Crofton, Maryland 21114, (410) 721-3770, during its regular business hours, by any Stockholder or his or her representative so designated in writing. Upon the written request of a Stockholder directed to the Secretary of the Company at the above address, the Company will mail to such Stockholder a copy of any such document at the expense of such Stockholder.

         If the Merger is consummated, the Company will deregister the Shares and will no longer be subject to the requirements of the Exchange Act. See "SPECIAL FACTORS--Certain Effects of the Merger."

                             INDEPENDENT ACCOUNTANTS

         The consolidated balance sheets of the Company and its subsidiaries as of September 28, 1996 and September 30, 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended, September 28, 1996, September 30, 1995 and September 24, 1994, copies of which are attached to this Proxy Statement, have been audited by Arthur Andersen LLP, independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Special Meeting, may make a statement if they desire to do so and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         If the Merger is not consummated, the next Annual Meeting of Stockholders of the Company is expected to be held on ____________. Any Stockholder who wishes to present a proposal for action at such meeting must comply with the applicable rules and regulations of the Commission then in effect and the Company's By-Laws. In accordance with regulations issued by the Commission, Stockholder proposals intended for presentation at the next Annual Meeting of Stockholders must be received by the Secretary of the Company no later than ______ __, 1997 if such proposals are to be considered for inclusion in the Company's proxy statement for the next Annual Meeting of the Stockholders.

                                  OTHER MATTERS

         The Company knows of no other business that will be presented for action by the Stockholders at the Special Meeting. No other business may be transacted at the Special Meeting unless written notice thereof is first given to Stockholders in the manner prescribed by Delaware law and the Company's By-Laws.

                                                              David J. Norman
                                                              Secretary



--------------------------------------------------------------------------------

          PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT
                 PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

--------------------------------------------------------------------------------

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
Report of Independent Public Accountants................................................................        F-2

Consolidated Statements of Operations of the Company for the years ended
  September 28, 1996, September 30, 1995, and September 24,1994.........................................        F-3

Consolidated Balance Sheet of the Company as of September 28, 1996 and
  September 30, 1995....................................................................................        F-4

Consolidated Statements of Stockholders' Equity of the Company for the years ended
  September 28, 1996, September 30, 1995, and September 24, 1994........................................        F-6

Consolidated Statements of Cash Flows of the Company for the years ended
  September 28, 1996, September 30, 1995 and September 24, 1994.........................................        F-7

Notes to Consolidated Financial Statements..............................................................        F-8

Consolidated Statements of Operations of the Company for the 13 weeks and 39 weeks
  ended June 28, 1997 (Unaudited) and June 29, 1996 (Unaudited).........................................       F-21

Consolidated Balance Sheet of the Company as of June 28, 1997 (Unaudited) and
  September 28, 1996 (Audited)..........................................................................       F-22

Consolidated Statements of Cash Flows of the Company for the 39 weeks ended
  June 28, 1997 (Unaudited) and June 29, 1996 (Unaudited)...............................................       F-24

Notes to Unaudited Consolidated Financial Statements....................................................       F-25

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of DavCo Restaurants, Inc.:

We have audited the accompanying consolidated balance sheets of DavCo Restaurants, Inc. (a Delaware corporation) and subsidiaries (the Company) as of September 28, 1996 and September 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended September 28, 1996, September 30, 1995 and September 24, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DavCo Restaurants, Inc. and subsidiaries as of September 28, 1996 and September 30, 1995, and the results of their operations and their cash flows for the years ended September 28, 1996, September 30, 1995 and September 24, 1994, in conformity with generally accepted accounting principles.

Arthur Andersen /s/

Baltimore, Maryland
November 6 , 1996

DAVCO RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000's except per share data)

                                                        Year Ended             Year Ended            Year Ended
                                                      Sept. 28, 1996         Sept. 30, 1995        Sept. 24, 1994
                                                   ---------------------- --------------------- ---------------------
Restaurant sales                                       $     206,903           $   208,671           $   163,355

Costs and Expenses:
     Cost of restaurant sales  (Note 7)                      126,309               125,242                96,875
     Restaurant operating expenses  (Note 7)                  42,408                41,373                32,771
     Franchise royalties  (Note 5)                             8,277                 8,346                 6,535
     General and administrative                                7,407                 7,881                 6,524
     Depreciation and amortization  (Note 2,3)                 8,918                 8,539                 6,092
     Loss on write down of impaired
        long-lived assets (Note 4)                             5,513                     -                     -
                                                   ------------------------------------------------------------------
                                                             198,832               191,381               148,797
                                                   ------------------------------------------------------------------

Operating income                                               8,071                17,290                14,558

Interest expense  (Notes 9 and 10)                            (5,048)               (5,775)               (3,784)
Interest income                                                   36                   205                   241
Other income , net                                             1,105                 1,146                   250
                                                   ------------------------------------------------------------------

Income before income taxes                                     4,164                12,866                11,265
Provision for income taxes  (Note 8)                          (1,773)               (4,451)               (4,231)
                                                   ------------------------------------------------------------------
Net income                                                     2,391                 8,415                 7,034

Earnings per common share  (Note 2) :
Net income per common share                            $        0.34           $      1.18           $      0.98
                                                   ------------------------------------------------------------------

Weighted average number of shares
     outstanding - assuming full dilution                      7,052                 7,157                 7,204
                                                   ------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated statements.

DAVCO RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS

(in 000's except per share data)

                                                                    September 28,                 September 30,
                                                                        1996                           1995
                                                                ----------------------        -----------------------
Current Assets:
     Cash and cash equivalents (Note 2)                          $          1,948              $            331
     Receivables                                                              652                           572
     Refundable income taxes (Note 8)                                           -                         1,175
     Inventories  (Note 2)                                                  1,421                         1,307
     Prepaid expenses                                                       1,034                         1,593
     Deferred tax asset  (Note 8)                                           1,004                           786
                                                                 ----------------              ----------------

     Total Current Assets                                                   6,059                         5,764
                                                                 ----------------              ----------------

Property and equipment, net of accumulated
depreciation of $8,378 and $5,945, respectively
(Notes 2 and 3)                                                            49,521                        41,661
                                                                 ----------------              ----------------

Leased properties, net of accumulated amortization
of $8,044 and $9,362 respectively (Notes 2 and 10)                         37,918                        43,828
                                                                 ----------------              ----------------

Other Assets:
     Franchise rights, net(Notes 2 and 5)                                   3,551                         4,095
     Goodwill, net(Notes 2 and 13)                                         18,730                        19,639
     Deferred tax asset(Note 8)                                             1,156                             -
     Other                                                                    623                           713
                                                                 ----------------              ----------------
     Total Other Assets                                                    24,060                        24,447
                                                                 ----------------              ----------------

     Total Assets                                                $        117,558              $        115,700
                                                                 ----------------              ----------------

Current Liabilities:
     Accounts payable                                            $          5,615              $          6,397
     Accrued advertising and royalty fees(Note 5)                           2,588                         2,230
     Accrued salaries and wages                                             2,732                         2,583
     Accrued expenses                                                       7,997                         7,248
     Short-term borrowings (Note 9)                                         6,768                             -
     Current portion of long-term debt(Note 9)                              3,055                         3,685
     Current portion of capital lease obligations(Note 10)                  3,174                         3,094
                                                                 ----------------              ----------------

     Total Current Liabilities                                             31,929                        25,237

Long-term debt, less current portion(Note 9)                               11,699                        14,778
Capital lease obligations, less current portion(Note 10)                   28,404                        31,083
Deferred taxes payable(Note 8)                                                  -                           383
                                                                 ----------------              ----------------

Total Liabilities                                                          72,032                        71,481
                                                                 ----------------              ----------------

Commitments and Contingencies(Note 11)

Stockholders' Equity:
     Common stock, $.001 par value;  11,400,000
         shares authorized and 6,587,628 issued
         (Note 12)                                                              7                             7
     Treasury stock, at cost,132,107 shares(Note12)                        (1,084)                            -
     Additional paid-in capital                                            31,101                        31,101
     Warrants outstanding  (Note 12)                                        3,000                         3,000
     Retained earnings                                                     12,502                        10,111
                                                                 ----------------              ----------------
     Total Stockholders' Equity                                            45,526                        44,219
                                                                 ----------------              ----------------
     Total  Liabilities and Stockholders' Equity                 $        117,558              $        115,700
                                                                 ----------------              ----------------

The accompanying notes are an integral part of these consolidated statements.

DAVCO RESTAURANTS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(in 000's)

                                            Additional                            Retained        Total
                                  Common      Paid-In      Warrants    Treasury   Earnings    Stockholders'
                                  Stock      Capital     Outstanding    Stock    (Deficit)       Equity
                                  -----      -------     -----------    -----    ---------       ------
BALANCE, September 25, 1993         $  7      $ 31,101      $3,000     $      -   $(5,338)        $28,770
   Net Income                          -             -            -           -      7,034          7,034
                                   -----      -------       ------     -------   ---------        -------
BALANCE, September 24, 1994            7      31,101         3,000            -      1,696         35,804
   Net Income                          -             -            -           -      8,415          8,415
                                   -----      -------       ------     -------   ---------        -------
BALANCE, September 30, 1995            7      31,101         3,000            -     10,111         44,219
     Purchase of Treasury              -             -            -                     -              -
     Stock (132,107 shares)                                            (1,084)          -          (1,084)
     Net Income                        -             -            -                  2,391          2,391
                                   -----      -------       ------     -------   ---------        -------
                                                                              -
BALANCE, September 28, 1996        $   7      $31,101       $3,000     $(1,084)  $  12,502        $45,526
                                   -----      -------       ------     -------   ---------        -------

DAVCO RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN 000'S)

                                                                  Year Ended         Year Ended        Year Ended
                                                                September 28,      September 30,     September 24,
                                                                     1996               1995              1994
                                                                --------------     --------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                        $     2,391         $     8,415     $     7,034
Adjustments to reconcile net income to net
    cash flows provided by operating activities:
    Loss on write down of impaired long-lived asset                     5,513                   -               -
    Depreciation and amortization                                       8,918               8,539           6,092
    Net (gain) loss on disposition of assets                             (356)               (420)             52
    Deferred tax (benefit) provision                                   (1,757)             (1,204)            460
    Amortization of debt discount                                           -                  36              18
    Net change in operating assets and liabilities:
       Increase in receivables                                            (80)               (240)            (58)
       Decrease (increase) in refundable income taxes                   1,175                (806)          1,176
        (Increase) decrease in inventories                               (114)                (30)              1
       Decrease (increase) in prepaid expenses                            559                (520)             68
       Increase (decrease) in accounts payable and accrued                (33)                771            (451)
  expenses
       Increase in accrued advertising and royalty fees                   358                  33             229
       Increase (decrease) in accrued salaries and wages                  149                  (9)             19
       Increase (decrease) in income taxes payable                          -                (626)            640
                                                                  -----------         ------------    -----------
         Net Cash Flows Provided By Operating Activities               16,723              13,939          15,280
                                                                  -----------         -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in other assets                                             (272)               (100)           (103)
    Property and equipment acquired and constructed                   (14,243)            (13,384)        (15,144)
    Proceeds from disposition of assets                                   528                 500               -
    Payment for acquisition of company, net of cash acquired                -                   -         (17,497)
    Purchases of restricted asset, net of sales                             -                   -          (1,236)
    Proceeds from redemption of restricted asset                            -               1,236               -
                                                                  -----------         -----------     -----------
Net Cash Flows Used In Investing Activities                           (13,987)            (11,748)        (33,980)
                                                                  ------------        ------------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of capital lease obligations                            (3,094)             (2,608)         (2,143)
    Purchase of treasury stock                                         (1,084)                 -                -
    Repayments of long-term obligations                                (3,709)             (2,317)           (764)
    Proceeds from long-term debt                                            -                   -          18,250
    Short-term borrowings                                               6,768                   -               -
                                                                  -----------         -----------     -----------
Net Cash Flows (Used In) Provided By Financing Activities              (1,119)             (4,925)         15,343
                                                                  ------------        ------------    -----------

NET INCREASE (DECREASE) IN CASH AND                                     1,617              (2,734)         (3,357)
    CASH EQUIVALENTS

CASH AND CASH EQUIVALENTS,                                                331               3,065           6,422
                                                                  -----------         -----------     -----------
    beginning of period

CASH AND CASH EQUIVALENTS, end of period                          $     1,948         $       331     $     3,065
                                                                  -----------         -----------     -----------

Supplemental Cash Flow Information:
    Cash paid for interest                                        $     5,419         $     5,885     $     4,085
                                                                  -----------         -----------     -----------
    Cash paid for income taxes, net of refunds                    $     2,358         $     7,433     $     1,911
                                                                  -----------         -----------     -----------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS:

As of September 28, 1996, DavCo Restaurants, Inc., a Delaware corporation (the "Company"), operated 228 "Wendy's Old Fashioned Hamburgers" restaurants, making it the world's largest franchisee of Wendy's International, Inc. ("Wendy's"). The Company maintains exclusive franchise territories in metropolitan Baltimore and Washington, D.C., the eastern shore of Maryland and portions of northern Virginia (the "Mid-Atlantic"), where it operates 134 Wendy's restaurants. The Company also operates 56 Wendy's restaurants in metropolitan St. Louis and central Illinois (the "Midwest") and 38 Wendy's restaurants in the metropolitan Nashville, Tennessee area (the"Southern Market") (see Note 13 - Acquisition of Southern Hospitality Corporation). The Company does not maintain exclusive franchise territories in the Midwest or the Southern Market.

The Company was incorporated in December 1987, at which time certain members of management ("Management"), Citicorp Venture Capital ("CVC") and one of its affiliates sponsored a leveraged buyout pursuant to which Management acquired 100% of the Company's outstanding common equity of the Company, then consisting only of the Mid-Atlantic restaurants and CVC acquired convertible preferred stock representing 70% of the Company's common equity on a fully diluted basis.

In January 1991, the Company acquired most of the St. Louis restaurants and certain other Wendy's restaurants in central Illinois. This acquisition, which was accounted for as a purchase, was effected through MDF, Inc.
("MDF"), a wholly-owned subsidiary of the Company.

In February 1993, the Company consummated a recapitalization (the "Recapitalization") to effectuate certain agreements executed in May 1992 (the "1992 Settlement") to settle outstanding litigation between the Company, CVC and certain affiliates of CVC. Pursuant to the Recapitalization, the Company (I) repurchased all of its common equity from Management; (ii) made payments to Management for covenants not to compete with the Company in the amount of $6,186,000; (iii) repaid its indebtedness to a CVC affiliate, which was incurred to finance the leveraged buyout; and (iv) issued 500,000 shares of Common Stock to Management at the Initial Public Offering price of $12, which was recorded by the Company as management stock expense of $6,000,000 at the date of issuance.

As a result of the Recapitalization, CVC and its affiliates acquired substantially all of the outstanding common stock of the Company. Accordingly, the Recapitalization was accounted for using the push-down method of accounting whereby the purchase price was allocated to the assets and liabilities of the Company based on their estimated fair values at the date of the Recapitalization.

In August 1993, the Company consummated an initial public offering (the "Initial Public Offering") of 2,600,000 shares of its Common Stock, par value $.001. The net proceeds from the Initial Public Offering, which aggregated approximately $27.6 million, along with certain

Company cash, were used to repay the $15,000,000 in senior debt and $10,000,000 in subordinated debt, redeem the Class A preferred stock, and repay deferred royalties.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MDF, Inc. and Southern Hospitality Corporation, which was acquired at the close of business on September 24, 1994 (see Note 13). All significant intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company maintains its accounts on a 52/53 week fiscal year ending the last Saturday of September. The fiscal years ended September 28, 1996 (fiscal 1996) and September 24, 1994 (fiscal 1994) each contained 52 weeks, while the fiscal year ended September 30, 1995 (fiscal 1995) contained 53 weeks.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories

Inventories consist primarily of food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment is stated at cost. Normal repairs and maintenance costs are expensed as incurred. Depreciation is being recorded using the straight-line method over the estimated useful lives of the property and equipment, as follows:

                  Useful Lives

         Buildings                                              25 years
         Building equipment                                     10-20 years
         Furniture, fixtures and restaurant equipment           5-10  years

Leased Properties

Leased properties consist of capitalized building and leasehold improvements. Amortization is recorded using the straight-line method over the lives of the leases.

Franchise Rights

The franchise agreements with Wendy s International, Inc. require the Company to pay a fee for technical assistance to be provided over the term of the franchise agreement for each unit opened. Amortization is recorded on the straight-line method over the terms of the franchise agreements. The franchise agreements generally provide for a term of 20 years and renewal options upon expiration. Accumulated amortization as of September 28, 1996 and September 30, 1995, was approximately $1,053,000 and $758,000, respectively (see Note 5).

Goodwill

The Company has classified the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions as goodwill. Goodwill is being amortized on a straight line method over 30 years. Accumulated amortization was approximately $2,054,000 and $1,368,000 as of September 28, 1996 and September 30, 1995, respectively.

Income Taxes

Deferred income taxes are computed using the liability method, which provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. (see Note 8)

Earnings Per Common Share

Earnings per common share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock which are assumed to be exercised using the treasury stock method. The weighted average number of shares reflected includes treasury stock acquired pursuant to the Stock Repurchase Program through the date of acquisition (see Note 12).

Preopening Costs

Direct costs incurred in connection with opening new restaurants are deferred and amortized on a straight-line basis over a 12-month period following the opening of a new restaurant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosure of contingent assets and liabilities. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying consolidated financial statements.

New Authoritative Standards Not Yet Implemented

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 - "Accounting for Stock Based Compensation." This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages, but does not require, all entities to adopt that method of accounting for all of their employee stock option plans. Entities electing not to make the change in accounting method must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The accounting and disclosure requirements of this statement are effective for fiscal years that began after December 15, 1995. The Company has not yet determined whether or not it will adopt the fair value based method of accounting defined in this statement.

Prior Year Reclassifications

Certain reclassifications have been made to the prior years' balances in order to conform to fiscal 1996 presentation.

3.   PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following (amounts in 000's):

                                          September 28,        September 30,
                                              1996                  1995
                                          --------------        -------------
Buildings                                 $       14,708        $      10,150
Land                                              10,339                8,445
Furniture, fixtures and equipment                 26,992               24,432
Construction in progress                           5,860                4,579
                                                  57,899               47,606
                                          --------------        -------------
Less:  Accumulated depreciation                   (8,378)              (5,945)
                                          --------------        -------------
Property and equipment, net               $       49,521        $      41,661
                                          --------------        -------------


4. ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

During the fourth quarter of fiscal 1996, the Company elected early adoption of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of "(SFAS No. 121). SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when events or circumstances indicate that the assets may be impaired based upon the undiscounted cash flows estimated to be generated by those assets. The Company determined that due to recent operating and cash flow changes and due to the overall decline in the Quick Service Restaurant market, that indicators were present. Accordingly, the Company evaluated the ongoing value of the property and equipment (and intangibles) associated with its restaurants. Based on this evaluation, the Company determined that assets with a net book value of $89.9 million were impaired and reduced their carrying value by $5.5 million to their estimated fair value. Fair value was determined based on the most appropriate of the following - the market value of restaurants in an arms length transaction, the recoverability of rents (and other assets) through a sublease arrangement or the estimated future cash flows to be generated by the restaurants.

5.   FRANCHISE RIGHTS:

The franchise agreements for Washington, D.C., Baltimore, Maryland, and the surrounding areas contain certain requirements regarding the number of units to be opened in the future. Should the Company fail to comply with the required development schedule or with the requirements of the agreements for restaurants within areas covered by the development agreements, Wendy's International, Inc. could terminate the exclusive nature of the Company's franchise. The franchise agreements also provide Wendy's International, Inc. significant rights regarding the business and operations of the Company and impose restrictions regarding the ownership of the Company's capital stock.

The Company is also required to pay royalty and advertising fees amounting to 4% each of annual restaurant sales, as defined in the franchise agreements. The 4% advertising fee is a combination of 2.5% to Wendy's National Advertising Program, Inc. for national advertising, with the remainder paid for local advertising.

6.   RETIREMENT PLANS:

Substantially all full-time employees of the Company are eligible to participate in a defined contribution 401(k) plan. Employees may make contributions to the plan through salary deferral. The Company makes annual contributions to the plan based on a percentage of the employee's contribution, up to certain limitations. The Company's contributions were approximately $107,000, $94,000 and $76,000 for the years ended September 28, 1996, September 30, 1995 and September 24, 1994, respectively.

7.   COST OF RESTAURANT SALES AND RESTAURANT OPERATING EXPENSES:

Cost of restaurant sales and restaurant operating expenses consisted of the following (amounts in 000's):

                                            Year Ended          Year Ended           Year Ended
                                           September 28,       September 30,        September 24,
                                               1996                1995                 1994
                                           -------------       -------------        -------------
Cost of restaurant sales -
Food and supplies                         $      69,603          $     68,857         $    54,344
Labor                                            56,706                56,386              42,531
                                          -------------          ------------        ------------
                                          $     126,309          $    125,242         $    96,875
                                          -------------          ------------         -----------
Restaurant operating expenses -
Advertising                               $       8,869          $      9,448         $     7,310
Rent                                              7,675                 7,261               6,397
Utilities                                         7,915                 7,620               6,151
Maintenance and repairs                           5,301                 4,676               3,551
Other                                           102,648                12,368               9,362
                                          -------------          ------------        ------------
                                          $      42,408          $     41,373        $     32,771
                                          -------------          ------------        ------------

8.   INCOME TAXES:

The provision (benefit) for income taxes was comprised of the following (amount in 000's):

                                            Year Ended            Year Ended           Year Ended
                                           September 28,         September 30,        September 24,
                                               1996                  1995                 1994
                                           -------------         -------------        -------------
Federal:
  Current                                  $       2,927          $     68,857         $    54,344
  Deferred                                        (1,457)               (1,023)               (125)

State:
  Current                                            603                 1,034                 411
  Deferred                                          (300)                 (181)                585
                                           -------------          ------------         -----------

Provision for income taxes                 $       1,773          $      4,451         $     4,231
                                           -------------          ------------         -----------


The difference between the recorded income tax provision and the "expected" tax provision based on the statutory federal income tax rate is as follows (amounts in 000's):

                                            Year Ended            Year Ended           Year Ended
                                           September 28,         September 30,        September 24,
                                               1996                  1995                 1994
                                           -------------         -------------        -------------

Computed federal tax provision
  (benefit) at statutory rate:              $       1,416          $      4,374         $     3,830
State income taxes (net of federal
  income tax effect)                                  329                   563                 297
Nondeductible expenses                                 15                     -                   3
Targeted jobs tax credit                              (10)                 (382)               (399)
Goodwill amortization                                 238                   238                 160
Reevaluation of deferred tax liability               (200)                 (383)                  -
Other, net                                            (15)                   41                 340
                                            --------------         ------------         -----------

Provision for income taxes                  $        1,773         $      4,451         $     4,231
                                            --------------         ------------         -----------

As of September 28, 1996 and September 30, 1995, the Company had federal net operating loss carry forwards for income tax purposes of approximately $3,023,000 and $4,244,000, respectively, to offset against future taxable income. Approximately $1,200,000 of net operating loss carryforwards are utilizable per year. If not utilized, these carryforwards will expire through 2003. In addition the Company had state net operating loss carryforwards of approximately $3,500,000 as of September 28, 1996.

Total deferred tax liabilities and deferred tax assets as of September 28, 1996 and September 30, 1995, and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax liabilities and deferred tax assets and the tax effects of each, are as follows (amounts in 000's):

                                                          September 28, 1996               September 30, 1995
                                                          ------------------               ------------------
Deferred tax liabilities:
     Property and equipment                                 $        1,958                    $        2,250
     Leased properties                                                 546                             1,845
     Franchise rights                                                  628                               770
     Other                                                             141                               392
                                                            --------------                    --------------
        Total                                               $        3,273                    $        5,257
                                                            --------------                    --------------

Deferred tax assets:
     Accrued expenses and reserves                          $        1,169                    $        1,197
     Covenants not to compete                                        2,396                             2,411
     Operating loss carryforwards
       and credits                                                   1,343                             1,787
     Capitalized development costs                                     278                               201
     Other                                                             247                                64
                                                            --------------                    --------------
        Total                                               $        5,433                    $        5,660
                                                            --------------                    --------------

9.   LONG-TERM DEBT AND FINANCING ARRANGEMENTS:

Long-term debt consisted of the following (amounts in 000's):

                                                                              Sept. 28, 1996         Sept. 30, 1995
                                                                              --------------         --------------
Installment promissory notes, interest ranging from 1% to 2% over the bank's prime rate, due in monthly principal installments plus interest through September 1999; secured by restaurant equipment,
     furniture and fixtures, leasehold improvements and inventory.             $    714                $  1,245

Installment promissory note, interest at 6%, due in quarterly installments through January 1996 and a lump-sum payment for equipment due January 1996, both secured by restaurant point of
     sale equipment                                                                   -                     618
Term loan from a bank, (as described below)                                      14,040                  16,600
                                                                               --------                --------
                                                                                 14,754                  18,463
Less: Current portion                                                           (3,055)                 (3,685)
                                                                               --------                --------
Long-term debt                                                                 $ 11,699                $ 14,778
                                                                               --------                --------

Aggregate maturities of the Company's long-term debt as of September 28, 1996 are as follows:

              Maturing fiscal year:

              1997                                          $ 3,055
              1998                                            2,747
              1999                                            8,952
                                                            -------
                                                            $14,754
                                                            -------

Financing Arrangements

In September 1994, the Company modified its existing bank credit facilities and created a new financing agreement. Under the new financing agreement, the Company borrowed $18,250,000 (the "Term Loan") from a bank. The proceeds from the Term Loan were used to consummate the acquisition of Southern Hospitality Corporation (See Note 13). The Term Loan is secured by the common stock of Southern Hospitality Corporation. The Term Loan provides for fixed principal payments of approximately $152,000 per month plus interest beginning in November 1994 and ending with a balloon payment in September 1999. In addition, each year the agreement requires the Company to repay against the Term Loan, a certain percentage of excess cash flow, as defined, within 120 days of its fiscal year end through 1998. Beginning with the first such additional payment, the Company's monthly principal payment drops to approximately $146,000 for 12 months. After that period of time, the monthly payment reverts back to $152,000 unless there has been an additional excess cash flow payment. During 1995, the bank adjusted the Term Loan's interest rate to either (1) a floating rate per annum equal to 0.25% in excess of the higher of the prime rate or the average rate for 90 day commercial paper or (2) a fixed rate equal to 1.25% per annum in excess of an adjusted LIBOR rate in effect for periods up to 180 days. In August 1995, the Company fixed the interest rate at 7.47% on approximately half of the Term Loan principal amount, through an interest rate swap arrangement with the bank. In January 1996, the Company fixed the interest rate at 6.75% on the remainder of the Term Loan principal amount, for the duration of the loan, through an additional interest rate swap arrangement with the bank. As of September 28, 1996, the estimated fair market value of interest rate swap arrangements was $93,000 based on a dealer quote.

During fiscal 1996, the Company established a $13,000,000 Revolving Credit Facility, which replaced the $7,500,000 revolving and $2,500,000 fixed asset facilities. The Revolving Credit Facility increased the sub-limit for letters of credit from $5,000,000 to $7,000,000 and increased the amount available for advances under an automated principal funding mechanism.

The Company's funding needs, up to $5,000,000, may be automatically advanced into its commercial checking account. Advances under the automated system bear interest at the aforementioned floating interest rate or a daily adjusting rate equal to 1.5% per annum in excess of the one month LIBOR rate.

The interest rate on the Revolving Line of Credit is either (1) a floating rate per annum equal to the bank's prime rate or the floating rate per annum equal to an adjusted LIBOR rate for a 30 day interest period, determined and adjusted daily, plus up to 155 basis points per annum or (2) a fixed rate equal to an adjusted LIBOR rate for the period corresponding to the term of the interest period selected, plus up to 155 basis points per annum. The weighted average balance outstanding under the Revolving Line of Credit for the year ended September 28, 1996 was $4,353,000. The weighted average interest rate under the Revolving Line of Credit for the year ended September 28, 1996 was 7.03%. The balance outstanding at September 28, 1996 was $6,768,000. The weighted average balances outstanding for the year ended September 30, 1995 were $208,000 and $0 for the working capital line and the acquisition line, respectively.

In July 1996, the Company obtained a separate short-term $5,000,000 credit facility. This facility may only be used to fund tax indemnifications obligations and to repurchase common stock and will expire on January 18, 1997. Any borrowings would bear interest at the same rates as the Revolving Credit Facility. There have not been any borrowings under this facility to date.

The terms of the financing arrangements contain, among other provisions, certain covenants for maintaining defined levels of tangible net worth and various financial ratios, including cash flow coverage and total liabilities to tangible net worth. As of September 28, 1996, the Company was in compliance with all applicable covenants.

10.  LEASES:

The Company leases a substantial portion of the land and buildings used in the operation of its restaurants. These leases generally provide for a noncancellable term of 20 years and provide for additional renewal terms at the Company's option. Certain leases contain provisions for percentage rentals on sales above specified minimums. Expenses incurred under these provisions aggregated approximately $579,000, $764,000 and $609,000 for the years ended September 28, 1996, September 30, 1995, and September 24, 1994, respectively.

As of September 28, 1996, future minimum lease payments related to leases were as follows: (amounts in 000's)

                                                Capital Leases  Operating Leases
                                                --------------  ----------------
1997                                                 $6,786        $   7,398
1998                                                  6,227            6,936
1999                                                  5,614            6,569
2000                                                  5,348            6,506
2001                                                  5,103            6,361
2002 and thereafter                                  24,869           47,662
                                                   --------         --------
                                                     53,947          $81,432
                                                                     -------
Less: amount representing interest                  (22,369)
                                                    -------
Present value of future minimum lease payments      $31,578
                                                    -------

Rent expense under operating leases, including percentage rentals based on sales, was approximately $8,313,000, $7,895,000 and $6,319,000 for the years ended September 28, 1996, September 30, 1995 and September 24, 1994, respectively.

11.  COMMITMENTS AND CONTINGENCIES:

Litigation

The Company is party to several legal proceedings which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

Letters of Credit

At September 28, 1996, the Company was contingently liable for outstanding letters of credit relating to liability insurance and Wendy s International, Inc. current royalty requirements, aggregating approximately $4,070,000.

Other

During fiscal year 1997 and 1998, the Company will be required to pledge additional collateral in the amount of approximately $600,000 and $1,000,000, respectively, in connection with the Company's worker compensation insurance policy.

12.  CAPITAL STOCK, WARRANTS AND OPTIONS:

Effective with the Initial Public Offering, the Company's authorized capital stock consisted of 8,200,000 shares of voting Common Stock and 3,200,000 shares of non-voting Common Stock. As of September 28, 1996 and September 30, 1995, there were 6,587,628 shares of voting Common Stock outstanding and no shares of non-voting Common Stock outstanding.

In connection with the Recapitalization, warrants to purchase 441,026 shares of Common Stock at $.01 each, were issued and recorded at their estimated fair value of $3,000,000 at date of issuance. These warrants expire February 10, 2003.

In fiscal 1993, the company granted stock options in conjunction with the Recapitalization to management stockholders and certain affiliates of CVC. Approximately 515,000 of these options vest over a five-year period. Of the remaining 41,000 options, approximately 37,000 vest pro rata over a three-year period and 4,000 vested upon grant.

In fiscal 1994, the Company adopted the 1994 Director Stock Option Plan and the 1994 Employee Stock Option Plan whereby certain named directors and officers received options to purchase Common Stock. The option price equals the fair market value of the Common Stock at the date of grant. The options expire ten years from the date and vest 20% per year beginning with the first anniversary of the date of grant.

During fiscal year 1996, the Company adopted the 1996 Director Stock Option Plan and the 1996 Employee Stock Option Plan whereby certain named directors and officers received options to purchase Common Stock. The option price equals the fair market value of the Common Stock at the date of grant. The options expire ten years from date of grant and vest 20% per year beginning with the first anniversary of the date of grant.

Effective May 1,1996, the Company adopted a stock repurchase plan where up to 1,000,000 shares of the Company's common stock will be purchased over a two year period, depending on price and market conditions. As of September 28, 1996, the Company had repurchased 132,107 shares at an aggregate cost of $1,083,874.

The following table summarizes stock option activity:

                                               Number        Exercise Price
                                             of Shares         Per Share
                                             ---------       --------------
Outstanding, September 25, 1993
(235,000 Exercisable)                          555,618       $6.80-$12.00
Activity during fiscal 1994:
         Granted                                45,000       $16.13-$17.50
         Exercised                                  --                  --
         Cancelled                              (5,000)      $       16.13
                                              --------       -------------

Outstanding, September 24, 1994                595,618       $6.80-$17.50
(247,000 Exercisable)
Activity during fiscal 1995:
         Granted                                 5,000       $       13.81
         Exercised                                  --                  --
         Canceled                               (5,000)      $       16.13
                                              --------       -------------

Outstanding, September 30, 1995
(267,000 Exercisable)                          595,618       $6.80-$17.50
Activity during fiscal 1996:
         Granted                                48,000       $        8.50
         Exercised                                  --                  --
         Canceled                              (10,000)      $8.50-$16.13
                                              --------       -------------

Outstanding, September 28, 1996
(287,000 Exercisable)                          633,618       $6.80-$17.50
                                              --------       -------------

13.  ACQUISITION OF SOUTHERN HOSPITALITY CORPORATION

As of the close of business on September 24, 1994, the Company acquired Southern Hospitality Corporation for approximately $17.5 million cash (net of cash acquired) and the assumption of certain liabilities. The acquisition was accounted for as a purchase. The excess of the purchase price over the net assets acquired was allocated in accordance with "push-down" accounting to the assets and liabilities based on their estimated fair values. This allocation resulted in a $8.6 million increase to goodwill, a $435,000 increase to leased properties and a $165,000 increase to deferred tax payable. The goodwill is being amortized using the straight-line basis over 30 years.

The following unaudited pro forma summary consolidated results of operations assumes the acquisition had occurred at the beginning of each of the fiscal years presented. The pro forma results are based on historical information and do not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the combined entities (in 000's except per share data).

                                                  Fiscal Year Ended
                                                    Sept. 24, 1994
                                                      (Unaudited)
                                                     -------------
Restaurant sales                                     $     195,281
                                                     -------------
Net income before extraordinary item                 $       7,481
                                                     -------------
Net income                                           $       7,481
                                                     -------------

Per share data:
Net income before extraordinary item                 $        1.04
                                                     -------------
Net income                                           $        1.04
                                                     -------------

The significant pro forma adjustments reflected above relate to increases in interest expense had the financing been obtained at the beginning of the year and increases in amortization expense due to the creation of goodwill.

                             DAVCO RESTAURANTS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                        (in 000's except per share data)


                                                   For the 13                          For the 39
                                                   weeks ended                         weeks ended
                                          -------------------------------    -------------------------------
                                          June 28, 1997     June 29, 1997    June 28, 1997     June 29, 1996

Restaurant Sales                             $ 60,706         $  54,491         $ 163,185         $ 148,701

Cost and Expenses:
      Cost of restaurant sales                 35,895            32,706            99,404            91,323
      Restaurant operating expenses            11,724            10,872            33,038            30,890
      Franchise royalties                       2,432             2,179             6,536             5,950
      General and administrative                2,339             1,675             6,355             5,434
      Depreciation and amortization             2,179             2,236             6,527             6,565
                                               54,569            49,668           151,860           140,162

Operating Income                                6,137             4,823            11,325             8,539

Interest expense                               (1,196)           (1,295)           (3,710)           (3,862)
Interest income                                     9                 9                25                22
Other income, net                                 101               150               577               594

Income (Loss) before Provision for I            5,051             3,687             8,217             5,293

(Provision) Benefit for Income Taxes           (2,102)           (1,449)           (3,482)           (2,137)

Net Income (Loss)                            $  2,949         $   2,238         $   4,735         $   3,156

Earnings (Loss) per Common Share -
      Assuming Full Dilution (Note 2)        $   0.42         $    0.32         $    0.68         $    0.45

Weighted Average Shares Outstanding -
      Assuming Full Dilution (Note 2)           6,976             7,054             6,974             7,085

           See notes to unaudited consolidated financial statements.

                             DAVCO RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in 000's except per share data)


                                                                    June 28, 1997
                                                                     (Unaudited)     September 28, 1996
                                                                     -----------     ------------------
Current Assets:
   Cash and cash equivalents                                          $   1,003         $   1,948
   Receivables                                                              741               652
   Refundable income taxes                                                   12                12
   Inventories                                                            1,489             1,421
   Prepaid expenses                                                       1,211             1,377
   Deferred tax asset                                                     1,008             1,044
                                                                      ---------         ---------

Total Current Assets                                                      5,464             6,414
                                                                      ---------         ---------

Property and equipment, net                                              54,931            49,521
                                                                      ---------         ---------

Leased properties, net                                                   35,229            37,918
                                                                      ---------         ---------

Other Assets:
   Franchise rights, net                                                  3,323             3,551
   Goodwill, net                                                         18,210            18,730
   Deferred tax asset                                                     1,156             1,144
   Other                                                                    165               280

   Total Other Assets                                                    22,854            23,705

   Total Assets                                                       $ 118,478         $ 117,558

Current Liabilities:
   Accounts payable                                                   $   5,347         $   5,615
   Accrued advertising and royalty fees                                   2,337             2,588
   Accrued salaries and wages                                             3,340             2,732
   Accrued expenses                                                       9,024             7,997
   Short-term borrowings                                                  4,755             6,768
   Current portion of long-term debt                                      2,056             3,055
   Current portion of capital lease obligations                           3,085             3,174
   Income taxes payable                                                   1,880                --
                                                                      ---------         ---------

   Total Current Liabilities                                             31,824            31,929


Long term debt, less current portion                                     10,544            11,699
Capital lease obligations, less current portion                          26,085            28,404
                                                                      ---------         ---------

   Total Liabilities                                                     68,453            72,032

Commitments and Contingencies

Stockholders' Equity:
   Common stock, $.001 par value; 11,400,000 shares authorized
      and 6,587,628 issued                                                    7                 7
   Treasury stock, at cost, 158,807 and 132,107 shares,
      respectively                                                       (1,320)           (1,084)
   Additional paid-in capital                                            31,101            31,101
   Warrants outstanding                                                   3,000             3,000
   Retained earnings                                                      7,237            12,502
                                                                      ---------         ---------

Total Stockholders' Equity                                               50,025            45,526

Total Liabilities and Stockholders' Equity                            $ 118,478         $ 117,558

           See notes to unaudited consolidated financial statements.

                             DAVCO RESTAURANTS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                   (in 000's)


                                                                                               For the 39
                                                                                              weeks ended
                                                                                -----------------------------------------
                                                                                  June 28, 1997         June 29, 1996
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                            $  4,735              $  3,156
Adjustments to reconcile net income to net cash flows
    provided by operating activities--
    Depreciation and amortization                                                        6,527                 6,565
    Loss on disposition of assets                                                          145                    68
    Deferred tax (benefit) provision                                                       (16)                1,351
    Net change in assets and liabilities                                                 2,950                   628
         Net Cash Flows Provided By Operating Activities                                14,341                11,768

CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in other assets                                                               (13)                 (481)
    Property and equipment acquired and constructed                                     (8,462)              (11,651)
         Net Cash Flows Used In Investing Activities                                    (8,475)              (12,132)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repayments of capital lease obligations                                             (2,408)               (2,281)
    Repayments of long-term debt, net                                                   (2,154)               (3,003)
    Purchase of treasury stock                                                            (236)                 (890)
    Short-term borrowings, net                                                          (2,013)                8,644
       Net Cash Flows (Used In) Provided by Financing Act                               (6,811)                2,470

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
                                                                                          (945)                2,106

CASH AND CASH EQUIVALENTS, beginning of period                                           1,948                   331

CASH AND CASH EQUIVALENTS, end of period                                             $   1,003             $   2,437

Supplemental Cash Flow Information:
    Cash paid for interest                                                           $   3,710             $   4,117

    Cash paid for income taxes, net of refunds                                       $   1,619             $     239

             DAVCO RESTAURANTS, INC. NOTES TO UNAUDITED CONSOLIDATED
                       FINANCIAL STATEMENTS June 28, 1997

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

         DavCo Restaurants, Inc., a Delaware corporation (the "Company"), operates 229 "Wendy's Old Fashioned Hamburgers" restaurants, making it the world's largest franchisee of Wendy's International, Inc. ("Wendy's"). The Company maintains exclusive franchise territories in metropolitan Baltimore, Washington, D.C., the eastern shore of Maryland and portions of northern Virginia (the "Mid-Atlantic"), where it operates 138 Wendy's restaurants. The Company also operates 53 Wendy's restaurants in metropolitan St. Louis and central Illinois (the "Midwest") through a wholly-owned subsidiary, MDF, Inc. and 38 Wendy's restaurants in metropolitan Nashville, Tennessee (the "South"). The Company does not maintain exclusive franchise territories in the Midwest or the South.

         DavCo's wholly owned subsidiary FriendCo Restaurants, Inc ("FriendCo") signed agreements, mainly a purchase and development agreement, with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. on July 10,1997, effective July 14, 1997, hence there is no financial information related to FriendCo included in this Form 10-Q. For further information relating to the agreements reference Form 8-K filed on July 25, 1997.

         In management's opinion, the accompanying interim consolidated financial statements of the Company include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the Company's financial position at June 28, 1997 and the results of its operations and its cash flows for the periods ended June 28, 1997 and June 29, 1996. These statements are presented in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the Company's annual consolidated financial statements have been omitted from these statements, as permitted under the applicable rules and regulations. Readers of these statements should refer to the consolidated financial statements and notes thereto as of September 28, 1996 and for the year then ended. The results of operations presented in the accompanying financial statements are not necessarily representative of operations for an entire year.

         Certain reclassifications have been made to the prior year's balances in order to conform to current year presentation.

         The Company maintains its accounts on a 52/53 week fiscal year. Both the fiscal 1997 and 1996 periods contained 13 weeks and 39 weeks, respectively.

2.   EARNINGS PER COMMON SHARE

         Earnings per common share is computed based on the weighted average number of common and common equivalent shares outstanding during the periods. Common stock equivalents include options and warrants to purchase common stock which are assumed to be exercised using the treasury stock method. The weighted average number of shares reflected includes treasury stock acquired pursuant to the Stock Repurchase Program.

         In March 1997, the Financial Accounting Standard Board released SFAS 128 "Earnings per Share". The new statement is effective December 15, 1997 and early adoption is not permitted. When adopted, SFAS 128 will require the restatement of prior periods and disclosure of basic and diluted earnings per share and related computations. At the present time, management believes that the adoption of SFAS 128 will not materially affect the Company's consolidated financial statements.

3.   COMMITMENTS AND CONTINGENCIES

Litigation

         The Company is party to a number of legal proceedings which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

Letters of Credit

         As of June 28, 1997, the Company was contingently liable for outstanding letters of credit relating to liability insurance, workers' compensation collateral and Wendy's current royalty requirements, aggregating approximately $4,670,000.

4.   GOODWILL

         The company's excess of cost over the fair value of net assets acquired (or goodwill) is amortized on a straight-line basis over 30 years. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows.

5.   TREASURY STOCK

         On May 2, 1996, the Company announced that its Board of Directors had authorized management to repurchase up to 1,000,000 shares of its common stock on the open market and in privately negotiated transactions during the following twenty four months. As of June 28, 1997, the Company had purchased 158,807 shares of its common stock for $1,319,505. The Company is accounting for the treasury stock at cost.

                                                                         Annex A



--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 21, 1997

                                      AMONG

                         DAVCO ACQUISITION HOLDING INC.,

                              DAVCO MERGER SUB INC.

                                       AND

                             DAVCO RESTAURANTS, INC.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I

THE MERGER.....................................................................2
  SECTION 1.1.  The Merger.....................................................2
  SECTION 1.2.  Closing........................................................2
  SECTION 1.3.  Effective Time.................................................2
  SECTION 1.4.  Effects of the Merger..........................................2
  SECTION 1.5.  Certificate of Incorporation; By-laws..........................3
  SECTION 1.6.  Directors......................................................3
  SECTION 1.7.  Officers.......................................................3

ARTICLE II

EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
CORPORATIONS...................................................................3
  SECTION 2.1.  Effect on Capital Stock........................................3
  SECTION 2.2.  Stock Option Plans.............................................5
  SECTION 2.3.  Exchange of Certificates.......................................5

ARTICLE III

REPRESENTATIONS AND WARRANTIES.................................................8
  SECTION 3.1.  Representations and Warranties
                of the Company.................................................8
  SECTION 3.2.  Representations and Warranties
                       of Parent and Sub......................................13

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS
PRIOR TO MERGER...............................................................16
  SECTION 4.1.  Conduct of Business of the Company............................16
  SECTION 4.2.  Other Actions.................................................18

ARTICLE V

ADDITIONAL AGREEMENTS.........................................................18
  SECTION 5.1.  Meeting of Stockholders.......................................18
  SECTION 5.2.  Proxy Statement; Schedule 13E-3...............................18
  SECTION 5.3.  Access to Information; Confidentiality........................19
  SECTION 5.4.  Commercially Reasonable Efforts...............................20
  SECTION 5.5.  Financing.....................................................20
  SECTION 5.6.  Indemnification; Directors' and
                Officers' Insurance...........................................20
  SECTION 5.7.  Public Announcements..........................................22
  SECTION 5.8.  Acquisition Proposals.........................................22
  SECTION 5.9.  Stockholder Litigation........................................23

  SECTION 5.10. Board Action Relating to Stock
                       Option Plans and Warrants..............................23

ARTICLE VI

CONDITIONS PRECEDENT..........................................................24
  SECTION 6.1.  Conditions to Each Party's Obligation
                to Effect the Merger..........................................24
  SECTION 6.2.  Conditions to Obligations of Parent
                and Sub.......................................................25
  SECTION 6.3.  Conditions to Obligations of
                       the Company............................................25

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER.............................................26
  SECTION 7.1.  Termination...................................................26
  SECTION 7.2.  Effect of Termination.........................................27
  SECTION 7.3.  Expenses......................................................28
  SECTION 7.4.  Amendment.....................................................28
  SECTION 7.5.  Extension; Waiver.............................................28
  SECTION 7.6.  Procedure for Termination,
                Amendment, Extension or Waiver................................28

ARTICLE VIII

GENERAL PROVISIONS............................................................29
  SECTION 8.1.  Nonsurvival of Representations
                and Warranties................................................29
  SECTION 8.2.  Fees and Expenses.............................................29
  SECTION 8.3.  Definitions...................................................29
  SECTION 8.4.  Notices.......................................................29
  SECTION 8.5.  Interpretation................................................30
  SECTION 8.6.  Counterparts..................................................30
  SECTION 8.7.  Entire Agreement;
                Third-Party Beneficiaries.....................................30
  SECTION 8.8.  Governing Law.................................................31
  SECTION 8.9.  Assignment....................................................31
  SECTION 8.10. Enforcement...................................................31
  SECTION 8.11. Severability..................................................31

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF OCTOBER 21, 1997
                                      AMONG
                         DAVCO ACQUISITION HOLDING INC.,
                       A DELAWARE CORPORATION ("PARENT"),
                             DAVCO MERGER SUB INC.,
             A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF
                                 PARENT ("SUB"),
                                       AND
                            DAVCO RESTAURANTS, INC.,
                     A DELAWARE CORPORATION (THE "COMPANY").


                              W I T N E S S E T H :

     WHEREAS, the Board of Directors of each of Parent, Sub and the Company has adopted resolutions approving this Agreement, pursuant to which Sub shall be merged with and into the Company and the Company shall become a wholly owned direct subsidiary of the Parent (the "Merger"); and

     WHEREAS,   Parent,   Sub   and  the   Company   desire   to  make   certain
representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, as of the date hereof, Ronald D. Kirstien, Harvey Rothstein and Citicorp Venture Capital, Ltd. (collectively, the "Affiliated Stockholders") own or have the power to vote 3,996,578 shares of the common stock of the Company (representing approximately 57% of the total number of outstanding shares of the Company's common stock as of the date hereof);

     WHEREAS, in accordance with applicable law, the Company's Restated Certificate of Incorporation and the terms of this Agreement, the affirmative vote of the holders of a majority of the outstanding common stock of the Company and the affirmative vote of holders of a majority of the outstanding shares of common stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates (as such terms are defined in Section 8.3) of the Affiliated Stockholders are required to adopt and approve this Agreement and the Merger and to consummate the Merger; and

     WHEREAS, as of November 4, 1997, the parties hereto determined to amend and restate this Agreement in accordance herewith.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (the "Agreement"), and in accordance with the Delaware General Corporation Law (the "DGCL") Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in
Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Dechert Price & Rhoads, Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3. Effective Time. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

     SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Company's Restated Certificate of Incorporation shall be amended so as to read in its entirety as set forth in Exhibit A to this Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation.

     (b) The By-Laws of Sub as in effect at the Effective Time shall be, from and after the Effective Time, the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.7. Officers. At the Effective Time, the officers of the Company shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

            EFFECT OF THE MERGER ON THE SECURITIES OF THE CONSTITUENT
                                  CORPORATIONS

     SECTION 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

     (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent - Owned Stock. Each share of the capital stock of the Company issued or outstanding immediately prior to the Effective Time that is owned by the Company or by Parent or Sub shall be cancelled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Shares. At the Effective Time, each share of the common stock, par value $.001 per share, of the Company (the "Common Stock") that is then issued and outstanding (such shares of Common Stock being hereinafter referred to collectively as the "Company Shares") (in each case, other than shares to be cancelled pursuant to subsection 2.1(b) above and other than shares held by Dissenting Shareholders (as hereinafter defined), which shares will not constitute "Company Shares" hereunder), and, subject to Section
2.2 hereof, each Warrant (as defined in Section 2.2 hereof) that by its terms is exercisable from and after the Effective Time only for the amount of Merger Consideration that such Warrant would have been entitled to receive if it had been exercised prior to the Effective Time, or that is amended in accordance with Section 5.10, shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Share or Warrant in accordance with Section 2.3, $20.00 in cash, without interest thereon (the "Merger Consideration"), less, in the case of any Warrant, the amount of any cash exercise price payable upon exercise of such Warrant.

     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a "Dissenting Shareholder") (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder's right to such appraisal, if any. If, after the Effective Time, such Dissenting Shareholder fails to perfect or loses any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     (e) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock, other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

     SECTION 2.2. Stock Option Plans. For purposes of this Agreement, the term "Warrant" means each unexercised option (including without limitation any Company Stock Option, as hereafter defined) or warrant to purchase Company Shares from the Company (whether such option or warrant is vested or not) that is outstanding at the Effective Time. The term "Company Stock Option" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company's 1994 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Employee Stock Option Plan, 1994 Director Stock Option Plan, 1996 Director Stock Option Plan and 1997 Director Stock Option Plan (collectively, the "Company Stock Option Plans"). As of the date hereof, the unexercisable portion of each Company Stock Option shall become immediately exercisable for the amount of Merger Consideration that would have been payable in respect of any Company Shares issuable for any such Company Stock Option, if such Company Stock Option had been exercised immediately prior to the Effective Time, subject to all expiration, lapse, exercise price and other terms and conditions thereof. Each holder of Warrants that by their terms are exercisable from and after the Effective Time only for the amount of Merger Consideration that such Warrants would have been entitled to receive if they had been exercised prior to the Effective Time, or that are amended in accordance with
Section 5.10, shall be entitled to receive an aggregate amount equal to the Merger Consideration multiplied by the aggregate number of Company Shares issuable upon the exercise in full of all Warrants held by such holder as of the Effective Time, less the aggregate cash exercise price payable upon exercise of all Warrants held by such holder.

     SECTION 2.3. Exchange of Certificates. (a) Paying Agent. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Sub, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of shares of Common Stock and the holders of the Warrants, cash in an aggregate amount equal to (i) the product of (x) the number of shares of Common Stock and Warrants issued and outstanding at the Effective Time (other than shares to be cancelled pursuant to subsection 2.1(b) above and Dissenting Shares) and (y) Merger Consideration less
(ii) the aggregate cash exercise price payable upon exercise of all Warrants (such amount being hereinafter referred to as the "Payment Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Company Shares or Warrants (other than shares to be cancelled pursuant to subsection 2.1(b) above and Dissenting Shares) shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to the amount of cash which the aggregate number of Company Shares or Warrants previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to subsection 2.1(c). The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Company Shares or Warrants surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Company Shares or Warrants and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this subsection 2.3(b), each certificate representing Company Shares or Warrants (other than certificates representing shares to be cancelled in accordance with Section 2.1(b) or Dissenting Shares), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon, as contemplated by Sections 2.1 and 2.2. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of Company Shares or Warrants.

     (c) Letter of Transmittal. Promptly after the Effective Time (but in no event more than five days thereafter), the Surviving Corporation shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Company Shares or Warrants which have been converted pursuant to Section 2.1, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to
Section 2.1.

     (d) No Further Ownership Rights in Common Stock or Preferred Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing Company Shares or Warrants in accordance with the terms of this
Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares or Warrants theretofore represented by such certificates.

     (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Company Shares or Warrants for 120 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Shares or Warrants who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration.

     (f) No Liability. None of Parent, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Company Shares or Warrants shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any
Governmental Entity (as defined in Section 3.1(c))), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or
(iv) certificates of deposit, bank repurchase agreements or bankers, acceptances of commercial banks with capital exceeding $100 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Company Shares or Warrants of the Merger Consideration or otherwise impair such holders' respective rights hereunder.

     (h) Withholding Rights. The Surviving Corporation, Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Warrants such amounts as the Surviving Corporation, Parent or Sub is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries (as defined in subsection 3.1(b) hereof) taken as a whole ("Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as amended to the date of this Agreement.

     (b) Subsidiaries. Section 3.1(b) of the disclosure schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. All such shares owned, directly or indirectly, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary
(a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) has all requisite corporate power and authority and any necessary governmental authority to carry on its business as it is now being conducted and to own, operate and lease its properties; and (c) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which (i) the ownership or leasing of real property or the conduct of its business requires such qualification or licensing and (ii) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has previously delivered to Parent and Sub complete and correct copies of the Certificates or Articles of Incorporation and By-Laws of each Subsidiary, each as amended to date. All such Certificates or Articles of Incorporation and By-Laws are in full force and effect.

     (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 11,400,000 shares of Common Stock. At the close of business on September 27, 1997, 6,428,821 shares of Common Stock were issued and outstanding, 131,500 shares of Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 996,644 shares of Common Stock were reserved for issuance upon conversion of Warrants (other than Company Stock Options), and 158,807 shares of Common Stock were held by the Company in its treasury. Except as set forth above, at the close of business on September 27, 1997, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plan or any other outstanding Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above or in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the

Company or (ii)  restricts the transfer of Common Stock.  Except as set forth in
Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents. Section 3.1(c) of the Disclosure Schedule accurately sets forth the number of Company Shares issuable upon exercise of each outstanding Warrant, and the applicable exercise price with respect to each such Warrant.

     (d) Authority; Enforceability; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in subsection 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of its stockholders as set forth in subsection 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Certificate of Incorporation or By-laws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the requirements or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(iii) of the Disclosure Schedule and (iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

     (e) Financial Statements; SEC Reports. The Company has previously furnished Parent and Sub with true and complete copies of (i) its Annual Report on Form 10-K for the year ended September 28, 1996 (the "Annual Report") filed by the Company with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Reports on Form 10-Q for the quarters ended December 28, 1996, March 29, 1997 and June 28, 1997 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held since September 28, 1996 and (iv) each other registration statement, proxy or information statement or current report on Form 8-K filed since September 28, 1996 by the Company with the SEC. Since September 1, 1993, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act. The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Absence of Certain Changes or Events. Except as may be disclosed in the Reports or as otherwise disclosed in Section 3.1(f) of the Disclosure Schedule, since June 28, 1997 there has not been (a) any material adverse change in the business, assets, financial condition or operations of the Company and the Subsidiaries taken as a whole; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company and the Subsidiaries taken as a whole; (c) any declaration, setting aside or payment of any dividend, except for the Company's regular dividend to stockholders, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (d) any issuance by the Company, or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock; (e) any increase in the rate or terms of compensation payable or to become payable by the Company or any Subsidiary to its directors, officers of key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (f) any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (g) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (h) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (i) any material breach by the Company of any of its material obligations under its franchise agreements with Wendy's International, Inc. ("Wendy's") or, to the Company's knowledge, by Wendy's of its material obligations thereunder; (j) any incurrence, other than in the ordinary course of business, of material indebtedness for money borrowed; or (k) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since June 28, 1997, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement.

     (g) Company Schedule 13E-3 and Proxy Materials. All of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") referred to in Section 5.2 hereof will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by the Company for inclusion in the definitive proxy statement (the "Definitive Proxy Statement") referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date (as defined in Section 1.2 hereof), contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

     (h) Board Recommendation. The Board of Directors of the Company has recommended that the stockholders of the Company vote for approval and adoption of this Agreement.

     (i) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.


     SECTION 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Parent is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

     (b) Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 1,000 shares of Common Stock, par value $0.01 per share, no shares of which are presently issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, 1,000 shares of which are presently issued and outstanding, which constitutes all of the issued and outstanding capital stock of Sub. All of the issued and outstanding shares of capital stock of Parent and Sub are validly issued, fully paid and nonassessable. As of the Effective Time of the Merger, the capitalization of Parent and Sub and the ownership of the issued and outstanding shares of Parent's and Sub's capital stock will be in all material respects as described in the Definitive Proxy Statement.

     (c) Authority; Enforceability; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not
(i) violate any of the provisions of the charter documents of Parent, or the Certificate of Incorporation or Bylaws of Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the requirements or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(iii) of the Disclosure Schedule and
(iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby.

     (d) Financing. Parent and Sub have received a written commitment (the "Commitment") from Global Alliance Finance Company, L.L.C. dated as of October 17, 1997, to provide debt financing on or prior to the Closing Date of an amount not less than $180 million (the "Financing"). Parent has accepted the Commitment, which, to the knowledge of Parent and Sub, is valid and in full force and effect. A true and correct copy of the Commitment is attached as
Exhibit 3.2(d) hereto.

     (e) No Undisclosed Material Developments; Sale of the Company. Parent is unaware of any information or plans relating to the Company, its business, assets, financial condition or prospects, which would have a material positive effect on the value of the Company or the Company Shares and which have not been disclosed either in any filings of the Company, Parent or Sub under the Exchange Act or to the Board of Directors of the Company. Parent does not have any present plan or present intention to sell, dispose of or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, directly or indirectly, (i) more than 50% of the beneficial ownership of the outstanding voting capital stock of the Surviving Corporation or (ii) assets constituting more than 50% of the earning power of the Company and its subsidiaries or with a book value in excess of 50% of the book value of all assets of the Company and its subsidiaries.

     (f) Schedule 13E-3 and Proxy Materials. All of the information to be furnished by Parent or Sub for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement (or any amendment or supplement thereto) will not, in the case of the Schedule 13E-3, on the date it is first filed, and in the case of the Definitive Proxy Statement, on the date it is first mailed to the Company's shareholders, and in the case of the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Schedule 13E-3 (or any amendment or supplement thereto). The Schedule 13E-3 will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the Schedule 13E-3, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.


     (g) Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent of Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER


     SECTION 4.1. Conduct of Business of the Company. (a) Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall operate, and shall cause each Subsidiary to operate, its business in the ordinary course of business. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, except for the Company's regular dividend to stockholders (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares;

          (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock upon exercise of Warrants outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

          (iii) amend its Restated Certificate of Incorporation or By-laws or other comparable charter or organizational documents;

          (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiaries;

          (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business, or as disclosed in Section 4.1(a)(v) of the Disclosure Schedule;

          (vi) make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding $20,000,000 in the aggregate as the Company may, in its discretion, deem appropriate;

          (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines),
     (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than to the Company and other than routine advances to employees, except in the case of either (x) or (y) as disclosed in Section 4.1(a)(vii) of the Disclosure Schedule;

          (viii) grant or agree to grant to any employee any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or in the ordinary course of business consistent with past practices;

          (ix) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets, or acquire all or substantially all of the business or assets of any other Person;

          (x) enter into or amend any employment, consulting, severance or similar agreement with any individual;

          (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principals; or

          (xii) commit or agree to take any of the foregoing actions.

     SECTION 4.2. Other Actions. The Company and Parent shall not take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions of the Merger set forth in
Article VI not being satisfied.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     SECTION 5.1. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption and approval of this Agreement and the Merger and all actions contemplated hereby which require approval and adoption by the Company's stockholders.

     SECTION 5.2. Proxy Statement; Schedule 13E-3. Parent will prepare and file, and the Company will cooperate with Parent in the preparation and filing of, the
Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. The Company shall pay the filing fee for such Schedule 13E-3. In connection with the Stockholders' Meeting contemplated hereby, the Company will prepare and file, and Parent will cooperate with the Company in the preparation and filing of, a preliminary Proxy Statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable best efforts to respond to the comments of the SEC and to cause the Definitive Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, the Company will promptly inform Parent. If at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the
Schedule 13E-3 or the Definitive Proxy Statement, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

     SECTION 5.3. Access to Information; Confidentiality. From and after the date hereof, the Company will provide to Parent complete access to the Company's facilities, books and records and shall cause the directors, employees, accountants, and other agents and representatives (collectively, "Representatives") of the Company to cooperate fully with Parent and Parent's Representatives in connection with Parent's due diligence investigation of the Company and the Company's assets, contracts, liabilities, operations, records and other aspects of its business (including any environmental investigation of the companies facilities). Parent shall keep all information supplied or made available to Parent hereunder in confidence and shall not disclose the same to any party other than its employees or advisors on a "need to know" basis and only for purposes of evaluating the Merger. Parent will not use such information except for evaluating the Merger, in connection with procurement of the Financing and in connection with Parent and Sub's filings under the Exchange Act as contemplated by this Agreement. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, Parent shall return any information provided hereunder.

     SECTION 5.4. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI.

     SECTION 5.5. Financing. Each of Parent and Sub shall use their commercially reasonable efforts to obtain the Financing on terms satisfactory to them and to deliver to the Company true and correct copies of the fully executed and delivered Definitive Financing Agreements with respect thereto on or before the Closing Date. Parent and Sub shall use their best efforts to satisfy on or before the Closing Date all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

     SECTION 5.6. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each a "Claim") arising out of the or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Surviving Corporation's Certificate of Incorporation or By-laws in effect as of the Effective Date or under any indemnification agreement in effect as of the date of this Agreement. Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (b) of this
Section 5.6, and subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     (b) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided further that if any D&O Insurance (as defined in paragraph (c) of this Section 5.6) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

     (c) For a period of six years after the Effective Time, Parent or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (d) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-laws of the Surviving Corporation as of the Effective Date, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto. In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Party's conduct complies with standards set forth under such provisions of the Certificate of Incorporation or By-laws or under the DGCL or any indemnification agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent; and provided that nothing in this Section 5.6 shall impair any rights or obligations of any current or former director or officer of the Company or any of its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or the Company, or their respective subsidiaries, under the DGCL or otherwise.

     (e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

     SECTION 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 5.8. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if, and to the extent that, the Board of Directors of the Company, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to stockholders under applicable law. The Company shall provide prompt written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, such written notice shall include the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry; provided that the Company shall not be required to provide such notice of such terms or conditions or identity if the Company's Board of Directors, after consultation with independent legal counsel (which may include its regularly engaged independent legal counsel), determines in good faith that giving such notice would be inconsistent with its fiduciary obligations to stockholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company, or any purchase of all or any significant portion of the assets of the Company, or any equity interest in the Company, other than the transactions contemplated hereby.

     SECTION 5.9. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld if such settlement would entail solely the payment of monetary relief.

     SECTION 5.10. Board Action Relating to Stock Option Plans and Warrants. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock options in accordance with Section 2.2 and shall make such other changes to the Company Stock Option Plans as it deems appropriate to give effect to the Merger. In addition, prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions and take such actions as may be required to amend the terms of all outstanding Warrants in accordance with Section 2.2 and shall make such other changes to the Warrants as it deems appropriate to give effect to the Merger.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been adopted and approved by (i) the affirmative vote of the stockholders of the Company as required under the laws of the State of Delaware and (ii) the affirmative vote of holders of a majority of the outstanding shares of Common Stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates of the Affiliated Stockholders.

     (b) Governmental and Regulatory Consents. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 3.1(d)(iii) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, will have been made or obtained (as the case may be).

     (c) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a material adverse effect on the Surviving Corporation or the ability of any party to this Agreement to perform its obligations hereunder or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

     SECTION 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 that are qualified by materiality shall be true and correct and such representations and warranties of the Company set forth in Section 3.1 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and Parent shall have received an officers' certificate signed on behalf of Parent to the effect set forth in this paragraph.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company to such effect.

     (c) Financing. On or prior to the Effective Time, Parent and/or Sub shall have completed their arrangements for the Financing and received the cash proceeds thereof.

     (d) Dissenting Shares. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 5% of the total number of shares of Common Stock outstanding immediately prior to the Effective Time, on a fully diluted basis.

     SECTION 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date and except for changes permitted or contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

     (a) by mutual written consent of Parent and the Company; or

     (b) by either Parent or the Company:

          (i) if, upon a vote at the Stockholders Meeting, or any adjournment thereof, the adoption and approval of this Agreement and the Merger by the stockholders of the Company required by Delaware law, the Company's Restated Certificate of Incorporation or the terms of this Agreement shall not have been obtained; or

          (ii) if the Merger shall not have been consummated on or before April 1, 1998, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or

          (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by the Company, if the Board of Directors of the Company shall have approved an Acquisition Proposal after determining, upon the basis of written advice of outside counsel (who may be the Company's regularly retained outside counsel) that such approval is necessary in the exercise of its fiduciary obligations under applicable law; or

     (d) by Parent, if the Board of Directors of the Company shall have (i) withdrawn or modified, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or (ii) approved another Acquisition Proposal; or

     (e) by Parent, if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Parent, or if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and the Company shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section
6.2 as of the date of such termination; or

     (f) by the Company, if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company, or if Parent or Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Parent or Sub, as the case may be, shall not have provided reasonable assurance that such breach will be cured in all material respects on or before the Closing Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 6.3 as of the date of such termination;

provided,  however, that the party seeking termination pursuant to clause (e) or
(f) hereof is not in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

     SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last three sentences of Section 5.3 and Sections 7.2, 7.3 and 8.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3. Expenses. In the event that this Agreement is terminated by the Company pursuant to subsection 7.1(c) or by Parent pursuant to subsection 7.1(d), Parent and Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Financing, provided that such reimbursement for expenses shall not exceed $1,000,000.

     SECTION 7.4. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing' signed on behalf of each of the parties.

     SECTION 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.6. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.7.

     SECTION 8.2.  Fees and Expenses.  Except as provided  otherwise in Sections
5.2 and 7.3, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 8.3. Definitions. For purposes of this Agreement:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

     (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (c) a "subsidiary" of any person means another person 50% of the equity securities of which are owned directly or indirectly by such first person; provided, however, that joint ventures or partnerships engaged in the business of real estate development, management or ownership shall not be deemed to be subsidiaries unless such first person owns directly or indirectly 80% of the equity securities of such joint venture or partnership.

     SECTION 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                      (a)  if to Parent or Sub, to

                           DavCo Acquisition Holding Inc.
                           1657 Crofton Boulevard
                           Crofton, Maryland 21114
                           Attention: Ronald D. Kirstien

                           with a copy to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York 10022
                           Attention: Kirk A. Radke


                      (b)  if to the Company, to

                           DavCo Restaurants, Inc.
                           1657 Crofton Boulevard
                           Crofton, Maryland 21114
                           Attention:  Board of Directors

                           with a copy to:

                           Dechert Price & Rhoads
                           Bell Atlantic Tower
                           40th Floor
                           1717 Arch Street
                           Philadelphia, Pennsylvania 19103
                           Attention:  G. Daniel O'Donnell

     SECTION 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

     SECTION 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement (i) to any wholly owned subsidiary of Parent or (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement; in either case without Parent being released from liability hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  DAVCO RESTAURANTS, INC.


                                  By: /s/ David J. Norman
                                     -----------------------------
                                     Name:   David J. Norman
                                     Title:  Secretary

                                  Attest:

                                  /s/ Richard H. Borchers
                                  --------------------------------
                                  Name:  Richard H. Borchers
                                  Title: Executive Vice President


                                  DAVCO ACQUISITION HOLDING INC.


                                  By: /s/ Ronald D. Kirstien
                                     -----------------------------
                                     Name:   Ronald D. Kirstien
                                     Title:  President


                                  Attest:


                                  /s/ Harvey Rothstein
                                  --------------------------------
                                  Name:  Harvey Rothstein
                                  Title: Vice President


                                  DAVCO MERGER SUB INC.


                                  By: /s/ Ronald D. Kirstien
                                     -----------------------------
                                     Name:   Ronald D. Kirstien
                                     Title:  President


                                  Attest:


                                  /s/ Harvey Rothstein
                                  --------------------------------
                                  Name:  Harvey Rothstein
                                  Title: Vice President

                               DISCLOSURE SCHEDULE


         Section 3.1(b)          -        Subsidiaries

         Section 3.1(c)          -        Capitalization

         Section 3.1(d)          -        Authority

         Section 3.1(d)(iii)     -        Consents

         Section 3.1(f)          -        Absence of Changes

         Section 4.1(v)          -        Conduct of Business: Assets

         Section 4.1(vii)        -        Conduct of Business: Indebtedness

                                                                  Section 3.1(b)




                                  Subsidiaries


Name                  Jurisdiction    Capitalization      Ownership*


Southern Hospi-         Tennessee       100 shares         Company
tality Corporation                    common stock
                                      outstanding

MDF, Inc.               Delaware        100 shares         Company
                                      common stock
                                      outstanding

FriendCo Rest-          Maryland        100 shares         Company
aurants, Inc.                         common stock
                                      outstanding

Heron Realty            Maryland        100 shares         Company
Corporation                           common stock
("Heron")                             outstanding

DavCo Oil Company       Maryland        100 shares          Heron
                                      common stock
                                      outstanding



------------------------

*  All shares are owned 100% by the entity shown.

                                                                  Section 3.1(c)




                                 Capitalization


See "Stock Option Summary by Individual", attached hereto as Attachment A.

                                                                    Attachment A


                       Stock Option Summary by Individual

                  Option Price:     $16.125          $8.500            $9.875
                                    -------          ------            ------


Executives                          1994 Pool              1996 Pool             1997 Pool                               Totals
                                 ---------------        ---------------       --------------       ---------------    -----------

R. Kirstien *     Orig. Issued                 0                  7,500               7,500                                15,000
                  Cancelled                    0                                                                                0
                                 ---------------        ---------------       --------------       ---------------   -----------
                  Remaining                    0                  7,500               7,500                                15,000

H. Rothstein *    Orig. Issued                 0                  7,500               7,500                                15,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------    -----------
                  Remaining                    0                  7,500               7,500                                15,000

J. Cunnane        Orig. Issued             5,000                  3,000               3,000                                11,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------    -----------
                  Remaining                5,000                  3,000               3,000                                11,000

R. Borchers       Orig. Issued             5,000                  3,000               3,000                                11,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                 ---------------        ---------------       --------------       ---------------   -----------
                  Remaining                5,000                  3,000               3,000                                11,000

P. Campisi        Orig. Issued                 0                  3,000                   0                                 3,000
                  Cancelled                4,000                  3,000                                                     7,000
                  Re-Issued                5,000                                                                            5,000
                                ----------------       ----------------       --------------       ---------------    -----------
                  Remaining                1,000                      0                   0                                 1,000

C. Graham         Orig. Issued             5,000                      0                   0                                 5,000
                  Cancelled                5,000                                                                            5,000
                                                                                                                                0
                                ----------------       ----------------       --------------       ---------------    -----------
                  Remaining                    0                      0                   0                                     0

P. Albright       Orig. Issued             5,000                      0                   0                                 5,000
                  Cancelled                3,000                                                                            3,000
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,000                      0                   0                                 2,000

C. McGuire        Orig. Issued                 0                  1,000               3,000                                 4,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,000               3,000                                 4,000

R. Jacobs         Orig. Issued                 0                  1,500               1,500                                 3,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,500               1,500                                 3,000

D. Jones          Orig. Issued                 0                  1,500               2,000                                 3,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                  1,500               2,000                                 3,500

D. Norman         Orig. Issued                 0                      0               2,000                                 2,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                      0               2,000                                 2,000

Total Exec.'s     Total Issued            20,000                 28,000              29,500                                77,500
                  Cancelled               12,000                  3,000                   0                                15,000
                  Re-Issued                5,000                      0                   0                                 5,000
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining               13,000                 25,000              29,500                                67,500
                                ================       ================       =============        ===============    ===========

Directors                           1994 Pool              1996 Pool             1997 Pool                               Totals
                                ----------------       ----------------       -------------        ---------------    -----------

B. Winokur        Orig. Issued            10,000                 10,000               4,000                                24,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining               10,000                 10,000               4,000                                24,000

G. Marchetti      Orig. Issued             5,000                  3,000               4,000                                12,000
                  Cancelled                                                                                                     0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                5,000                  3,000               4,000                                12,000

R. Habeck         Orig. Issued             2,500                  3,000               4,000                                 9,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,500                  3,000               4,000                                 9,500

E. Chambers       Orig. Issued             2,500                  3,000               4,000                                 9,500
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                2,500                  3,000               4,000                                 9,500

J. Farley *       Orig. Issued                 0                  1,000               4,000                                 5,000
                  Cancelled                    0                      0                                                         0
                  Re-Issued                    0                                                                                0
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining                    0                  1,000               4,000                                 5,000

H. Rosser         Orig. Issued                 0                      0               4,000                                 4,000
                  Cancelled                    0                                                                                0
                                                                                                                                0
                                ----------------       ----------------       -------------        ---------------    -----------
                  Remaining                    0                      0               4,000                                 4,000

Total Directors   Total Issued            20,000                 20,000              24,000                                64,000
                  Cancelled                    0                      0                   0                                     0
                  Re-Issued                    0                      0                   0                                     0
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining               20,000                 20,000              24,000                                64,000
                                ================       ================      ==============       =============      ============

***********       **********    ****************       ****************      **************       *************      ************

Combined          Total Issued            40,000                 48,000              53,500                               141,500
                  Cancelled               12,000                  3,000                   0                                15,000
                  Re-Issued                5,000                      0                   0                                 5,000
                                ----------------       ----------------      --------------       -------------      ------------
                  Remaining               33,000                 45,000              53,500                               131,500
                                ----------------       ----------------      ==============       =============      ============

* Footnote:    The above does not include any options received as part of the
               Companys' IPO. Those options are as follows:


                  R. Kirstien                            330,769
                  H. Rothstein                           184,274
                  J. Farley/S. Day                        40,575
                  Warrants: WEP                          441,026
                                                      ----------
                    Subtotal:                            996,644

                  Per Above                              131,500
                    Total Options/Warrants:            1,128,144

                                                                  Section 3.1(d)




                                    Authority


None.

                                                             Section 3.1(d)(iii)




                                    Consents


[Premerger notification and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.]

                                                                  Section 3.1(f)




                               Absence of Changes


1. The Company has entered into that certain Asset Purchase and Sale Agreement, dated as of September 24, 1997, by and among the Company, MDF, and Western and Southern Food Services I, L.L.C., providing for the sale of certain MDF restaurants.

                                                                  Section 4.1(v)




                           Conduct of Business: Assets


1. The Company has entered into that certain Asset Purchase and Sale Agreement, dated as of September 24, 1997, by and among the Company, MDF, and Western and Southern Food Services I, L.L.C., providing for the sale of certain MDF restaurants.

                                                                Section 4.1(vii)




                        Conduct of Business: Indebtedness


None.

                                                                       Exhibit A






                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             DAVCO RESTAURANTS, INC.

                                   ARTICLE ONE

     The name of the corporation is DavCo Restaurants, Inc. (hereinafter called the "Corporation").

                                   ARTICLE TWO

     The address of the Corporation's registered office in the state of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

     The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.001 per share.

                                  ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                   ARTICLE SIX

     The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

                                  ARTICLE SEVEN

     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE EIGHT

     Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article Eight, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Eight shall be a contract right and, subject to Sections 2 and 5 of this Article Eight, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Eight or advance of expenses under Section 5 of this Article Eight shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Nonexclusivity of Article Eight. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

     Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Eight in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

     Section 7. Contract Rights. The provisions of this Article Eight shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

     Section 8. Merger or Consolidation. For purposes of this Article Eight, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE NINE

     The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                                                                         Annex B

November 6, 1997

Board of Directors
DavCo Restaurants, Inc.
1657 Crofton Boulevard
Crofton, MD  21114

Dear Sirs:

         We understand that DavCo Restaurants, Inc. ("DavCo" or the "Company") is contemplating entering into a definitive agreement (the "Agreement") with DavCo Acquisition Holding Inc. ("DAC" or "Newco"), a company formed by Citicorp Venture Capital, Ltd. ("CVC") and certain of its affiliates and certain members of management and their affiliates (collectively, the "Affiliated Shareholders"), which together control approximately 55.3% of the total fully-diluted shares outstanding of DavCo, under which DAC and a wholly-owned subsidiary of DAC (the "Subsidiary"), will offer to purchase for $20.00 in cash all issued and outstanding shares of common stock (the "Common Stock"), par value $0.001, of the Company owned by shareholders other than CVC and certain members of management (the "Proposed Transaction"). We additionally understand that the consummation of the offer requires and will be conditioned on: (i) the holders of a majority of the outstanding shares held by shareholders other than CVC, certain members of management and their respective affiliates and associates (the "Non-Affiliated Shareholders"), vote to approve the Proposed Transaction, (ii) approval of the Proposed Transaction or the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
(iii) the holders of not more than 5.0% of the Company's fully-diluted shares outstanding exercise their dissenters' rights with respect to the Proposed Transaction and (iv) other conditions customary to transactions of this type. We further understand that, pursuant to the Agreement, after receiving shareholder approval, DAC and the Subsidiary will cause the Subsidiary to be merged with and into the Company (the "Merger") with the Company surviving the Merger as a direct wholly-owned subsidiary of DAC. We further understand that, pursuant to the Agreement, the holders of any issued and outstanding shares of Common Stock not tendered pursuant to the Proposed Transaction (other than DAC, the Subsidiary and holders of shares of Common Stock who have validly exercised appraisal rights under the Delaware General Corporate Law) will receive $20.00 per share in cash in the Merger.

         You have asked for our opinion as investment bankers (the "Opinion") as to the fairness, from a financial point of view, of the cash consideration to be paid to the Non-Affiliated Shareholders under the terms of the Proposed Transaction.

         Equitable Securities Corporation ("Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Equitable has received a fee for rendering this opinion; however, our fee was not contingent upon the consummation of the Proposed Transaction. We do not currently publish research reports or actively trade the Common Stock of the Company.

         For the purposes of the Opinion set forth herein, we have:

         1. reviewed the audited and unaudited financial statements for the four most recent fiscal years and interim periods of DavCo;

         2. discussed the past and current operations, the financial condition and the prospects of the Company with the management of DavCo and its subsidiaries;

         3. reviewed with the management of DavCo and its subsidiaries certain business plans of the Company and certain financial projections prepared by the management of DavCo and pertaining to DavCo and its subsidiaries;

         4. reviewed the terms of the Proposed Transaction with DavCo and its legal advisors;

         5. reviewed the historical market prices and reported trading volumes of the Common Stock;

         6. compared the price per share offered in the Proposed Transaction to historical market prices of the Common Stock;

         7. compared the financial performance of DavCo with, and reviewed the prices and reported trading activity of the securities of, certain publicly traded companies whose operating characteristics and/or industry focus we believe resemble those of DavCo;

         8. reviewed the financial terms of selected acquisitions of the remaining minority interest of other publicly-traded companies;

         9. reviewed the financial terms of selected control acquisitions of companies whose operating characteristics and/or industry focus we believe resemble those of DavCo;

         10. performed a discounted cash flow analysis of DavCo based upon the financial information and financial projections provided to us by the management of DavCo;

         11. performed a stand-alone leveraged buyout analysis utilizing operating assumptions provided to us by the management of DavCo and the capital structure as outlined by the Company's lender;

         12. performed a leveraged recapitalization analysis of DavCo based upon financial information provided to us by the management of DavCo; and

         13. reviewed such other information and performed such other analyses as we have deemed appropriate.

         In rendering this opinion, we have assumed and relied upon, without assuming responsibility for independent verification, the accuracy and completeness of the information reviewed by us or that was furnished to us by or on behalf of the Company. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of DavCo as to the future financial performance of DavCo. We have also assumed, based upon the information which has been provided to us and without assuming responsibility for independent verification thereof, that no material undisclosed or contingent liability (disclosed or undisclosed) exists with respect to DavCo. Our opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DavCo, nor were we furnished with such evaluations or appraisals. We have not been requested to, and did not, solicit third party indications of interest in DavCo, and have assumed with your permission that DAC has no present intention to sell the Company after consummating the Proposed Transaction.

         DavCo acknowledges that the opinion and any advice or materials provided by Equitable in connection with its engagement hereunder is intended for the benefit and use of the Board of Directors in considering the Proposed Transaction to which the opinion, advice or material relate and the Company agrees that no such opinion, advice or material shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any filing, report, document, release or other communication used in connection with the Proposed Transaction (unless required to be filed, quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without Equitable's prior written consent, which consent shall not be unreasonably withheld. This letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at a shareholders' meeting that may be held in connection with the Proposed Transaction.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, that the cash consideration to be received by the holders of Common Stock (other than the Affiliated Shareholders) in the Proposed Transaction is fair from a financial point of view to such holders.

Very Truly Yours,



Equitable Securities Corporation

                                                                         Annex C

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262.  APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258 or sec. 263 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.
         251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   SCHEDULE I

                          PURCHASES OF SHARES BY DAVCO
                              SINCE AUGUST 31, 1995

                                              Number of           Price Paid
                                          Shares Purchased         Per Share
                                          ----------------         ---------
Year Ended September 28, 1996
June 5, 1996                                    38,600              $ 8
June 5, 1996                                    51,000                7 15/16
June 12, 1996                                    2,100                8 5/16
June 19,1996                                     9,800                8 9/16
June 21, 1996                                    8,500                8 7/16
July 1, 1996                                     1,700                8 7/16
July 15, 1996                                    1,300                8 5/8
July 16, 1996                                    6,000                8 5/8
July 23, 1996                                    8,000                8 15/16
July 24, 1996                                    1,600                8 13/16
August 13, 1996                                  2,107                8 13/16
August 29, 1996                                  1,400                8 15/16
September 25, 1996                                 700                8 15/16



                                              Number of           Price Paid
                                          Shares Purchased         Per Share
                                          ----------------         ---------
Year Ended September 27, 1997
December 11, 1996                               25,000              $ 8 3/4